As filed with the Securities and Exchange Commission on April 27, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEL LABORATORIES, INC.*

(Exact name of registrant as specified in its charter)

Delaware	2844	13-1953103
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

178 EAB Plaza

P.O. Box 9357

Uniondale, New York 11553-9357

(516) 844-2020

(Address, including ZIP Code, and telephone number,

including area code, of registrant’s principal executive offices)

Enzo J. Vialardi

Chief Financial Officer

Del Laboratories, Inc.

178 EAB Plaza

P.O. Box 9357

Uniondale, New York 11553-9357

(516) 844-2020

(Name, address, including ZIP Code, and telephone number,

including area code, of agent for service)

With a copy to:

Kevin M. Schmidt, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

*	Information regarding additional guarantor registrants is contained in the Table of Additional Registrants on the following page.

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of Registration Fee
8% Senior Subordinated Notes due 2012	$175,000,000	99.34%	$173,845,000	$20,461.56
Guarantee of 8% Senior Subordinated Notes due 2012 by Del Pharmaceuticals, Inc.	$175,000,000	—	—	None (2)
Guarantee of 8% Senior Subordinated Notes due 2012 by 565 Broad Hollow Realty Corp.	$175,000,000	—	—	None (2)
Guarantee of 8% Senior Subordinated Notes due 2012 by Parfums Schiaparelli, Inc.	$175,000,000	—	—	None (2)
Guarantee of 8% Senior Subordinated Notes due 2012 by Royce & Rader, Inc.	$175,000,000	—	—	None (2)
Guarantee of 8% Senior Subordinated Notes due 2012 by Del Professional Products, Inc.	$175,000,000	—	—	None (2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Pursuant to Rule 457(n) promulgated under the Securities Act, no separate fee is required for the guarantees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Del Laboratories, Inc.

Table of Additional Registrants

Exact Name of Additional Registrant as Specified in its Charter*	Primary Standard Industrial Classification Number	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Del Pharmaceuticals, Inc.	5122	Delaware	11-2007052
565 Broad Hollow Realty Corp.	9999	New York	11-2451009
Parfums Schiaparelli, Inc.	2844	New York	13-1447980
Royce & Rader, Inc.	7319	Delaware	13-2551517
Del Professional Products, Inc.	2844	Delaware	30-0239018

*	The address for each of the Additional Registrants is c/o Del Laboratories, Inc., 178 EAB Plaza, P.O. Box 9357, Uniondale, New York 11553-9357, telephone: (516) 844-2020. The name, address, including zip code of the agent for service for each Additional Registrant is Enzo J. Vialardi, Chief Financial Officer of Del Laboratories, Inc., 178 EAB Plaza, P.O. Box 9357, Uniondale, New York 11553-9357, telephone: (516) 844-2020.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2005

PROSPECTUS

Del Laboratories, Inc.

Offer to Exchange

$175,000,000 Outstanding

8% Senior Subordinated Notes due 2012

for $175,000,000 Registered

8% Senior Subordinated Notes due 2012

The New Notes:

•	The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights.

Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 10 of this prospectus.

The Exchange Offer:

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on , 2005, unless extended.

•	No public market currently exists for the notes.

The Guarantees:

•	Del Pharmaceuticals, Inc., 565 Broad Hollow Realty Corp., Parfums Schiaparelli, Inc., Royce & Rader, Inc. and Del Professional Products, Inc., each a wholly-owned subsidiary of Del Laboratories, Inc., will fully and unconditionally guarantee, jointly and severally, our payment obligations under the new notes, subject to release as provided for in the indenture for the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

In connection with the exchange offer, we have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

i

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

Del Laboratories, Inc.

178 EAB Plaza

P.O. Box 9357

Uniondale, New York 11553-9357

Attn: Chief Financial Officer

(516) 844-2020

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                     , 2005.

ii

SUMMARY

The following summary contains important information about us and this offering but it likely does not contain all the information that would be important to you in making a decision to invest in the notes. For a more complete understanding of this offering, we encourage you to read this prospectus and the documents to which we refer you. In this prospectus, unless the context requires otherwise, the terms “Del,” the “Company,” “we,” “us,” and “our” each refer to Del Laboratories, Inc. and its subsidiaries, “DLI” refers to DLI Holding Corp., the corporate parent of Holding II, “DLI Acquisition” refers to DLI Acquisition Corp., the entity that was merged with and into Del, “Holding II” refers to DLI Holding II Corp., the corporate parent of DLI Acquisition, “LLC” refers to DLI Holding, LLC, an entity controlled by affiliates of Kelso & Company, L.P. and “continuing investors” refer to William McMenemy, Charles J. Hinkaty and Harvey Alstodt. Pro forma financial information provided in this prospectus gives effect to the transactions (as defined below) as if they occurred on December 31, 2004, in the case of balance sheet data, and on January 1, 2004, in the case of statement of operations data, as applicable, and, in each case, as more fully described under the heading “Unaudited Pro Forma Consolidated Financial Information.”

Our Company

We are a leading fully integrated manufacturer and marketer of cosmetics and over-the-counter, or OTC, pharmaceuticals. Sally Hansen®, our flagship cosmetics brand, is the market leader in nail care and bleaches and depilatories. We also market cosmetics products under other brand names, including La Cross® and N.Y.C. New York Color®. Orajel®, our flagship OTC pharmaceuticals brand, is the market leader in oral analgesics and infant and toddler gum cleansers and toothpastes. We also market specialty OTC pharmaceutical products including Dermarest® and Gentle Naturals®, among others. For the year ended December 31, 2004, we generated approximately 75% of our domestic gross sales from products in categories in which we held the number one market position.

We primarily market our products to major drug store chains, mass merchandisers and food retailers, which together account for a significant portion of the mass cosmetics and OTC pharmaceuticals markets. Our position in these channels is strong and we are frequently appointed by our customers as the category captain in nail care and the category validator in oral analgesics. Internationally, we have experienced strong historical growth from our direct operations in Canada and Puerto Rico and through distributors, licensees and joint venture relationships in over 40 other countries.

Competitive Strengths

Diversified Portfolio of Established and Well-Recognized Brands. Our principal brand names, Sally Hansen®, La Cross® and N.Y.C. New York Color® in our cosmetics business, and Orajel® in our OTC pharmaceuticals business, are among the most recognized brands in their targeted markets and often define the category through their market leadership and innovative products.

Leading Market Positions. Our key brands are market leaders in the product categories in which they compete.

History of Innovation and Successful Product Launches. We dedicate significant attention to product innovation and consumer research in order to develop differentiated products with new and distinctive features, which we believe provide increased benefits, convenience and value to our customers.

Strong and Established Customer Relationships. We have developed strong relationships and a high degree of customer satisfaction by creating a culture focused on customer responsiveness.

Experienced Management Team. We have an experienced senior management team averaging 17 years with Del and approximately 30 years of industry experience.

Business Strategy

Our objective is to expand our position as a leading manufacturer and marketer of cosmetics and OTC pharmaceuticals. To achieve this objective, we are implementing the following strategies, which are described in detail in “Business—Business Strategy” below:

•	Continue to grow core brands and expand into new categories and distribution channels;

•	Continue to strengthen our relationship with retailers;

•	Expand our international presence; and

•	Realize expected cost savings.

The Transactions

The following transactions were consummated in connection with the issuance of the old notes:

•	On January 27, 2005, DLI Acquisition, an indirect, wholly-owned subsidiary of DLI and a direct, wholly-owned subsidiary of Holding II, merged with and into Del Laboratories, Inc., with Del Laboratories, Inc. surviving, which we refer to as the merger. In connection with the merger, affiliates of Kelso & Company, L.P., or Kelso, a third-party investor and the continuing investors contributed $138.2 million in cash in exchange for interests in the LLC, which in turn holds all of the outstanding shares of common stock of DLI. In addition, the continuing investors exchanged stock options of Del Laboratories, Inc. with an aggregate spread value of $4.5 million into stock options of DLI with an equivalent spread value.

•	DLI Acquisition issued the old notes and entered into the senior credit facilities, comprised of a $50.0 million revolving credit facility and a $200.0 million Term Loan B facility. Concurrently therewith, in connection with the merger, the rights and obligations of DLI Acquisition under the old notes, the indenture, the senior credit facilities and related agreements were assumed by Del Laboratories, Inc. See “Description of Other Indebtedness” and “Description of Notes.”

•	The net proceeds from the purchase of interests in the LLC by affiliates of Kelso, a third-party investor and the continuing investors, the offering of the old notes and the borrowings under our senior credit facilities were used, among other things, to fund the cash consideration payable in connection with the merger to the old stockholders and option holders of Del Laboratories, Inc. and repay certain of our indebtedness existing immediately prior to the merger, including payment of accrued interest and related prepayment premiums thereunder.

We refer to the merger and the related transactions described above as the transactions.

Organizational Structure

The following chart illustrates our organizational structure following the completion of the transactions:

[1]	Includes approximately 1.4% of the interests in the LLC held by a third-party investor.
[2]	The continuing investors acquired their interest in the LLC for an aggregate purchase price of $60,000.
[3]	Ownership percentages with respect to DLI Holding LLC are approximations. The continuing investors were additionally awarded profit interests in the LLC that may entitle them to approximately 6% to 7%, in the aggregate, of any appreciation in the value of the assets of the LLC following the closing of the transactions.
[4]	The continuing investors hold fully vested options to purchase DLI common stock, representing in the aggregate approximately 6.6% of the fully diluted equity of DLI. Whenever we refer to a percentage of the fully diluted equity of DLI in this prospectus, we assume the exercise of all fully vested DLI stock options that were issued in exchange for Del stock options immediately prior to the merger, but do not give effect to the award to the continuing investors of profit interests in the LLC.
[5]	Guarantor of the senior credit facilities.
[6]	Except for two domestic subsidiaries, which hold all of the outstanding interests in the wholly-owned foreign subsidiaries of Del Laboratories, Inc. (other than Laboratorios Del De Mexico, S.A. de C.V.) following the closing of the merger (as described below) and two inactive domestic subsidiaries, all of the domestic subsidiaries are guarantors of the notes and senior credit facilities. All domestic subsidiaries are wholly-owned, directly or indirectly, by Del Laboratories, Inc.

The Sponsor

Kelso is a New York-based private investment firm founded in 1971 that specializes in acquisition transactions. Since 1980, Kelso has acquired 79 companies requiring total capital at closing of more than $19.8 billion.

We are incorporated under the laws of the state of Delaware. Our principal executive offices are located at Del Laboratories, Inc., 178 EAB Plaza, P.O. Box 9357, Uniondale, New York 11553-9357. Our telephone number is (516) 844-2020.

Summary of the Terms of the Exchange Offer

On January 27, 2005, Del Laboratories, Inc. completed an offering of $175,000,000 aggregate principal amount of 8% senior subordinated notes due 2012, or the old notes. In this prospectus, we refer to (1) the new senior subordinated notes as the new notes and (2) the old notes and the new notes together as the notes. The offering of old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly was exempt from registration under the Securities Act.

Securities Offered	Up to $175,000,000 aggregate principal amount of new 8% senior subordinated notes due 2012, which have been registered under the Securities Act.

The terms of the new notes offered in the exchange offer will be substantially identical to those of the old notes, except that the new notes, as of the effectiveness of this prospectus, will be registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights.

The Exchange Offer	You may exchange old notes for new notes.

Resale of the New Notes

We believe the new notes that will be issued in this exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Registration Rights Agreement

We have undertaken this exchange offer pursuant to the terms of the registration rights agreement entered into with the initial purchasers of the old notes. We have agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become effective within 180 days after the registration statement is filed with the SEC, and to consummate the exchange offer within 30 business days, or longer, if required by applicable law or SEC policy, after the registration statement becomes effective. See “The Exchange Offer” and “Description of Notes—Registration Rights; Liquidated Damages.”

Consequence of Failure to Exchange the Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:

•	you do not tender your old notes; or

•	you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” and “—Consequences of Failure to Exchange.”

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, or the expiration date, unless we extend it, in which case expiration date means the latest date and time to which the exchange offer is extended.

Interest on the New Notes

The new notes will accrue interest from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes.

Conditions to the Exchange Offer

The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if (i) the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or (ii) any action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to us. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes if at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part.

See “The Exchange Offer—Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the foregoing events.

Procedures for Tendering Old Notes

If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The Exchange Offer—Procedures for Tendering,” “—Book Entry Transfer” and “—Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures

If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m. on the expiration date.

Acceptance of Old Notes and Delivery of New Notes

Except in some circumstances, any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering,” “—Book-Entry Transfer,” and “—Guaranteed Delivery Procedures.”

Material U.S. Federal Tax Considerations

We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association, is serving as the exchange agent.

Summary of the Terms of the New Notes

The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes:

•	are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to liquidated damages;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Interest Payment Date	February 1 and August 1 of each year, commencing on August 1, 2005.

Guarantees

The new notes will be fully and unconditionally guaranteed, jointly and severally, by our direct and indirect present and future domestic restricted subsidiaries that guarantee our other material indebtedness, all of which we refer to in this prospectus as the guarantors. If we cannot make payments required by the new notes, the guarantors are required to make payments instead. The guarantees may be released under certain circumstances.

Ranking

The new notes and the guarantees will be unsecured senior subordinated obligations. They will rank junior to all of our and the guarantors’ current and future senior indebtedness. As of December 31, 2004, on a pro forma basis after giving effect to the transactions, we would have had $201.6 million of indebtedness outstanding senior to the new notes offered hereby, and would have had $50.0 million available for borrowing under our revolving portion of our senior credit facilities.

Mandatory Repurchase Offer

If we experience specific kinds of changes of control, we must offer to repurchase the new notes at a price equal to 101% of their principal amount plus the accrued and unpaid interest and liquidated damages, if any, to the repurchase date as described under “Description of Notes—Change of Control.”

If we sell assets under certain circumstances, we must offer to repurchase the new notes at a price equal to par plus the accrued and unpaid interest and liquidated damages, if any, to the repurchase date as described under “Description of Notes—Limitations on Sales of Assets and Subsidiary Stock.”

Optional Redemption	At any time on or after February 1, 2008, we may redeem some or all of the new notes at the redemption prices listed under “Description of Notes—Optional Redemption.”

In addition, at any time prior to February 1, 2008, we may redeem up to 35% of the notes with the proceeds of certain sales of our equity at the redemption price listed under “Description of Notes—Optional Redemption.” We may make the redemption only if we do so within 90 days of the consummation of such equity offering and if, after the redemption, at least 65% of the aggregate principal amount of the notes originally issued remains outstanding.

In addition, in connection with a change of control at any time prior to February 1, 2008, we may redeem all of the new notes at par plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, plus a premium equal to the coupon as described under “Description of Notes—Optional Redemption.”

Certain Covenants	We will issue the new notes under an indenture with Wells Fargo Bank, National Association. The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

•	borrow money;

•	incur liens;

•	pay dividends or make other distributions;

•	make other restricted payments and investments;

•	issue preferred stock;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes—Certain Covenants.”

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under “Risk Factors.”

RISK FACTORS

An investment in the notes is subject to numerous risks, including those listed below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. You should carefully consider the following risks, along with the information provided elsewhere in this prospectus. These risks could materially adversely affect our ability to meet our obligations under the notes. You could lose all or part of your investment in, and the expected return on, the notes.

Risks Related to the Notes

You may have difficulty selling the old notes that you do not exchange.

If you do not exchange your old notes for the new notes offered in the exchange offer, your old notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the indenture governing the notes and arose because we originally issued the old notes under exemptions from the registration requirements of the Securities Act.

The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We did not register the old notes under the Securities Act, and we do not intend to do so. If you do not exchange your old notes, your ability to sell those notes will be significantly limited.

If a large number of outstanding old notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged old notes due to the limited amounts of old notes that would remain outstanding following the exchange offer.

Our substantial leverage may impair our financial condition and prevent us from fulfilling our obligations under the notes.

As of December 31, 2004, on a pro forma basis after giving effect to the transactions, our total debt would have been $375.4 million, $201.6 million of which would have been senior to the notes offered hereby, and we would have had $50.0 million of available borrowings under the revolving portion of our senior credit facilities. For the year ended December 31, 2004, on a pro forma basis, our ratio of earnings to fixed charges was 1.0x. See “Capitalization” for additional information.

Our substantial debt could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions by making it more difficult for us to react quickly to changing conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions, and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of interest on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions, and general corporate requirements;

•	exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

•	limiting our flexibility in planning for, or reacting to, changes in our business, and the industry in which we operate; and

•	placing us at a competitive disadvantage compared with our competitors that have less debt.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

Subject to specified limitations, the indenture governing the notes and the credit agreement governing our senior credit facilities permit us and our subsidiaries to incur substantial additional debt. Any additional indebtedness incurred under our senior credit facilities in accordance with the terms of the notes would rank senior to the notes and the guarantees. If new debt is added to our and our subsidiaries’ current debt levels, the risks described above could intensify. See “Description of Other Indebtedness” and “Description of Notes—Certain Covenants—Limitation on Indebtedness” for additional information.

Covenant restrictions under our indebtedness may limit our ability to operate our business.

The credit agreement governing our senior credit facilities and the indenture governing the notes, and our future debt agreements, contain covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. Our senior credit facilities and the indenture restrict, among other things, our ability and the ability of our restricted subsidiaries to:

•	borrow money;

•	incur liens;

•	pay dividends or make other distributions;

•	make other restricted payments and investments;

•	issue preferred stock;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer or sell assets.

In addition, our senior credit facilities require us to maintain specified financial ratios and satisfy certain financial condition tests. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior credit facilities and the indenture. If an event of default under our senior credit facilities occurs, the lenders could terminate all commitments to lend and elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If we were unable to pay such amounts, the lenders could proceed against the collateral pledged to them. We have pledged substantially all of our assets to the lenders. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less than the full amount you would be otherwise entitled to receive on the notes. See “Description of Other Indebtedness,” “Description of Notes—Certain Covenants—Limitation on Indebtedness” and “Description of Notes—Certain Covenants—Limitation on Liens” for additional information.

Your right to receive payments on the notes and the guarantees is junior to all of our and the guarantors’ senior indebtedness.

The notes and the guarantees are contractually junior in right of payment to all of our and the guarantors’ existing and future senior indebtedness. As of December 31, 2004 on a pro forma basis after giving effect to the transactions, the notes and the guarantees would have been subordinated to $201.6 million of our and the guarantors’ senior indebtedness and we would have had approximately $50.0 million of available borrowings under the revolving portion of our senior credit facilities. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy or similar proceeding relating to us or the guarantors, or if there is a payment default under, or an acceleration of, any senior indebtedness, the holders of our and the guarantors’

senior indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees. Accordingly, we and the guarantors may not have enough assets remaining after payments to holders of senior indebtedness to pay you.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default or certain other defaults in respect of designated senior indebtedness unless such indebtedness has been repaid in full or the default has been cured or waived. In addition, all payments on the notes and the guarantees may be prohibited for up to 179 of 360 consecutive days in the event of certain non-payment defaults on such senior indebtedness.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Del Laboratories, Inc. or the guarantors, holders of the notes will participate with all other holders of our and the guarantors’ senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior indebtedness. Because we have agreed that our senior indebtedness must be paid first, you may receive proportionately less than unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may therefore receive ratably less than other creditors.

Our foreign subsidiaries do not guarantee the payment of interest on and principal of the notes.

Our foreign subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Our foreign subsidiaries do not guarantee the payment of interest on and principal of the notes. Any right that we have to receive any assets of our non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent right of holders of the notes to realize proceeds from the sale of the assets of those subsidiaries is structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of debt issued by those subsidiaries.

The notes are not secured by any of our assets. Our senior credit facilities are secured and our bank lenders have a prior claim on substantially all of our assets.

The notes are not secured by any of our assets. However, our senior credit facilities are secured by a pledge of 100% of our stock and the stock of our existing and future domestic subsidiaries and substantially all of our assets. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt. Accordingly, the lenders under our senior credit facilities have a prior claim on our assets. In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

As of December 31, 2004, on a pro forma basis after giving effect to the transactions, the aggregate amount of our and the guarantors’ secured indebtedness would have been approximately $201.6 million, and approximately $50.0 million would have been available for additional borrowing under the revolving portion of the senior credit facilities. We are permitted to borrow substantial additional secured indebtedness in the future under the terms of the indenture. See “Description of Notes—Certain Covenants—Limitation on Indebtedness” and “Description of Notes—Certain Covenants—Limitation on Liens.”

We require a significant amount of cash, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative, and regulatory factors and other factors that are beyond our control. For example, our need to stock substantial inventory could increase our working capital needs. We cannot assure you that our business will continue to generate cash flow from operations at current levels or that our cash needs will not increase. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our existing debt or obtain additional financing or reduce expenditures that we deem necessary to our business. We cannot assure you that any refinancing of this kind would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the notes.

We may not be able to make the change of control offer required by the indenture.

Upon a change of control (as defined), subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of our senior credit facilities limit our ability to repurchase your notes and provide that certain change of control events constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in our senior credit facilities and the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes—Change of Control” and “Description of Other Indebtedness” for additional information.

Fraudulent transfer statutes may limit your rights as a holder of the notes.

Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to holders of the notes;

•	subordinate our obligations to holders of the notes to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to holders of the notes, including invalidating the notes.

In that event, we cannot assure you that you would ever be repaid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

(1) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

(2) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

(a) were insolvent or were rendered insolvent by reason of the issuance of the notes;

(b) were engaged, or were about to engage, in a business or transaction for which our assets were unreasonably small; or

(c) intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that proceeds of this offering are being used to make payments to our former stockholders, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they become due.

We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the notes.

Our obligations under the notes are guaranteed by all of our direct and indirect present and future domestic restricted subsidiaries that guarantee our other material indebtedness, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for the benefit of the issuer, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture is limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

There is no established trading market for the notes. We cannot assure you that an active trading market will develop for the notes.

The notes are new securities for which there presently is no established market. Although the notes are expected to be eligible for trading in The PORTALSM Market, we cannot assure you that an active trading market will develop for the notes. We do not intend to apply for listing of the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. The initial purchasers are not obligated to repurchase the notes or to provide markets that would allow the notes to be traded. Whether or not the notes are exchanged for registered notes in the proposed exchange offer, an active market for the notes or the new notes may not develop. If a market for the notes does not develop, you will not be able to resell your notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the notes as collateral for loans. Moreover, if markets for the notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. In addition, in response to prevailing interest rates and market conditions generally, as well as our performance and our ability to effect the exchange offer, the notes could trade at a price lower than their initial offering price.

The market price for the notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may materially adversely affect you as a holder of the notes.

Risks Related to the Company

We may not successfully implement our business strategies or realize all of our expected cost savings.

We may not be able to fully implement the business strategies described in “Business—Business Strategy” below or realize, in whole or in part or within the time frames anticipated, the expected cost savings and related efficiency improvements outlined above. Our cost savings and efficiency improvement strategies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Additionally, our business strategy may change from time to time. As a result, we may not be able to achieve our expected results of operations and our actual income and operating cash flow may be materially lower than the pro forma results which we discuss elsewhere in this prospectus. See “Unaudited Pro Forma Consolidated Financial Information.”

The high level of competition in our industry could materially adversely affect our business.

The business of selling branded consumer products in both the cosmetics and OTC pharmaceuticals markets is highly competitive. These markets include numerous manufacturers, distributors, marketers and retailers that actively compete for consumers’ business both in the United States and abroad. Some of these competitors are larger, have substantially greater resources than we do and are less leveraged. Therefore, they may be able to grow more quickly through strategic acquisitions, to spend more aggressively on advertising and marketing and to respond more flexibly to changing business and economic conditions than us.

We compete on the basis of numerous factors, including brand recognition, product quality, performance, price and product availability at retail stores. Advertising, promotion, merchandising, packaging, the availability of wall display space, the timing of new product introductions and line extensions also have a significant impact on customer’s buying decisions and, as a result, on our sales. The structure and quality of our sales force, as well as consumer consumption of our products, affects in-store position, wall display space and inventory levels in retail outlets. Our markets also are highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. In addition, our products are at the risk of becoming obsolete due to new product introductions, medical advances or new technologies. An increase in the amount of competition that we face could have a material adverse effect on our operating results.

In addition, competitors may attempt to gain market share by offering products at prices at or below those typically offered by us. Competitive pricing may require price reductions by us, may decrease our profitability and may result in lost sales. There can be no assurance that future price or product changes by our competitors will not have a material adverse effect on us or that we will be able to react with price or product changes of our own to maintain our current market position.

We depend on a limited number of customers for a large portion of our sales and the loss of one or more of these customers could reduce our sales.

We depend on our core customer relationships for a large portion of our sales, including our relationships with Wal-Mart, Walgreens, CVS, Target and Rite-Aid. For the year ended December 31, 2004, Wal-Mart accounted for approximately 23.7%, Walgreens accounted for approximately 11.5%, CVS accounted for approximately 9.2%, Target accounted for approximately 7.4% and Rite-Aid accounted for approximately 7.2% of our gross sales. None of our other customers individually accounted for more than 4.0% of our gross sales for the year ended December 31, 2004. The loss of one or more of our top customers that, individually or in the aggregate, may account for a significant portion of our sales, any significant decrease in sales to those customers, or any significant decrease in our retail display space in any one or more of those customers’ stores, could reduce our sales and therefore could have a material adverse effect on our business, financial condition and results of operations.

In addition, our business is based upon purchase orders. Accordingly, our customers could cease buying our products from us at any time and for any reason. The fact that we do not have long-term contracts with our customers means that we have no recourse in the event a customer no longer wants to purchase products from us. If any significant customer or any significant number of our customers elect not to purchase products from us, our business, prospects, financial condition and results of operations could be materially adversely affected.

We may be materially adversely affected by fluctuations in buying decisions of mass merchandisers, the trend toward retail trade consolidation and changing policies and demands of our retail trade customers.

We sell our products to mass merchandisers in the United States. Consequently, our sales are affected by fluctuations in the buying patterns of these customers. These fluctuations may result from economic conditions or other factors. In addition, with the growing trend towards retail consolidation, we are increasingly dependent upon a few leading retailers, such as Wal-Mart, Walgreens, CVS, Target and Rite-Aid, whose bargaining strength continues to grow due to their size. Such retailers have demanded, and may continue to demand, increased service and order accommodations as well as incremental promotional investments. As a result, we may face increased expenses to meet these demands, which would reduce our margins. We also may be negatively affected by changes in the policies and demands of our retail trade customers relating to service levels, inventory destocking, limitations on access to wall display space, radio frequency identification tagging of products and other conditions.

Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demands.

Our success depends on our products’ appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If our current products do not meet consumer demands, our sales may decline. In addition, our growth depends upon our ability to develop new products through new brands, product line extensions and product improvements, which involve numerous risks. We may not be able to accurately identify consumer preferences or translate our knowledge into consumer-accepted products or successfully integrate those products with our existing product platform or operations. We may also experience increased expenses incurred in connection with product development, marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect our margins. Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of our existing products to suffer. We cannot assure you that we will be able to successfully develop new products in the future or that newly developed products will contribute favorably to our operating results.

Consumers may reduce discretionary purchases of our products as a result of a general economic downturn.

We believe that consumer spending on cosmetics products is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience sustained periods of declines in sales during economic downturns, or in the event of terrorism affecting consumer purchasing patterns. In addition, a general economic downturn may result in reduced traffic in our customers’ stores which may, in turn, result in reduced sales to our customers. Any resulting material reduction in our sales could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to protect our intellectual property rights our ability to compete could be negatively impacted.

We attempt to protect our intellectual property rights through a combination of patent, trademark and copyright laws, as well as licensing agreements. However, our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations or financial condition. In addition, we cannot assure you that our intellectual property rights will receive the same degree of protection in foreign countries as they would in the United States.

The market for our products depends to a significant extent upon the goodwill associated with our trademarks and trade names. We own the material trademarks and trade name rights used in connection with the packaging, marketing and sale of our products. Therefore, trademark and trade name protection is critical to our business. Although we have registered or applied to register many of our trademarks in the United States and in certain foreign countries, we cannot assure you that all of our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

We own a small number of patents that relate to certain of our products. The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Further, we cannot assure you that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.

A substantial portion of the intellectual property used in our products, particularly patented technology, is licensed from third parties. We cannot assure you that these third parties can successfully maintain their patents and other intellectual property rights. In addition, the sale of these products relies on our ability to maintain and extend our licensing agreements with third parties, and we cannot assure you that we will be successful in maintaining these licensing agreements. Any significant impairment of the intellectual property covered by these licenses, or in our rights to use intellectual property, may cause our sales to decline.

Other parties may infringe on our intellectual property rights. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect our rights through litigation or otherwise. We cannot assure you that we will have the resources to enforce our intellectual property rights, or that we will be successful in doing so.

We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; cause us to cease making, licensing or using products that incorporate the challenged intellectual property; require us to redesign, reengineer or rebrand our products or packaging, if feasible; divert management’s attention and resources; or require us, if possible, to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Regulatory matters governing our industry could have a significant negative effect on our business.

In both our United States and foreign markets, we are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions.

The formulation, manufacturing, packaging, labeling, registration, advertising, distribution, importation, sale and storage of our OTC drug and cosmetic products are subject to extensive regulation by various federal agencies, including the Food and Drug Administration, or the FDA, the Federal Trade Commission, or the FTC, the Consumer Product Safety Commission, the Environmental Protection Agency, or the EPA, and by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold. Failure by us or our manufacturers to comply with those laws and regulations could lead to enforcement action and the imposition of significant penalties or claims, resulting in significant loss of sales, and could materially adversely affect our business. In addition, the adoption of new laws or regulations or changes in the interpretations of existing laws or regulations may result in significant compliance costs or discontinuation of product sales and may materially adversely affect the marketing of our products, resulting in significant loss of sales.

All of our OTC drug products are regulated pursuant to the FDA’s OTC drug monograph system. The monographs, both tentative and final, set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products such as oral analgesics. Where the FDA has finalized a particular monograph, it has concluded that a properly labeled product formulation is generally recognized as safe and effective and not misbranded. A tentative final monograph indicates that the FDA has not yet made a final determination about products in a category to establish safety and effectiveness for a product and its uses. However unless there is a serious safety or effectiveness issue, the FDA will typically exercise enforcement discretion and permit companies to continue to sell products until the final monograph is promulgated. Products that comply with either final or tentative final monograph standards do not require pre-market approval from the FDA.

Certain of our Orajel® products are currently marketed under an FDA tentative final monograph. We face the risk that the FDA may finalize a monograph and exclude a labeling claim or a product formulation in a manner that would negatively affect one or more of such Orajel® products. If we desire to continue to sell a product that is outside the scope of a monograph, we would relabel or reformulate the product, if possible, to comply with the final monograph or submit a new drug application, or NDA, to have our existing formulation approved by the FDA. The submission of an NDA could require the preparation and submission of clinical tests, which may be time-consuming and expensive. We may not receive FDA approval of any application in a timely manner or at all. If we were not able to conform our product to the conditions described in a final monograph or submit an NDA and obtain approval in a timely manner, we would be required to discontinue selling the affected product. Changes in monographs could also require us to revise our labeling or formulation, modify our production process or provide additional scientific data each of which would involve additional costs, which may be prohibitive.

If we fail to comply with federal, state or foreign laws and regulations, we could be required to:

•	suspend manufacturing operations;

•	change product formulations;

•	suspend the sale of products with non-complying specifications;

•	initiate product recalls; and/or

•	change product labeling, packaging or advertising or take other corrective action.

Any of these actions could materially adversely affect our financial results.

In addition, our failure to comply with FDA, FTC, EPA or state laws and regulations, or with laws and regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise materially adversely affect the distribution and sale of our products.

Furthermore, we also are subject to a variety of other laws and regulations in various foreign markets. Our failure to comply, or assertions that we fail to comply, with these laws and regulations could have a material adverse effect on our business in a particular market or in general. To the extent we decide to commence or expand operations in additional countries, laws and regulations in those countries, or the cost of complying with such laws and regulations, may prevent or delay entry into or expansion of operations in those markets. In addition, our ability to sustain satisfactory levels of sales in our markets is dependent in significant part on our ability to introduce additional products into the markets. However, government laws and regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products.

Our success depends on our quality control.

Our success depends upon our quality control. If our products are found to be defective, our relationship with consumers could suffer, our brands could become diluted and we could lose our market share and become subject to liability claims, any of which could have a material adverse effect on our business and results of operations.

Product liability claims could hurt our business.

We may be required to pay for losses or injuries purportedly caused by our products. We have been, and may in the future be, subject to various product liability claims. Claims could be based on allegations that, among other things, our products contain contaminants, including inadequate instructions or inadequate warnings concerning side effects or interactions with other substances. In addition, product liability claims may result in negative publicity that may materially adversely affect our sales. Also, if one of our products is found to be defective we may be required to recall it, which may result in substantial expense and adverse publicity and materially adversely affect our sales. Although we maintain product liability insurance coverage, potential product liability claims may exceed the amount of our insurance coverage or potential product liability claims may be excluded under the terms of our policy, which could hurt our financial condition. In addition, we may be required to pay higher premiums and accept higher deductibles in order to secure adequate insurance coverage in the future.

In the event of a catastrophic loss of any one or more key manufacturing and distribution facilities, our business would be materially adversely affected.

We face the risk of a catastrophic loss of the use of all or a portion of any of our manufacturing and distribution centers due to accident, terrorist attack, labor issues, weather conditions, other natural disasters or otherwise. Such a catastrophic loss could have a material adverse effect on our business, including our results of operations and financial condition. Although we maintain insurance covering our manufacturing facilities, including business interruption insurance, we cannot assure you that our insurance coverage will be adequate to cover all of our losses in the event of a catastrophic loss of any of these facilities. In addition, such insurance, including business interruption insurance, could in the future become more expensive and difficult to maintain and may not be available on commercially reasonable terms or at all.

Our business may be subject to significant environmental investigation, remediation and compliance costs.

We are subject to a broad range of frequently changing federal, state and local environmental, health and safety laws and regulations, including those governing discharges to air, soil and water, the handling and disposal of, and exposure to, hazardous substances and the investigation and remediation of contamination resulting from the release of hazardous substances. We believe that our business, operations and facilities are in material compliance with all applicable environmental, health and safety laws and regulations, though future expenditures may continue to be necessary in order to maintain such compliance. However, some of our current and former facilities are currently involved in environmental investigations and remediations resulting from releases of hazardous substances or the presence of other constituents. While we do not believe that any investigation or remediation obligations that we have identified will have a material adverse effect on our operating results or financial condition, we cannot assure you that no such obligations will arise in the future. For a discussion of existing environmental issues relating to us, see “Business—Environmental.”

We are subject to the risk associated with doing business outside of the United States.

For the year ended December 31, 2004, approximately 13.1% of our gross sales were attributable to our business outside of the United States, which is conducted through certain of our subsidiaries and distributors, licensees and joint venture relationships. Accordingly, we may encounter risks of doing business outside of the United States including:

•	unexpected changes in, or impositions of, laws or regulatory requirements;

•	fluctuations in foreign exchange rates, which could cause fluctuations in the price of our products in foreign markets or cause fluctuations in the cost of certain raw materials purchased by us;

•	delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection and potentially adverse tax treatment;

•	potential trade restrictions and exchange controls;

•	differences in protection of our intellectual property rights; and

•	the burden of complying with a variety of foreign laws and regulations.

In addition, we will be increasingly subject to general geopolitical risks in foreign countries where we operate, such as political and economic instability and changes in diplomatic and trade relationships, which could affect, among other things, customers’ inventory levels and consumer purchasing, and which could cause our results to fluctuate and our sales to decline. It has not been our practice to engage in foreign exchange hedging transactions to manage the risk of fluctuations in foreign exchange rates because of the limited nature of our past international operations.

We depend on our key personnel and the loss of the services provided by any of our executive officers or other key employees could harm our business and results of operations.

Our success depends to a significant degree upon the continued contributions of our senior management, many of whom would be difficult to replace. These employees may voluntarily terminate their employment with us at any time. In such event, we may not be able to successfully retain existing personnel or identify, hire and integrate new personnel. Accordingly, there can be no assurance that our business would not be materially adversely affected if one or more of these key individuals left. We do not maintain any key-man or similar insurance policies covering any of our senior management or key personnel.

Risks Relating to Our Relationship with Kelso

We are controlled by affiliates of Kelso, and their interests as equity holders may conflict with your interests as a holder of the notes.

Certain private equity funds affiliated with Kelso own a substantial majority of our equity upon completion of the transactions. The Kelso affiliates are able to elect all of our directors, appoint new management and approve any action requiring the vote of our outstanding common stock, including amendments of our certificate of incorporation, mergers and sales of substantially all of our assets. The directors elected by the Kelso affiliates will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock and incur additional debt. The interests of our equity holders may not in all cases be aligned with your interests as a holder of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a noteholder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transaction might involve risks to you as a holder of the notes.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial results, economic conditions, trends, certain risks and uncertainties, and expected future cost savings are “forward-looking statements.” In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “should,” “look forward to,” “indications,” “plan,” “momentum,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations, or “cautionary statements,” include, without limitation:

•	delays in introducing new products or failure of consumers to accept new products;

•	actions by competitors which may result in mergers, technology improvement or new product introductions;

•	our dependence on certain national chain drug stores, food stores and mass merchandiser relationships due to the concentration of sales generated by such chains;

•	changes in fashion-oriented color cosmetic trends;

•	the effect on sales of lower retailer inventory targets;

•	the effect on sales of political and/or economic conditions;

•	our estimates of costs and benefits, cash flow from operations and capital expenditures;

•	interest rate or foreign exchange rate changes affecting us;

•	regulatory requirements and government regulatory action;

•	failure to maintain satisfactory compliance with good manufacturing practice, or GMP, requirements;

•	changes in product mix to products which are less profitable;

•	shipment delays;

•	depletion of inventory and increased production costs resulting from disruptions of operations at any of our manufacturing or distribution facilities;

•	foreign currency fluctuations affecting our results of operations and the value of our foreign assets and liabilities;

•	the relative prices at which we sell our products and our competitors sell their products in the same market;

•	our operating and manufacturing costs outside of the United States;

•	changes in the laws, regulations and policies, including changes in accounting standards, that effect, or will effect, us in the United States and/or abroad; and/or

•	trends in the general economy.

In addition to the foregoing, other important factors are disclosed under “Risk Factors” and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

MARKET AND INDUSTRY DATA

Some of the market and industry data contained in this prospectus are based on independent industry surveys and publications or other publicly available information, while other information is based on internal studies, including management estimates. We have not independently verified any of the data from third-party sources. Although we believe data regarding the cosmetics and OTC pharmaceutical industries and our market position and market share within these industries are inherently imprecise, based on management’s understanding of the markets in which we compete, management believes that such data is generally indicative of our position and market share within the industry. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Unless otherwise indicated, all retail sales, market share and market position data contained in this prospectus were sourced from ACNielsen Corporation, or ACNielsen, with respect to the cosmetics industry, and Information Resources, Inc., or IRI, with respect to the OTC pharmaceutical industry. ACNielsen data is based on United States domestic retail sales reported by food, drug and mass retailers. IRI data is based on United States domestic retail sales reported by food and drug retailers. Neither ACNielsen nor IRI data includes financial or other data from our most significant customer, Wal-Mart, or from dollar stores.

Unless otherwise specified, market data contained in this prospectus is as of the year ended December 31, 2004. With respect to market data for the cosmetics segment for the year ended December 31, 2004, the supporting data from ACNielsen covers the fifty-two-week period ended December 25, 2004, and with respect to market data for the OTC pharmaceutical segment for the year ended December 31, 2004, the supporting data from IRI covers the fifty-two-week period ended December 26, 2004. Where we indicate that market data is as of the year ended December 31, 2003, with respect to the cosmetics segment, the supporting data from ACNielsen covers the fifty-two-week period ended December 27, 2003, and with respect to the OTC pharmaceutical segment, the supporting data from IRI covers the fifty-two-week period ended December 28, 2003. Where we indicate that market data is as of the year ended December 31, 2002, with respect to the cosmetics segment, the supporting data from ACNielsen covers the fifty-two-week period ended December 28, 2002, and with respect to the OTC pharmaceutical segment, the supporting data from IRI covers the fifty-two-week period ended December 29, 2002.

THE EXCHANGE OFFER

The following contains a summary of the material provisions of the registration rights agreement. It does not contain all of the information that may be important to an investor in the new notes. Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement. Copies are available as set forth under the heading “Where You Can Find More Information.”

Terms of the Exchange Offer

General. In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of January 19, 2005, between Del Laboratories, Inc., the guarantor parties named therein and the initial purchasers, the holders of the notes from time to time became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, we agreed (1) to file with the SEC within 90 days following the issue date of the old notes, the registration statement, of which this prospectus is a part, with respect to registered offers to exchange the old notes for the new notes; and (2) to use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act within 180 days after the registration statement is filed with the SEC. We will keep the exchange offer open for the period required by applicable law.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of                     , 2005. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under “—Conditions.”

Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us and delivering new notes to such holders.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in previous no-action letters.

By tendering old notes in exchange for new notes, and executing the letter of transmittal for such notes, each holder will represent to us that:

•	any new notes to be received by it will be acquired in the ordinary course of business;

•	it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If a holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus in connection with any resale of new notes and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of new notes. See “Plan of Distribution.” If a holder is not a broker-dealer, it will be required to represent that it is not engaged in and does not intend to engage in the distribution of new notes. If a holder of old notes is unable to make the foregoing representations, it may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that holds old notes for its own account as a result of market-making activities or other trading activities and receives new notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date on which the exchange offer is consummated or such shorter period ending on the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 8%, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

Expiration Date; Extensions; Amendments; Termination. The expiration date for the exchange offer shall be 5:00 p.m., New York City time, on                     , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

To extend an expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such an announcement may state that we are extending the exchange offer for a specified period of time.

We reserve the right to

(1) extend the exchange offer, delay acceptance of any old notes due to an extension of the offer or terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us prior to 5:00 p.m., New York City time, on the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(2) amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment, and we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new notes will accrue interest at the rate of 8% per annum from the last interest payment date on which interest was paid on the old note surrendered in exchange for such new note to the day before the consummation of the exchange offer and thereafter, at the rate of 8% per annum for the new notes, provided, that if an old note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on February 1 and August 1 of each year, commencing August 1, 2005. No additional interest will be paid on old notes tendered and accepted for exchange.

Procedures for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either

•	certificates of old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of old notes, if such procedures are available, into the exchange agent’s account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, each an Eligible Institution, unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes are issued:

•	to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer;

•	to redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of Notes—Optional Redemption”; and

•	to the extent permitted under applicable law, to purchase the old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer all old notes properly tendered will be accepted promptly after the expiration date, and the new notes will be issued promptly after acceptance of the old notes. See “—Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of the old notes will receive a new note having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the applicable book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender old notes.

Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent’s account for the relevant notes, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution;

•	prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

(1) sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered;

(2) states the tender is being made thereby; and

(3) guarantees that within three New York Stock Exchange, or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•	in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” and—Book-Entry Transfer” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that (i) the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or (ii) any action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to us.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at anytime and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights prior to 5:00 p.m., New York City time, on the expiration date shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to 5:00 p.m., New York City time, on the expiration date. If we waive any of the foregoing conditions to the exchange offer and determine that such waiver constitutes a material change, we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered/Certified Mail, Hand Delivery or Overnight Courier:	For Information Call: (800) 344-5128

Wells Fargo Bank, National Association Corporate Trust Operations Sixth & Marquette MAC N9303-121 Minneapolis, MN 55479 Attn: Bondholder Communications	Facsimile Number: (612) 667-6282

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, fax or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The new notes will be recorded as carrying the same value as the old notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of this exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the new notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to the liquidity of the old note market being diminished; the restrictions on transfer will make the old notes less attractive to potential investors than the new notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

The net proceeds of the sale of the old notes (net of sales commissions and underwriting discounts) were $169.5 million. We used the net proceeds from the sale of the old notes, together with the borrowings under our senior secured credit facilities and the proceeds of the sale of interests in the LLC:

•	to fund the cash consideration payable in connection with the merger to old stockholders and optionholders of Del Laboratories, Inc. pursuant to the merger;

•	to repay certain indebtedness and pay accrued interest and related prepayment premiums thereunder;

•	to make employee-related severance and change of control payments;

•	to pay fees and expenses related to the transactions; and

•	for working capital purposes.

For more information, see “Unaudited Pro Forma Consolidated Financial Information” and the consolidated financial statements of Del and related notes thereto included elsewhere in this prospectus.

CAPITALIZATION

The following table sets forth (i) our actual capitalization as of December 31, 2004 and (ii) our pro forma capitalization as of December 31, 2004, after giving effect to the transactions. This information should be read in conjunction with the “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

	As of December 31, 2004
	Actual	Pro Forma
	(in millions)
Cash and cash equivalents	$3.9	$18.5

Existing debt	$71.7	$1.6
Senior credit facilities:
Revolving credit facility	—	—
Term loan facility	—	200.0
Notes offered hereby	—	173.8

Total debt	71.7	375.4
Total common stockholders’ equity	121.9	139.7

Total capitalization	$193.6	$515.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma financial information is based on the audited and unaudited consolidated financial statements of Del Laboratories, Inc. and its subsidiaries appearing elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of the transactions (including the preliminary application of purchase accounting). The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements of Del Laboratories, Inc. and its subsidiaries and other financial information appearing elsewhere in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma consolidated balance sheet gives effect to the transactions as if they had occurred on December 31, 2004. The unaudited pro forma consolidated statement of operations gives effect to the transactions as if they had occurred on January 1, 2004.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The pro forma adjustments reflect our preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuation studies. Any additional purchase price allocated to inventory for production profit would impact cost of goods sold subsequent to the acquisition date. Any additional purchase price allocated to property, plant and equipment or other finite-lived intangible assets would result in additional depreciation and amortization expense which may be significant.

The unaudited pro forma statement of operations data does not reflect certain one-time charges that we will record in the financial statements subsequent to the acquisition date. These one-time charges include (1) a non-cash pre-tax charge of approximately $3.6 million for the manufacturing profit added to inventory under purchase accounting which will be charged to cost of goods sold in the first two quarters after closing and (2) a pre-tax charge of approximately $3.0 million related to amounts paid to management under their new employment agreements. The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the transactions been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial position.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2004

	Historical	Adjustments		Pro Forma
	(in thousands)
Assets
Cash and cash equivalents	$3,872	$14,668	(a)	$18,540
Accounts receivable, net	78,978	—		78,978
Inventories	111,235	3,600	(b2)	114,835
Income taxes receivable	177	—		177
Deferred income taxes	7,223	(1,404	)(b6)	5,819
Prepaid expenses and other current assets	3,508	—		3,508

Total current assets	204,993	16,864		221,857

Property, plant and equipment, net	46,769	3,585	(b3)	50,354
Intangibles, net	7,085	257,015	(b4)	264,100
Goodwill	6,282	135,471	(b1)	141,753
Other assets	13,743	13,897	(c)	26,962
		(678	)(d)
Deferred income taxes	6,587	4,469	(b6)	11,056

Total assets	$285,459	$430,623		$716,082

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$501	$1,670	(a)	$2,171
Accounts payable	50,530	—		50,530
Accrued liabilities	19,734	(396	)(a)	19,338

Total current liabilities	70,765	1,274		72,039

Term loan B	—	198,000	(a)	198,000
Senior subordinated notes	—	173,845	(a)	173,845
Long-term pension liability, less current portion	12,273	9,376	(d)	21,649
Deferred income taxes	7,836	101,634	(b6)	109,470
Deferred liability	1,405	(1,405	)(b5)	—
Long-term debt, less current portion	71,233	(69,811	)(a)	1,422

Total liabilities	163,512	412,913		576,425

Shareholders’ equity	121,947	17,710	(e)	139,657

Total liabilities and shareholders’ equity	$285,459	$430,623		$716,082

See accompanying notes to unaudited pro forma consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a)	Reflects the sources and uses for the transactions as follows:

(in thousands)
Sources
Revolving credit facility	$—
Term loan B	200,000
Notes offered hereby	173,845
Sponsor and rollover equity	142,700

Total sources	516,545

Uses
Estimated purchase price	381,734
Repay existing debt	70,141
Accrued interest ($396) and prepayment penalties ($957) on debt repaid	1,353
Estimated fees and expenses	27,106
Change in control and management bonus payments	21,543

Total uses	501,877

Net adjustment to cash	$14,668

(b)	Reflects the preliminary purchase price adjustments to record the historical assets acquired and liabilities assumed at fair value under purchase accounting:

		(in thousands)
Purchase price for outstanding shares and stock options		$381,734
Estimated direct acquisition costs (1)		32,327

Estimated aggregate purchase price		$414,061

		(in thousands)
Preliminary purchase price allocation:
Historical net book value	(note (e))	121,947
Eliminate historical goodwill	(b1)	(6,282)
Adjustment to fair value inventory	(b2)	3,600
Adjustment to fair value property, plant and equipment	(b3)	3,585
Adjustment to fair value identified intangible assets	(b4)	257,015
Adjustment to pension and other retirement obligations	(note (d))	(10,054)
Write-off deferred financing fees on repaid debt	(note (c))	(339)
Write-off existing deferred rent liability	(b5)	1,405
Adjustment to deferred taxes at an assumed combined statutory rate of 39%	(b6)	(98,569)
Residual goodwill	(b1)	141,753

Total consideration allocated		$414,061

(1)	Represents estimated direct acquisition costs including:

(in thousands)
Change in control payment	$18,500
Prepayment penalties	957
Financial, advisory, legal, accounting and other costs	12,870

$32,327

The pro forma adjustments reflect our preliminary estimates of the purchase price allocation, which will change upon finalization of appraisals and other valuation studies. A preliminary allocation of the purchase price has been made based on estimates. The final valuation will be based on the actual assets and liabilities that exist as of the date of acquisition. Any additional purchase price allocated to inventory for production profit would impact cost of goods sold subsequent to the acquisition date. Any purchase price allocated to property, plant and equipment, or finite-lived intangible assets would result in additional depreciation and amortization expense. Adjustments to the preliminary purchase price allocation may be material.

For the purposes of the allocation above, we have allocated $264.1 million to identified intangible assets. The preliminary allocation includes $105.0 million to customer relationships with an estimated life of 20 years and $159.1 million to tradenames, including Sally Hansen®, LaCross®, N.Y.C. New York Color® and Orajel®, which are believed to have indefinite lives.

(c)	Reflects the capitalization of estimated financing costs that we incurred in connection with the senior credit facilities and the notes offered hereby.

(in thousands)
Capitalization of estimated financing costs	$14,236
Write-off of deferred financing costs related to debt being refinanced	(339)

$13,897

(d)	Reflects the adjustment of other noncurrent assets and liabilities for pension benefits based on preliminary purchase accounting valuations. The adjustments were calculated using the fair values of assets and liabilities for the pension plans as determined by a preliminary independent actuarial valuation as of December 31, 2004 and discount rates of 5.75%. The final valuations will be based on asset values, discount rates and other actuarial assumptions appropriate at the date of closing. Therefore, the amount ultimately allocated to liabilities for pension benefits may differ significantly from the amounts shown.

(in thousands)
Decrease in other noncurrent assets	$(678)
Increase in other noncurrent liabilities	9,376

$10,054

(e)	Reflects the net adjustment to eliminate our historical net equity and replace this amount with the new equity contribution to be made, as follows:

(in thousands)
Equity contributions	$142,700
Less historical equity	(121,947)
Less payments to management under new employment contracts expensed	(3,043)

Net adjustment to equity	$17,710

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Historical	Adjustments		Pro Forma
	(in thousands)
Income Statement Data:
Net sales	$396,675	$—		$396,675
Cost of goods sold	198,425	—		198,425

Gross profit	198,250	—		198,250
Selling and administrative expenses	166,732	1,200	(b)	167,550
		(3,306 (967 3,891	)(c) )(d) (e)
Severance expenses	20	—		20
Merger expenses	1,415	—		1,415

Operating income	30,083	(818)		29,265
Other income (expense), net
Interest expense, net	(3,400)	(22,638	)(a)	(26,038)
Loss on sale of facility and land	(146)	—		(146)
Amortization of deferred financing fees	(184)	(1,945	)(a)	(2,129)
Other, net	331	—		331

Other income (expense), net	(3,399)	(24,583)		(27,982)

Earnings before income taxes	26,684	(25,401)		(1,283)
Income taxes	11,075	(9,906	)(f)	1,169

Net earnings	$15,609	$(15,495)		$114

See accompanying notes to unaudited pro forma consolidated statement of operations.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(a)	Represents pro forma interest expense resulting from our new capital structure, using, in the case of revolving and term loan borrowings, an assumed LIBOR rate of 3.375% as follows:

Year Ended December 31, 2004
(in thousands)
Cash interest expense:
Revolving credit facility (1)	$—
Term Loan (2)	11,349
Senior Subordinated notes (3)	14,194
Commitment fee (4)	253
Existing debt (5)	115

Total cash interest expense	25,911
Amortization of discount on Senior Subordinated notes	127

Pro forma interest expense	26,038
Less historical cash interest expense, net	(3,400)

Total pro forma interest expense adjustment	$22,638

Amortization of capitalized debt issuance costs (6)	$2,129
Less historical amortization of debt issuance costs	(184)

Total pro forma adjustment	$1,945

(1)	Reflects pro forma interest expense on our new revolving credit facility at an assumed interest rate of LIBOR plus 2.50% on an average outstanding balance of $0.0 million.
(2)	Reflects pro forma interest expense on the average borrowings under the term loan facility at an assumed interest rate of LIBOR plus 2.25%.
(3)	Reflects pro forma interest expense on the principal balance of the senior notes at a fixed interest rate of 8.0%.
(4)	Reflects commitment fees of 0.50% on an assumed $50.0 million average available and undrawn balance under our revolving credit facility.
(5)	Reflects historical cash interest expense on existing debt that is not being refinanced.
(6)	Reflects non-cash amortization of capitalized debt issuance costs. These costs are amortized over the term of the related debt (six years for the revolving credit facility, six and one-half years for the term loan and seven years for the senior notes).

A 1/8% change in interest rates would have the following effect on pro forma interest expense:

Year Ended December 31, 2004
(in thousands)
Term loan	$252

(b)	Reflects the adjustment to selling and administrative expense for the annual monitoring fee that we will pay to Kelso after the close of the transaction.
(c)	Reflects the pro forma adjustments to decreases in selling and administrative expenses for costs expected to be eliminated following consummation of the transactions. The adjustments include a decrease in salary and related benefits as a result of the retirement of the former CEO, discontinuance of the employee stock option plan, and elimination of certain expenses that we no longer incur as a privately held company.

(d)	Adjustment to reflect decrease in selling and administrative expenses related to the elimination of the amortization of unrecognized prior service costs and transition obligations related to our pension plans.
(e)	Reflects the adjustment to depreciation and amortization expense for purchase accounting adjustments to property, plant and equipment and finite-lived identified intangible assets. The company expects to amortize the fair value of the finite-lived identified intangible assets (customer relationships) of approximately $105.0 million on a straight-line basis over an estimated useful life of 20 years. The company expects to amortize the fair value of property and equipment over the following estimated useful lives: buildings and building improvements—8 to 36 years; machinery and equipment—3 to 15 years; furniture and fixtures—3 to 10 years; leasehold improvements—lesser of the useful life or the lease term.
(f)	Reflects the tax effect of the pro forma adjustments, calculated at an assumed combined statutory rate of 39%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data as of and for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 has been derived from the audited consolidated financial statements of Del Laboratories, Inc. and its subsidiaries. The audited consolidated financial statements as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 are included elsewhere in this prospectus. The data shown below should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Year Ended December 31,
2000	2001	2002	2003	2004
(dollars in thousands)
Statement of Earnings Data:
Net sales	$270,977	$304,626	$350,668	$385,953	$396,675
Cost of goods sold	130,604	146,648	171,346	185,772	198,425

Gross profit	140,373	157,978	179,322	200,181	198,250
Selling and administrative expenses	123,856	134,345	145,983	161,644	166,732
Severance expenses	—	226	45	2,033	20
Merger expenses	—	—	—	—	1,415

Operating income	16,517	23,407	33,294	36,504	30,083
Other income (expense), net
Interest expense, net	(8,193)	(6,779)	(4,402)	(3,944)	(3,400)
Gain (loss) on sale of facility and land	362	—	2,428	—	(146)
Amortization of deferred financing fees	(307)	(360)	(261)	(241)	(184)
Other, net	(104)	(106)	(144)	579	331

Other income (expense), net	(8,242)	(7,245)	(2,379)	(3,606)	(3,399)

Earnings before income taxes	8,275	16,162	30,915	32,898	26,684
Income tax expense	3,558	6,365	11,412	12,524	11,075

Net income	$4,717	$9,797	$19,503	$20,374	$15,609

Balance Sheet Data (at period end):
Cash and cash equivalents	$2,910	$2,688	$501	$2,113	$3,872
Working capital (1)	86,872	73,930	89,131	109,159	130,857
Property, plant and equipment, net	37,595	35,238	37,434	49,274	46,769
Total assets	194,230	190,201	210,982	263,212	285,459
Total debt (including current portion of long-term debt) (2)	86,612	66,328	58,984	72,133	71,734
Total net debt (3)	83,702	63,640	58,483	70,020	67,862
Total shareholders’ equity	55,443	64,883	82,898	105,571	121,947

Other Financial Data:
Depreciation and amortization	11,527	11,866	11,052	14,534	17,472
Capital expenditures	7,850	5,552	9,078	18,200	9,525
Cash paid for interest	7,919	7,742	4,467	3,970	3,674
Ratio of earnings to fixed charges (4)	1.9	x	2.8	x	5.8	x	6.5	x	5.6	x

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$64	$26,151	$13,798	$8,740	$7,209
Investing activities	(5,223)	(5,539)	(6,138)	(18,025)	(4,714)
Financing activities	4,476	(20,825)	(9,833)	11,091	(812)

(1)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term debt and short-term debt). Working capital is calculated as follows:

	December 31,
	2000	2001	2002	2003	2004
	(in thousands)
Current Assets:
Accounts receivables, net	$60,196	$51,197	$51,080	$75,130	$78,978
Inventories	58,584	62,678	79,913	92,518	111,235
Income taxes receivable	—	—	1,319	—	177
Deferred income taxes	4,305	6,300	7,934	8,042	7,223
Prepaid expenses and other current assets	3,326	2,302	2,981	2,671	3,508

Total current assets	$126,411	$122,477	$143,227	$178,361	$201,121

Current Liabilities:
Accounts payable	$20,675	$21,101	$32,397	$43,872	$50,530
Accrued liabilities	18,404	23,309	21,699	25,023	19,734
Income taxes payable	460	4,137	—	307	—

Total current liabilities	$39,539	$48,547	$54,096	$69,202	$70,264

Working Capital	$86,872	$73,930	$89,131	$109,159	$130,857

(2)	Total debt is calculated as follows:

	December 31,
	2000	2001	2002	2003	2004
	(in thousands)
Current portion of long-term debt	$4,117	$4,339	$8,396	$8,760	$501
Long-term debt	82,495	61,989	50,588	63,373	71,233

Total debt	$86,612	$66,328	$58,984	$72,133	$71,734

(3)	Total net debt is defined as total debt (including current portion of long-term debt) less cash and cash equivalents.
(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes plus fixed charges. Fixed charges include interest expense, including amortization of debt issuance costs, and the portion of operating rental expense which management believes is representative of the interest component of rental expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Information” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Forward-Looking Statements” sections of this prospectus.

Introduction

We are a fully integrated manufacturing and marketing company operating in two major segments of the packaged consumer products business: cosmetics and OTC pharmaceuticals. Each of our marketing divisions is responsible for branded lines fitting into one of these two general categories and develops its own plans and goals consistent with its operating environment and our corporate objectives.

We own a portfolio of highly recognized branded products, which are easy to use, competitively priced and trusted by consumers and retailers. As reported by ACNielsen or IRI, many of our brands have leading market positions in their product categories. In our cosmetics segment, the Sally Hansen® brand is the number one brand in the mass market nail care category with market leadership positions in nail enamel, nail treatment and bleaches and depilatories. The La Cross® brand is a leader in nail and beauty implements, providing a line of high quality beauty implements including nail clippers, files, scissors, tweezers and eyelash curlers. N.Y.C. New York Color®, which management believes to be one of the most successful new cosmetics brands in the mass market, was launched in 1999. This highly recognizable brand of value cosmetics offers a complete collection of high quality products at opening price points. In our OTC pharmaceutical segment, we believe Orajel® is the number one oral analgesic in the United States (based on market share), and the number one pharmacist recommended brand in the teething segment. The Orajel® family of products has been developed with formulations specifically targeted at distinct oral pain and infant care indications. Our Dermarest® brand is the most complete line of non-prescription products for relief of psoriasis and eczema and is the market share leader in the psoriasis/eczema treatment category.

We believe that we have outstanding customer relationships with a diversified group of prominent retailers across multiple distribution channels including mass merchandisers, drug chains, drug wholesalers and food retailers and wholesalers. We have a strong track record of developing innovative new products and successful brand extensions. Our in-house research and development departments focus on product development, clinical and regulatory affairs and quality control.

Summary Historical Percentages

The following table sets forth certain financial data of the Company as a percentage of net sales for the years ended December 31, 2002, 2003 and 2004:

	Year Ended December 31,
	2002	2003	2004
Statement of Earnings Data:
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	48.9	48.1	50.0
Selling and administrative expenses	41.6	41.9	42.0
Severance expenses	0.0	0.5	0.0
Merger expenses	0.0	0.0	0.4

Operating income	9.5	9.5	7.6

Results of Operations

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003.

Net Sales

Consolidated net sales in 2004 were $396.7 million, an increase of 2.8% compared to net sales of $386.0 million in 2003. We estimate that net sales for the first quarter of 2004 were negatively impacted by approximately $14.1 million and net sales for the second quarter were negatively impacted by approximately $13.8 million due to production start-up problems in connection with the transfer of our principal manufacturing operations, for both the cosmetic and pharmaceutical segments, to Rocky Point, North Carolina from Farmingdale, New York. We have continued to make steady improvement in our production process, have been achieving the manufacturing efficiency levels that were anticipated prior to the relocation and expect to continue to achieve these efficiency levels.

The cosmetic segment of the business generated net sales of $315.6 million in 2004, an increase of 1.7% compared to net sales of $310.4 million in 2003. We estimate that, due to the production start-up problems previously discussed, the cosmetic segment net sales for the year were negatively impacted by approximately $22.0 million, of which approximately $11.0 million impacted the first quarter and approximately $11.0 million impacted the second quarter of 2004. Our core cosmetic business remains strong. As reported by ACNielsen, the Sally Hansen® brand remains the number one brand in the mass market nail care category with a 25.3% share of market for the year. In nail enamel, the Sally Hansen® brand, the number one brand, increased its market share for the year to 30.8%. Sally Hansen® also maintained its number one market share position in nail treatment with a 51.4% market share for the year. Additionally, in bleaches and depilatories, the Sally Hansen® brand increased its number one market share position to 30.6% for the year, as reported by ACNielsen.

The OTC pharmaceutical segment of the business generated net sales of $81.1 million in 2004, an increase of 7.3% compared to net sales of $75.5 million in 2003. The increase is primarily due to volume growth in the Orajel® brand and increased sales of the Dermarest® brand of psoriasis and eczema treatments. Orajel®, the core brand of the pharmaceutical segment, expanded its leadership position in the oral analgesics category with a 28.6% share of market for the year, as reported by IRI. In addition, the Dermarest® brand expanded its leadership position in the OTC psoriasis/eczema treatment category with a 31.3% share of market for the year, as reported by IRI. We estimate that due to the production start-up problems previously discussed, the OTC pharmaceutical segment net sales for the year were negatively impacted by approximately $5.9 million, of which $3.1 million impacted the first quarter and approximately $2.8 million impacted the second quarter of 2004.

Cost of Goods Sold

Cost of goods sold for fiscal year 2004 was $198.4 million or 50.0% of net sales, compared to $185.8 million or 48.1% of net sales in fiscal 2003. The increase in cost of goods sold as a percentage of net sales is primarily due to higher production costs incurred as a result of the start-up problems during the first and second quarters of 2004 in connection with the transfer of manufacturing operations from Farmingdale, New York to Rocky Point, North Carolina.

Expenses

Selling and administrative expenses were $166.7 million in 2004, or 42.0% of net sales compared to $161.6 million, or 41.9% of net sales in 2003. Selling and administrative expenses for fiscal 2003 included recoveries of $744,000 related to the favorable settlement of fully reserved accounts receivable in connection with the fiscal 2002 K-Mart Chapter XI bankruptcy filing.

Merger expenses of $1.4 million, related primarily to legal and advisory fees were incurred in fiscal 2004.

Net interest expense of $3.4 million in fiscal year 2004 decreased approximately $0.5 million from fiscal year 2003. The decrease is primarily due to a reduction of approximately $3.3 million of average outstanding debt related to the senior notes and a reduction in average borrowing rates of approximately 114 basis points. These reductions were partially offset by an increase in average borrowings of $4.8 million under the revolving credit agreement, an increase of $1.7 million in average outstanding borrowings under the bank line of credit and an increase of $2.9 million in average outstanding borrowings under the mortgage on the North Carolina property.

Other Income

Other Income (net) of $147,000 in fiscal year 2004 was $191,000 lower than the $338,000 in fiscal year 2003, principally due to lower gains on foreign exchange transactions.

Income Taxes

Our annual effective tax rate for 2004 was 41.5%, compared to 38.1% for 2003. The higher effective tax rate in 2004 compared to 2003 is primarily attributable to a significant portion of merger expenses incurred in 2004 which are non-deductible, a change in foreign rate differential and an increase in state and local income taxes due to a reduction of available investment tax credits.

Net Earnings

Net earnings for the year 2004 were $15.6 million. The results for 2004 include an after-tax charge of approximately $1.4 million for costs related to the merger. The results for 2003 include after-tax charges of $1.3 million related to severance costs associated with the relocation of our principal manufacturing operations from Farmingdale, New York to Rocky Point, North Carolina.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002.

Net Sales

Consolidated net sales in 2003 were $386.0 million, an increase of 10.1%, compared to net sales of $350.7 million in 2002.

The cosmetic segment of the business generated net sales in 2003 of $310.4 million, an increase of 9.4% compared to net sales of $283.9 million in 2002. The increase over prior year was due primarily to volume growth in the Sally Hansen® family of brands. As reported by ACNielsen, the Sally Hansen® brand remained the number one brand in the mass market nail care category increasing its market share to 25.4% for the year. In nail enamel, Sally Hansen®, the number one brand, increased its market share to 27.4%. The La Cross®/Sally Hansen® implement brand, the number one brand, increased its market share to 23.1%. In bleaches and depilatories, the Sally Hansen® brand, the number one brand, increased its market share to 29.2%. Sally Hansen® also maintained its number one market share in the nail treatment segment with a 55.0% share of market. Sally Hansen Healing Beauty®, a line of skincare makeup, was successfully added in 2003 as a new product line under the Sally Hansen® brand. The N.Y.C. New York Color® brand of cosmetics continued its excellent performance as one of the most successful new mass market cosmetics brands with a double-digit increase in sales. As of December 31, 2003, the brand was sold in over 13,000 retail outlets in the United States and, as a result of its broad distribution in mass retail outlets, was the number one value cosmetic brand in Canada and Puerto Rico. Net sales of the Naturistics cosmetics brand decreased in 2003 due to the elimination of the line by certain retail customers. The product mix within the Naturistics cosmetics brand was repositioned in order to facilitate the introduction of a sub-brand of lip gloss items called Miss Kiss®.

The OTC pharmaceutical segment of the business generated net sales in 2003 of $75.5 million, an increase of 13.0% compared to net sales of $66.8 million in 2002. The increase was primarily due to volume growth in the Orajel® brand and increased sales of the Dermarest® brand of psoriasis and eczema treatments. Orajel®, the core brand of the OTC pharmaceutical segment continued its leadership position in the oral analgesics category with a

27.9% share of market for the year, as reported by IRI. In addition, the Dermarest® brand expanded its leadership position in the OTC psoriasis/eczema treatment category with over a 30.5% share of market for the year as reported by IRI.

Cost of Goods Sold

Cost of goods sold for fiscal year 2003 was $185.8 million, or 48.1% of net sales, compared to $171.3 million, or 48.9% of net sales in fiscal 2002. The improvement in margin was primarily related to increased efficiencies in plant operations, a reduction in the provision for slow moving inventory and an improvement in the recovery back to inventory of returned merchandise.

Expenses

Selling and administrative expenses were $161.6 million in 2003, or 41.9% of net sales, compared to $146.0 million, or 41.6% of net sales, in 2002. The increase in selling and administrative expenses as a percentage of net sales in 2003 was principally due to an increase of approximately $10.0 million in advertising expenses and display costs primarily in support of the core Sally Hansen® franchise and the new Healing Beauty® product line. Also included in selling and administrative expenses for fiscal 2003 were recoveries of $0.7 million related to the favorable settlement of fully reserved accounts receivable in connection with the fiscal 2002 K-Mart Chapter XI bankruptcy filing.

On May 30, 2003, we announced a formal plan for the transfer of our principal manufacturing operations, for both the cosmetic and OTC pharmaceutical segments, to Rocky Point, North Carolina from Farmingdale, New York. Pursuant to our formal severance policy for non-union employees and severance benefits due under the union contract resulting from the plant closure, charges of $2.0 million ($1.3 million after-tax) for severance costs and related benefits for approximately 370 union and non-union employees associated with this transfer were recorded in fiscal 2003. Additional severance benefits earned by employees being terminated will be recognized as a charge in the financial statements as such severance benefits are earned.

Net interest expense of $3.9 million in fiscal year 2003 decreased approximately $0.5 million from fiscal year 2002. Average borrowing levels for fiscal 2003 increased by approximately $5.7 million, resulting in an increase in interest costs of approximately $0.3 million. This increase was more than offset by lower interest costs of approximately $0.8 million due to a reduction of approximately 132 basis points on average borrowings in fiscal 2003.

Other Income

Other income (expense), net in fiscal year 2003 was $0.3 million, an improvement of $0.7 million compared to other expense (net) in fiscal year 2002, principally due to gains on foreign exchange transactions.

Income Taxes

Our effective annual tax rate for 2003 was 38.1%, compared to 36.9% for 2002. The higher effective tax rate in 2003 compared to 2002 was primarily attributable to the recording of a lower foreign tax credit benefit, an increase in the amount of permanent non-deductible expenses and the increased effect of such non-deductible expenses on taxable income for 2003.

Net Earnings

Net earnings for the year 2003 were $20.4 million. The results for 2003 include after-tax charges of $1.3 million related to severance costs associated with the relocation of our principal manufacturing operations from Farmingdale, New York to Rocky Point, North Carolina. Net earnings for the year 2002 were $19.5 million. The earnings for 2002 include an after-tax gain of $1.5 million related to the sale in February 2002 of vacant land in Farmingdale, New York.

Liquidity and Capital Resources

Post-Transactions

Our liquidity needs arise primarily from debt service on our substantial indebtedness and from funding of our capital expenditures, ongoing operating costs and working capital.

In connection with the transactions, substantially all of our then outstanding indebtedness was redeemed, repurchased or otherwise repaid and replaced with borrowings under our senior credit facilities and indebtedness under the notes.

The following financing transactions were entered into in connection with the merger:

•	the closing of new senior credit facilities which provide for aggregate maximum borrowings of $250.0 million consisting of $200.0 million in a term loan and up to $50.0 million in borrowings under a revolving credit facility;

•	the issuance and sale of $175 million in aggregate principal amount 8% senior subordinated notes due 2012;

•	the redemption of all of our outstanding 5.56% senior notes due April 15, 2011, including payment of accrued interest and a related prepayment premium;

•	the repayment of all outstanding principal and accrued interest under our prior credit facilities and termination of all commitments thereunder; and

•	the repayment of the mortgage on our North Carolina facility including payment of accrued interest and a related prepayment premium.

We intend to fund our ongoing obligations from cash flow from operations and borrowings under our senior credit facilities. As of December 31, 2004, on a pro forma basis after giving effect to the transactions, we would have had $375.4 million of total debt, consisting primarily of $175.0 million aggregate principal amount of notes and $200.0 million of senior debt outstanding under the term loan. As of December 31, 2004, on a pro forma basis after giving effect to the transactions, we would have had approximately $50.0 million available to borrow under the revolving credit facility, subject to limitations under the senior credit facilities.

Principal and interest payments under the senior credit facilities, together with principal and interest payments on the notes, represent significant liquidity requirements for us. The term loan matures in July 2011 and amortizes in quarterly installments equal to 0.25% of the original principal amount of the term loan, with the balance payable at maturity. The revolving credit facility matures in January 2011.

The loans under the new credit facilities bear interest at variable rates based upon the interest rate option elected by us. Based on management estimates, the loans under the term loan facility will bear interest in 2005 at a weighted average rate per annum of 5.63%. The senior subordinated notes bear interest at a rate of 8.0%. There were no borrowings under the revolving credit facility.

Based on the prevailing interest rates at February 2, 2005, interest expense in 2005 is expected to be approximately $26.5, including approximately $2.1 million of non-cash amortization of deferred debt issuance costs. During 2004, cash paid for interest was approximately $3.7 million. Cash paid for interest during 2004 would have been $25.9 million on a pro forma basis after giving effect to the merger and the related financing transactions. See “Description of Other Indebtedness” and “Description of Notes” for a more detailed description of the senior credit facilities and notes.”

Borrowings under our senior credit facilities are subject to certain conditions and limitations described under “Description of Other Indebtedness.” The indenture governing the notes offered hereby, and our senior credit facilities, contain significant financial and operating covenants, including prohibitions on our ability to incur certain additional indebtedness or to pay dividends, and restrictions on our ability to make capital expenditures. Our senior credit facilities also require that we maintain certain financial ratios and also contain borrowing conditions and customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events. See “Risk Factors—Risks Related to the Notes—Our substantial leverage may impair our financial condition and prevent us from fulfilling our obligations under the notes.” For a description of certain of the covenants under our senior credit facilities, see “Description of Other Indebtedness”; for a description of covenants under our new indenture, see “Description of Notes.”

We expect that our total capital expenditures will be approximately $12.0 million in 2005, which will be used primarily for machinery and equipment.

We expect that cash provided from operations and available borrowings under our senior credit facilities will provide sufficient working capital to operate our business, to make expected capital expenditures and to meet foreseeable liquidity requirements, including debt service on the notes. We cannot assure you, however, that our business will, in fact, generate sufficient cash flows or that future borrowings will, in fact, be available in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs.

Credit Agreement Financial Covenants

Our senior credit facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrower and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, including the notes, make dividends, create liens, make equity or debt investments, make acquisitions, modify the terms of the indenture under which the notes are issued, engage in mergers or make capital expenditures, or engage in certain transactions with affiliates. In addition, under our senior credit facilities, the borrower is required to comply with specified financial covenants, including a maximum leverage ratio of specified debt to Consolidated EBITDA and a minimum coverage ratio of Consolidated EBITDA to specified interest expense.

Borrowings under the senior credit facilities are a key source of our liquidity. Our ability to borrow under the senior credit facilities is dependent on, among other things, our compliance with the financial covenants contained therein. Failure to comply with these tests would result in a violation of the credit agreement for the senior credit facilities and, absent a waiver or an amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under such credit agreement. The test periods for compliance with the financial covenants in the credit agreement for our senior credit facilities will begin on June 30, 2005. See “Description of Other Indebtedness.”

“Consolidated EBITDA,” as that term is defined under our senior credit facilities and used for purposes of the financial covenants, consists of our consolidated net income, adjusted to exclude income tax expense, interest expense, and depreciation and amortization, as well as certain other items and expenses, including amortization of intangibles, extraordinary, unusual or non-recurring gains or losses, certain non-cash charges or expenses deducted in determining net income, certain cash restructuring charges, loss or gain associated with the sale or write down of assets not in the ordinary course of business, the amount of any net minority expense, and certain losses relating to the disposition of excess or surplus inventory. In addition, for the relevant periods prior to the closing of the transactions, the determination of Consolidated EBITDA gives effect to supplemental adjustments for our expected cost savings. The senior credit facilities further provide that Consolidated EBITDA is deemed to be $10.7 million, $16.5 million, $22.3 million and $22.1 million, respectively, for the fiscal quarters ended March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004 and that, for the fiscal quarter ending March 31, 2005, Consolidated EBITDA will be increased by $1.6 million as an allowance for anticipated cost savings identified by Kelso.

“Consolidated EBITDA” as defined under the credit agreement for the senior credit facilities is not the same as “Consolidated EBITDA” as used in the indenture under which the notes are issued. The term “Consolidated EBITDA” is used in the indenture as part of the calculation of the term “Consolidated Coverage Ratio”, which is used for a number of purposes, including determining our ability to incur additional indebtedness. See “Description of Notes.”

Historical

Cash Flow Overview

Cash and cash equivalents increased $1.8 million in fiscal 2004 to $3.9 million at December 31, 2004, primarily from $7.2 million provided by operating activities, partially offset by net cash used in investing activities of $4.7 million and cash used in financing activities of $0.8 million.

Cash and cash equivalents increased by $1.6 million during fiscal 2003, to $2.1 million at December 31, 2003, primarily from $8.7 million provided by operating activities, $12.5 million provided by borrowings under a mortgage on the North Carolina facility and $12.0 million provided by the revolving credit agreement. Of the funds provided by operating and financing activities, approximately $10.5 million was used to finance the North Carolina expansion project, $8.0 million was used to reduce a portion of the outstanding principal balance on the senior notes, $7.7 million was used for manufacturing machinery and equipment, $3.9 million was used to refinance the previously outstanding mortgage on the North Carolina property and $1.4 million was used to acquire shares of our common stock from employees upon their tendering of such shares to pay for stock options being exercised.

Operating Activities

Net cash provided by operating activities in fiscal year 2004 was $7.2 million, due primarily to net earnings of $15.6 million, depreciation and amortization of $8.5 million, amortization of display fixtures of $9.0 million and an increase in accounts payable of $6.5 million. This cash provided by operating activities was partially offset by an increase in inventories of $17.8 million, an increase in other assets of $9.4 million and a decrease in accrued liabilities of $4.7 million. The increase in inventories and accounts payable is due to the timing of material purchases to support projected sales levels. The increase in other assets is primarily related to display fixtures shipped to customers. The decrease in accrued liabilities is due primarily to a reduction in bonus liabilities and a reduction in the severance liability related to the relocation of the Farmingdale, N.Y. plant to Rocky Point, N.C.

Net cash provided by operating activities in fiscal year 2003 was $8.7 million due primarily to net earnings of $20.4 million, depreciation and amortization of $8.3 million, and amortization of display fixtures of $6.3 million and an increase in accounts payable of $10.8 million. These increases in net cash provided by operating activities were partially offset by increases in accounts receivable of $23.6 million and increases in inventories of $10.9 million. The increases in accounts payable and inventories were due to the timing of purchases of raw materials and components to support projected sales levels. The increase in accounts receivable was due to the timing of shipments during the fourth quarter of 2003.

Net cash provided by operating activities in fiscal year 2002 was $13.8 million due primarily to net earnings of $19.5 million, depreciation and amortization of $7.6 million, and amortization of display fixtures of $3.5 million and an increase in accounts payable of $10.8 million. These increases in net cash provided by operating activities were partially offset by the higher inventories of $17.2 million. The increases in accounts payable and inventories were due to the timing of purchases of raw materials and components to support projected sales levels.

Investing Activities

Net cash used in investing activities in fiscal year 2004, 2003 and 2002 was $4.7 million, $18.0 million and $6.1 million, respectively. In fiscal year 2004, approximately $9.5 million was used for capital spending primarily related to manufacturing machinery and equipment, and $4.8 million was provided from the sale of land and buildings. In fiscal year 2003, approximately $10.5 million was used for capital spending related to the expansion of the North Carolina facility and $7.7 million used for capital spending related to manufacturing machinery and equipment. In fiscal year 2002, approximately $9.1 million was used for capital spending related to manufacturing machinery and equipment and approximately $2.9 million was provided by the sale of land.

Financing Activities

Net cash used in financing activities of $0.8 million in fiscal year 2004 was due to the acquisition of treasury stock of $0.7 million in connection with the exercise of stock options, principal payments under mortgages of $0.4 million, and payment of capital lease obligations of $0.1 million, partially offset by the receipt of proceeds of $0.4 million from the exercise of stock options.

On May 18, 2004, the mortgage covering the property in North Carolina was amended. The maturity of the mortgage was extended from March 15, 2010 to March 18, 2011 and the interest rate was fixed at 6.39%. Upon completion of the merger on January 27, 2005, the outstanding principal balance under the mortgage of approximately $12.1 million, together with accrued interest and early payment penalties of approximately $383,000 were repaid.

On April 13, 2004, we amended and restated the indenture governing our outstanding $24.0 million of senior notes. The maturity of the notes was extended to April 15, 2011, the interest rate was reduced to 5.56% payable semi-annually on October 15 and April 15 of each year and principal payments of $6.0 million are due annually on April 15, 2008 through April 15, 2011. The amended agreement is unsecured and includes covenants, which provide among other things, for the maintenance of certain financial ratios. Upon completion of the merger on January 27, 2005, the outstanding principal balance of $24.0 million under the senior notes, together with accrued interest and early payment penalties of approximately $1.0 million were repaid.

On April 13, 2004, we amended and restated our revolving credit agreement. The amended agreement provides credit of $45.0 million, extends the expiration to April 13, 2009, eliminates all fixed dollar covenants and reduces the interest rate pricing to a range of 75 - 125 basis points over LIBOR, depending on certain financial ratios. We have the option to borrow at prime rates or LIBOR. Covenants provide, among other things, for the maintenance of certain financial ratios. The agreement is unsecured and no compensating balances are required. Upon completion of the merger on January 27, 2005, the outstanding principal balance of $33.2 million under the revolving credit facility, together with accrued interest and fees of approximately $80,600 were repaid.

On April 1, 2004, the lender under the mortgage covering the property in Barrie, Ontario agreed to extend the maturity of the mortgage from March 1, 2005 to April 1, 2009 and to reduce the interest rate from 8.38% to 6.37%. Upon completion of the merger on January 27, 2005, the obligations under the mortgage were assumed and the mortgage remains outstanding.

Net cash provided by financing activities in fiscal 2003 of $11.1 million was principally due to borrowings of $12.0 million under our revolving credit facility, borrowings of $12.5 million under a mortgage and construction loan and proceeds from the exercise of stock options of $0.1 million, partially offset by principal payments under long-term debt of $12.0 million and the acquisition of shares of our common stock in connection with stock option exercises aggregating $1.4 million.

Net cash used in financing activities in fiscal 2002 of $9.8 million was principally due to principal payments under long-term debt of $7.4 million and the acquisition of shares of our common stock in connection with stock option exercises aggregating $2.6 million, partially offset from proceeds from the exercise of stock options of $0.1 million.

Contractual Obligations

The following table sets forth our long-term contractual cash obligations as of December 31, 2004 (in thousands):

	Total	Less than 1 Year	1-2 Years	2-3 Years	3-5 Years	After 5 Years
Long-term debt	$37,408	$381	$415	$444	$13,954	$22,214
Revolving credit agreement	34,000	—	—	—	34,000	—
Capital leases	326	120	128	76	2	—
Operating leases	31,241	4,032	3,518	3,039	2,875	17,777

Total contractual obligations(a)	$102,975	$4,533	$4,061	$3,559	$50,831	$39,991

(a)	We expect to contribute approximately $5.0 million in fiscal year 2005 to fund our pension plans. These expected pension contributions are not included in the above table. For further information regarding pension contributions, see Note 8(a) of the Notes to Consolidated Financial Statements.

The following table sets forth our long-term contractual cash obligations on a pro forma basis after giving effect to the transactions as if they occurred on December 31, 2004 (in thousands):

	Total	Less than 1 Year	1-2 Years	2-3 Years	3-5 Years	Thereafter
Term loan facility	$200,000	$2,000	$2,000	$2,000	$4,000	$190,000
Notes offered hereby	175,000	—	—	—	—	175,000
Capital leases	326	120	128	76	2	—
Operating leases	31,241	4,032	3,518	3,039	2,875	17,777
Other	1,267	51	55	59	1,102	—

Total cash contractual obligations(a)	$407,834	$6,203	$5,701	$5,174	$7,979	$382,777

(a)	We expect to contribute approximately $5.0 million in fiscal year 2005 to fund our pension plans. These expected pension contributions are not included in the above table. For further information regarding pension contributions, see Note 8(a) of the Notes to Consolidated Financial Statements.

Critical Accounting Policies and Estimates

We make estimates and assumptions in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States, or GAAP. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and which require management’s most difficult and subjective judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Note 1 of the notes to the consolidated financial statements includes a summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements. The following is a brief discussion of the more critical accounting policies employed by us.

Revenue Recognition

We sell our products to chain drug stores, mass volume retailers, supermarkets, wholesalers and overseas distributors. Sales of such products are denominated in United States dollars and sales in Canada are denominated in Canadian dollars. Our accounts receivable reflect the granting of credit to these customers. We generally grant credit based upon analysis of the customer’s financial position and previously established buying and selling patterns. We do not bill customers for shipping and handling costs and, accordingly, classify such costs as selling and administrative expense. Revenues are recognized and discounts are recorded when merchandise is shipped. Net sales are comprised of gross revenues less returns, various promotional allowances and trade discounts and allowances. We allow customers to return their unsold products when they meet certain criteria as outlined in our sales policies. We regularly review and revise, as deemed necessary, our estimates of reserves for future sales returns based primarily upon actual return rates by product and planned product discontinuances. We record estimated reserves for future sales returns as a reduction of sales, cost of goods sold and accounts receivable. Returned products which are recorded as inventories are valued based on estimated realizable value. The physical condition and marketability of the returned products are the major factors considered by us in estimating realizable value. Actual returns, as well as estimated realizable values of returned products, may differ significantly, either favorably or unfavorably, from estimates if factors such as economic conditions, customer inventory levels or competitive conditions differ from expectations.

Promotional Allowances and Co-Operative Advertising

We have various performance-based arrangements with retailers to reimburse them for all or a portion of their promotional activities related to our products. These sales incentives offered voluntarily by us to customers, without charge, that can be used in or that are exercisable by a customer as a result of a single exchange transaction, are recorded as a reduction of net sales at the later of the sale or the offer, and primarily allow customers to take deductions against amounts owed to us for product purchases. We also have co-operative advertising arrangements with retail customers to reimburse them for all or a portion of their advertising of our products. The estimated liabilities for these co-operative advertising arrangements are recorded as advertising expense as incurred, or in the period the related revenue is recognized, depending on the terms of the arrangement, and included in selling and administrative expenses, since we receive an identifiable benefit from retail customers for an amount equal to or less than the fair value of such advertising cost. These arrangements primarily allow retail customers to take deductions against amounts owed to us for product purchases. We regularly review and revise the estimated accruals for these promotional allowance and co-operative advertising programs. Actual costs incurred by us may differ significantly, either favorably or unfavorably, from estimates if factors such as the level and success of the retailers’ programs or other conditions differ from our expectations.

Accounts Receivable

In estimating the collectibility of our trade receivables, we evaluate specific accounts when we become aware of information indicating that a customer may not be able to meet its financial obligations due to a deterioration of its financial condition, lower credit ratings or bankruptcy. We also review the related aging of past due receivables in assessing the realization of these receivables. The allowance for doubtful accounts is determined based on the best information available to us on specific accounts and is also developed by using percentages applied to certain receivables.

Inventories

Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method. We record a reduction to the cost of inventories based upon our forecasted plans to sell, historical scrap and disposal rates and the physical condition of the inventories. These reductions are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, the timing of new product introductions, customer inventory levels, fashion-oriented color cosmetic trends or competitive conditions differ from our expectations.

Property, Plant and Equipment and Other Long-Lived Assets

Property, plant and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of such assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives or the lease term. Changes in circumstances, such as technological advances, changes to our business model or changes in our capital strategy could result in the actual useful lives differing from our estimates. In those cases where we determine that the useful life of property, plant and equipment should be shortened, we would depreciate the net book value in excess of the salvage value, over its revised remaining useful life, thereby increasing depreciation expense. Factors such as changes in the planned use of equipment, fixtures, software or planned closing of facilities could result in shortened useful lives.

We construct and purchase display fixtures to be used in the stores of our cosmetic segment retail customers to attract customer attention and to display products available under our various brands. The display is included in inventory by us until it is shipped to the retail customer, at which time it is reclassified from inventory to other assets and amortized as a selling expense over the estimated useful life of twenty-four months from date of shipment.

We review intangible assets with determinable lives and other long-lived assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of cash flow is based upon, among other things, certain assumptions about expected future operating performance. Our estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to our business model or changes in our operating performance.

Goodwill must be tested annually for impairment at the reporting unit level. Our reporting units are our cosmetic and OTC pharmaceutical segments. If an indication of impairment exists, we are required to determine if such reporting unit’s implied fair value is less than its carrying value in order to determine the amount, if any, of the impairment loss required to be recorded. The annual testing performed as of January 1, 2004, indicated that there was no impairment to goodwill.

The remaining useful lives of intangible assets subject to amortization are evaluated each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of an intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset should be amortized prospectively over that revised remaining useful life.

Pension Benefits

We sponsor pension and other retirement plans in various forms covering all eligible employees. Several statistical and other factors which attempt to anticipate future events are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets and rate of future compensation increases as determined by us, within certain guidelines and in conjunction with our actuarial consultants. In addition, the actuarial valuation incorporates subjective factors such as withdrawal and mortality rates to estimate the expense and liability related to these plans. The actuarial assumptions we use may differ significantly, either favorably or unfavorably, from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants.

Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 46 “Consolidation of Variable Interest Entities,” or FIN No. 46. FIN No. 46 was subject to significant interpretation by the FASB, and was revised and reissued in December 2003, or FIN No. 46R. FIN No. 46R states that if an entity has a controlling financial interest in a variable interest entity, the assets, the liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. The provisions of FIN No. 46 and FIN No. 46R are applicable for all entities that are considered special purpose entities, or SPE, by the end of the first reporting period ending after December 15, 2003. The provisions of FIN No. 46R are applicable to all other types of variable interest entities for reporting periods ending after March 15, 2004. The adoption of FIN No. 46 and FIN No. 46R did not have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share Based Payment.” Statement 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement, but expresses no preference for a type of valuation model. Statement 123(R) sets accounting requirements for “share-based” compensation to employees, including employee stock purchase plans and carries forward prior guidance on accounting for awards to non-employees. In addition, accounting for employee stock ownership plans will continue to be accounted for in accordance with SOP 93-6 and awards to most non-employee directors will be accounted for as employee awards. Statement 123(R) is effective for public companies as of the beginning of the first annual period that begins after June 15, 2005 and for annual periods beginning after December 15, 2005 for small business and non-public entities. We are in the process of assessing whether the adoption of Statement 123(R) will have an impact on our consolidated financial statements.

In November 2004, the FASB issued Statement No. 151 “Inventory Costs.” Statement No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Statement No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are in the process of assessing whether the adoption of Statement 151 will have an impact on our consolidated financial statements.

Inflation

Inflationary factors and changing prices such as increases in costs of raw materials, packaging materials, purchased product, freight and overhead may adversely affect our operating results. Although we do not believe that inflation or changing prices has had a material impact on our net sales, revenues or income from operations for the last three fiscal years, a high rate of inflation or a significant increase in our costs in the future could have an adverse effect on our operating results.

Quantitative and Qualitative Disclosures About Market Risk

The market risk inherent in our market risk sensitive instruments is the potential loss arising from material adverse changes in interest rates and foreign currency exchange rates.

Interest Rate Risk

Our borrowings at December 31, 2004 under the revolving credit agreement expose earnings to changes in short-term interest rates since interest rates on the underlying obligations are either variable or fixed for such a short period of time as to effectively become variable. We believe that a hypothetical 10% increase or decrease in interest rates would increase or decrease annual interest expense by approximately $109,000 for the year ended December 31, 2004. Prior to the transactions, we did not enter into derivative type agreements related to interest rate risk. However, our senior credit facility requires us to enter into interest rate protection agreements to provide interest rate protection for a minimum of 50% of our consolidated funded indebtedness for three years. Effective March 21, 2005, we entered into an interest rate swap to provide the required interest rate protection. The swap contract was for a nominal amount of $12.5 million for a three-year term.

Foreign Exchange Risk

We are subject to risk from changes in the foreign exchange rate for our foreign subsidiaries which use a foreign currency as their functional currency and is translated into United States dollars. Such changes result in cumulative translation adjustments which are included in shareholders’ equity and in the determination of other comprehensive income (loss). Intercompany transactions between us and our foreign subsidiaries are recorded by the foreign subsidiaries in their functional currency. The potential translation and transaction loss resulting from a hypothetical 10% adverse change in the quoted foreign currency exchange rate amounts to approximately $1.5 million at December 31, 2004.

Off-Balance Sheet Arrangements

We do not use any off-balance sheet financing arrangements.

BUSINESS

Overview of our Company

We are a leading fully integrated manufacturer and marketer of cosmetics and over-the-counter, or OTC, pharmaceuticals and were incorporated in Delaware in 1961. On January 27, 2005, DLI Acquisition, an indirect, wholly-owned subsidiary of DLI and a direct, wholly-owned subsidiary of Holding II merged with and into Del Laboratories, Inc., with Del Laboratories, Inc. surviving. As a result of this transaction, we are now a controlled affiliate of Kelso.

Sally Hansen®, our flagship cosmetics brand, is the market leader in nail care and bleaches and depilatories. We also market cosmetics products under other brand names, including La Cross® and N.Y.C. New York Color®. Orajel®, our flagship OTC pharmaceuticals brand, is the market leader in oral analgesics and infant and toddler gum cleansers and toothpastes. We also market specialty OTC pharmaceutical products including Dermarest® and Gentle Naturals®, among others. We have been able to successfully leverage our well-established and well-recognized brands by introducing new and innovative products that appeal to consumers. In the year ended December 31, 2004, we generated approximately 75% of our domestic gross sales from products in categories in which we held the number one market share position.

Our principal cosmetic products are nail treatments, nail enamels, beauty implements, face and lip color cosmetics, bleaches and depilatories, personal care products and other related beauty items. Our principal OTC pharmaceutical products include oral analgesics, infant care products, first aid products and eye and ear medications.

We primarily market our products to major drug store chains, mass merchandisers and food retailers, which together account for a significant portion of the mass cosmetics and OTC pharmaceuticals markets. Our position in these channels is strong and we are frequently appointed by our customers as the category captain in nail care and the category validator in oral analgesics. Internationally, we have experienced strong historical growth from our direct operations in Canada and Puerto Rico and through distributors, licensees and joint venture relationships in over 40 other countries.

Competitive Strengths

Diversified Portfolio of Established and Well-Recognized Brands. Our principal brand names, Sally Hansen®, La Cross® and N.Y.C. New York Color® in our cosmetics business, and Orajel® in our OTC pharmaceuticals business, are among the most recognized brands in their targeted markets and often define the category through their market leadership and innovative products.

•	Sally Hansen®, our largest cosmetics brand, was originally introduced in the 1950’s and redefined nail care with the introduction of the first nail strengthener, Hard as Nails®, in 1958.

•	La Cross®, our second largest cosmetics brand, was introduced over 100 years ago and we believe it is widely known by consumers for its high quality beauty implements.

•	N.Y.C. New York Color®, which management believes to be one of the most successful recent brand launches in the cosmetics industry, was introduced in 1999. Conceived as a value brand within an industry in which the competition generally serves higher price points, N.Y.C. New York Color® achieved $42.9 million in gross sales for the year ended December 31, 2004.

•	Orajel®, our largest OTC pharmaceutical brand, was originally introduced over 40 years ago. Orajel® is the number one oral analgesic in the United States (based on market share) and the number one pharmacist-recommended brand in the teething segment.

We also own several other established OTC pharmaceutical brands, including Dermarest®, Gentle Naturals®, Stye™, Pronto®, Auro-Dri®, DiabetAid™, Skin Shield® and Boil-Ease®, that compete in niche markets in which we are often the market leader and at times are the only branded product offered in the category.

Leading Market Positions. Our key brands are market leaders in the product categories in which they compete. Sally Hansen® is a leader in the cosmetics market as demonstrated by its number one market position in the nail care category. Additionally, Sally Hansen® has the number one market position in the nail enamel and nail treatment segments of the nail care category with a 30.8% and 51.4% market share, respectively. Sally Hansen® is also the market leader in the bleaches and depilatories category with a 30.6% market share. Orajel® is the market leader in the oral analgesics market with a 28.6% market share.

History of Innovation and Successful Product Launches. We dedicate significant attention to product innovation and consumer research in order to develop differentiated products with new and distinctive features, which we believe provides increased benefits, convenience and value to our customers. Our marketing departments, supported by our in-house research and development teams, drive our product development efforts. Some examples of recently introduced brands or products include N.Y.C. New York Color®, Airbrush Legs, Maximum Growth™ Nail Color, Chrome Nail Makeup and Fast and Flawless Make-up in our cosmetics business and Orajel® Toddler Toothpaste, Orajel® Swabs, Orajel® Ultra Mouth Sore Medicine, Orajel® Dry Mouth and the Orajel® Baby and Toddler Toothbrush in our OTC pharmaceuticals business. We believe our product development capabilities allow us to identify and respond to consumer trends enabling us to better serve our consumers. In addition, our company and our products have received a number of awards from well-known publications such as Women’s Wear Daily and Allure magazine.

Strong and Established Customer Relationships. We have developed strong relationships and a high degree of customer satisfaction by creating a culture focused on customer responsiveness. Members of senior management allocate a significant portion of their time to nurturing these customer relationships and take an active role in the selling process. The average length of our key customer relationships is over 30 years. In addition, we believe our products are highly productive to our customers, which we believe has resulted in our growing retail wall or shelf space. We are frequently appointed by our customers as the category captain in nail care and the category validator in oral analgesics.

Experienced Management Team. Led by William McMenemy, Chief Executive Officer, we have an experienced senior management team averaging 17 years with Del and approximately 30 years of industry experience. Other key members of the management team include Charles Hinkaty, Chief Operating Officer, Harvey Alstodt, President of Global Business, Enzo Vialardi, Executive Vice President and Chief Financial Officer and Timothy Hogan, Executive Vice President of Global Operations. Our management team has a history of successfully implementing revenue building and cost savings programs, both at Del and other well-established consumer products and pharmaceutical companies.

Business Strategy

Continue to Grow Core Brands and Expand Into New Categories and Distribution Channels. Our well-recognized cosmetics and OTC pharmaceutical brands, significant market shares and proven ability to develop and launch innovative new products create a strong foundation for growth. We intend to utilize this foundation to continue to grow our core brands and expand into new categories and channels. For example, our plans for 2005 include:

•	Growing our nail care franchise by launching several new nail treatment and enamel products, including a line of nail care products offered under the Elizabeth Arden™ Red Door™ name that targets the increasingly important nail salon channel, a distribution channel in which we do not currently compete;

•

Extending the Orajel® franchise with the launch of exciting new products including Orajel® Tooth Desensitizer and Orajel® American Idol™ Toothpaste. We believe Orajel® Tooth Desensitizer is the first FDA-approved liquid OTC treatment providing immediate relief for sensitive teeth. Such treatments were previously available only through a dentist. Over 50 million adults suffer from sensitive teeth in the United States. We have entered into an agreement granting us the right to use the American Idol™ logo in packaging and advertising for the children’s toothpaste category in the United States and

Canada. This toothpaste will be targeted to the approximately 25 million five- to twelve-year old children in the United States; and

•	Launching an array of new lip pencils and face and eye products that broaden the N.Y.C. New York Color® product line and expanding the brand’s price points. Furthermore, we anticipate increasing the level of distribution for the brand with both existing and new customers.

Additionally, in the near term, we plan to expand our presence in distribution channels that offer significant growth potential, including convenience stores, which we believe will increase our sales and expand our key franchises.

Continue to Strengthen our Relationship With Retailers. As category captain in nail care and category validator in oral analgesics, we continue to identify market trends and fill unmet consumer needs, allowing us to strengthen our relationships with retailers. In addition, we will continue to provide our retail customers with products that are innovative and provide increased features, benefits, convenience and value. We plan to further increase our already high customer service levels and continue to partner with retailers to develop customer specific programs and creative marketing strategies that drive increased retail sales per linear foot.

Expand our International Presence. We currently operate internationally on a direct basis in Canada and Puerto Rico, and through distributors, licensees and joint venture relationships in over 40 other countries. Although our international business has experienced strong historical growth, international sales represented only approximately $66.3 million, or 13.1%, of our gross sales for the year ended December 31, 2004. We plan to increase our international presence by taking advantage of the significant opportunity that exists for our products in Western Europe, Asia and South America. Our international sales and distribution strategy is to establish additional direct operations in foreign countries, expand our presence in existing markets and increase the number of markets in which we operate through distributors, licensees and joint ventures. We seek to build the same strong presence with international retailers that we currently have with domestic retailers and intend to expand the scope of our international marketing efforts.

Realize Expected Cost Savings. We have identified plans to reduce our administrative, manufacturing and marketing costs. We believe that these savings would have reduced our expenses during the year ended December 31, 2004 by a total of approximately $17.2 million if the transactions had closed and these plans had been implemented at the beginning of such period. These cost savings include the following:

•	Eliminate approximately $5.0 million of salary, administrative and other costs related to the office of the former chairman and CEO, who retired in connection with the transactions, costs associated with our old employee stock ownership plan, which was discontinued in connection with the transactions and costs that are no longer incurred as a privately held company;

•	Achieve approximately $5.4 million of cost savings from the recent expansion and modernization of our manufacturing facility located in Rocky Point, North Carolina and the rationalization of our secondary manufacturing facilities. In early 2004, we closed our manufacturing facility in Farmingdale, New York and transferred its operations to Rocky Point, North Carolina. In 2005, we believe our results will reflect the expected benefits from the relocation, including reduced labor, employee benefit, warehouse, freight and utilities costs and lower state and local taxes;

•	Eliminate transition costs estimated at approximately $2.4 million related to the move from Farmingdale, New York to Rocky Point, North Carolina in the first half of 2004, including temporary employees and duplicative maintenance and utility costs;

•	Achieve approximately $2.0 million of manufacturing cost savings from insourcing certain nail enamel production to our manufacturing facility in Rocky Point, North Carolina and outsourcing the production of selected N.Y.C. New York Color® cosmetics stock keeping units, or SKUs; and

•	Reduce marketing spending by approximately $2.3 million on certain non-core OTC pharmaceutical brands by shifting our focus from growing sales and long-term brand equity across all of our OTC pharmaceutical brands to focusing our marketing expenditures on our core OTC pharmaceutical brands and managing non-core OTC pharmaceutical brands for profitability.

Our management team, which has a history of successfully developing and implementing previous cost saving programs, has clearly defined plans which we believe will result in achieving these pro forma cost savings. We will continue to examine our operations on an ongoing basis with the intent to continually lower costs and drive margin improvements.

Our Products

We currently market and sell a diversified portfolio of branded cosmetic and OTC pharmaceutical segments. See note 11 to our consolidated financial statements for additional information related to cosmetic and OTC pharmaceutical segments. Our principal cosmetic products are nail treatments, nail enamels, beauty implements, face and lip color cosmetics, bleaches and depilatories, personal care products and other related beauty items. Our principal OTC pharmaceutical products include oral analgesics, infant care products, first aid products and eye and ear medications.

The following table identifies and sets forth certain historical domestic gross sales information with respect to major brands within each of our segments which accounted for over 10% of our gross sales for at least one of the last three fiscal years:

Business Segment	Major Brands (Categories)	Percentage of Total Gross Sales for the Fiscal Year Ended
		2002	2003	2004
Cosmetics:	Sally Hansen® (Nail enamel)	18.0%	18.2%	17.1%
	Sally Hansen® (Nail treatment)	13.5%	12.9%	12.3%
	Sally Hansen®/ LaCross® (Beauty implements)	11.1%	10.4%	10.1%

OTC Pharmaceuticals:	Orajel®	12.3%	12.1%	12.5%

Cosmetics

Sally Hansen®. We currently offer the largest portfolio of nail care products in the United States mass market. Since the introduction of our Hard as Nails® nail treatment product in 1958, Sally Hansen® has been the industry leader in nail care, by providing easy to use, competitively priced, high quality and effective nail care solutions. Over the past 43 years we have built upon our core nail care franchise and leveraged the Sally Hansen® brand into other product categories including lip, hand, foot and leg treatments and bleaches and depilatories. The Sally Hansen® brand is built on the foundation of providing consumers with an array of products that offer a combination of treatment, protection and beauty benefits.

Nail Treatment. The Sally Hansen® collection of nail treatment products leads the United States mass market in market share and breadth of products offered. Sally Hansen® products address all of the sub-segments of nail treatment with specific specialty products to address the problems women face in maintaining, preserving and fixing their nails. The first Sally Hansen® nail treatment, Hard as Nails®, was introduced in 1958 to prevent nail breakage. From this one product, the Sally Hansen® brand has evolved into the dominant brand in the nail treatment segment through our development of a wide variety of high quality products and our ability to introduce new products under the Sally Hansen® brand.

Nail Enamel. Sally Hansen® manufactures and markets a variety of nail enamel products that combine nail treatment with a large variety of colors. Hard as Nails® Strengthening Color, introduced in 1966, was our first product that combined nail enamel with nail treatment. Since that launch, we have extended this technology to include a variety of products that address various nail care needs.

Bleaches and Depilatories. Sally Hansen® entered the bleaches and depilatories category in 1981. Since that time the brand has expanded into a wide variety of products to address unwanted facial and body hair for women of all ages, lifestyles and ethnicities. The product line includes bleaches which chemically lighten hair, waxes which manually remove hair and depilatories which chemically remove hair. While many of our products launched over ten years ago remain leaders in their respective categories, we have continually brought new products and methods of application to the marketplace. Most recently, we introduced an Eyebrow, Face and Lip Wax Kit and expanded our No Heat Wax franchise. In the first quarter of 2005, we launched a new line of extra strength facial and body waxes and depilatories, along with a collection of three body and leg lotion depilatories.

Other. We have leveraged the Sally Hansen® brand into complementary product categories which include color cosmetics, lip, hand, foot and leg treatments and nail polish removers. We introduced Sally Hansen® Healing Beauty® in 2003, a line of face, lip, eye and leg cosmetics positioned by us for women of all ages. This collection of cosmetics includes facial foundations and powders, mascara, eye liners and eye shadows, lip treatments and leg makeup that promote beauty treatment properties. All products are dermatologist tested and, where appropriate, ophthalmologist tested for sensitive eyes and contact lens wearers. Included within this product line is the first aerosol face makeup sold in mass outlets in the United States, Fast & Flawless Airbrush Makeup. In 2004, we launched Airbrush Legs, the first aerosol leg makeup sold in mass outlets in the United States to cover imperfections and spider veins, while leaving legs moisturized. In the first quarter of 2005, we launched a line of sunless tanners under the Healing Beauty® Airbrush banner. This product line consists of a sunless tanner for the face and one for the body.

La Cross®. The La Cross® brand name was introduced in the early 1900s. We acquired the brand in 1978 and began co-branding the line “A Quality Sally Hansen Product” in the late 1980s. Today, La Cross® offers the most complete line of precision-crafted eye, nail, foot and grooming implements in the United States mass retailing marketplace, at moderate prices. The La Cross® line includes over 90 beauty tools, from tweezers and eye lash curlers to nail files and manicure scissors.

In 2004, we introduced Premier Implements by Sally Hansen®. This collection of over 20 items includes nail grooming, eye care, foot care and other beauty tools. The product line is positioned by us as the highest quality and most innovative line available at mass outlets. The product line includes our design for a self locking scissor along with a variety of ergonomically designed tweezers, pedicure tools, nail clippers and nippers. With distribution in over 9,000 stores, we believe the brand is well positioned for expansion.

N.Y.C. New York Color®. We launched N.Y.C. New York Color® in 1999 to target value conscious women, ages 16 and older of all lifestyles and ethnicities. We offer high quality packages and fashionable shades of premium quality products featuring advanced formulas at price points from $0.99 to $4.99. N.Y.C. New York Color® covers each of the four color cosmetic categories of eye, lip, face and nail. Many of our items are similar in both formula and package to more expensive department store items. We believe, prior to the brand’s launch, that the mass market value cosmetic category was dominated by two of our competitors. However, for the 52-week period ended December 31, 2004, N.Y.C. New York Color® has captured 38.0% of the mass market value cosmetic category according to ACNielsen and has distribution in over 14,000 retail outlets in the United States.

Miss Kiss®. Miss Kiss® is a teen and pre-teen line of color cosmetics which resulted from the repositioning of our Naturistics line of cosmetics in 2003. Targeted at girls aged 6 to 15, Miss Kiss® projects a colorful image in the teen color cosmetics category. The Miss Kiss® line has 124 SKUs and includes lip gloss, eyeshadow, eyeliner and nail enamel at price points ranging from $0.99 to $4.99. In 2004, the brand successfully launched a collection of $0.99 lip glosses which have been well received by retailers. In 2005, we expanded this collection by adding new forms of $0.99 lip gloss and a collection of $0.99 eyeliners.

OTC Pharmaceuticals

Orajel®. The Orajel® family of products is the United States mass market leader in both oral pain relief products for adults and oral pain and oral hygiene products for infants and toddlers. Orajel® is a well-known brand name, which has been trusted by consumers to treat oral pain for over 40 years. Orajel® has built its market leadership position through the identification and development of products for each type of oral pain or pediatric oral hygiene need. Through an ongoing process of market research and product development, Orajel® has become the market leader in toothache pain relief products for adults and teething pain relief and fluoride free oral hygiene products for infants and toddlers. The brand also has meaningful market positions in treatments for mouth sores and denture pain.

Toothache Pain. Orajel® toothache products provide immediate relief from toothache pain as a temporary expedient until consumers are able to reach a dentist. Orajel® is the number one brand by market share for toothache pain relief with a variety of forms and strengths. Our products relieve oral pain faster than internal analgesics, such as aspirin, Advil® or Tylenol®.

Teething. Baby Orajel® teething products provide immediate relief of teething pain as compared to Children’s Tylenol, which can take up to 30 minutes to work. Baby Orajel® is the market leader in teething pain relief and is the number one teething remedy recommended by pharmacists. Baby Orajel® offers a variety of products to meet the needs of parents with teething babies.

Mouth Sore. Orajel® provides a full range of products to meet the needs of mouth sore sufferers. Mouth sores are the largest segment of the oral pain relief category and sufferers have different product needs for sores inside versus outside the mouth.

Denture. Orajel® Denture Plus was developed to meet the needs of people who wear full or partial dentures and suffer from pain due to poor fitting dentures or hot spots. Orajel® Denture Plus contains a patented formula that combines two pain relievers to provide fast, effective relief of denture pain, while the film forming gel forms a protective coating to shield the irritated areas from further irritation.

Infant and Toddler Tooth Cleansing. Orajel® is the leader in the infant and toddler tooth cleansing category, having created the category with the introduction of Baby Orajel® Tooth & Gum Cleanser in 1991 to address the specific needs of babies. Although children from four to forty-eight months need their teeth and gums cleansed regularly, swallowing excessive fluoride can result in a condition known as fluorosis, or white spots on permanent teeth. Since young children lack the motor skills required to spit out the toothpaste after brushing they should not use a fluoride toothpaste. Orajel®’s infant and toddler tooth cleansing products utilize a fluoride-free patented ingredient, Microdent®, to clean the teeth and gums and remove the plaque-like film that can form from sugars in food and milk. Microdent® is ideal for young children because it cleans teeth and is safe to swallow. We have adapted this technology to satisfy the needs of both infants and toddlers.

Baby Orajel® Tooth & Gum Cleanser is formulated for use by children from four to eighteen months old and comes with an easy to use finger cot or infant toothbrush to help parents clean delicate teeth and gums. Baby Orajel® Tooth & Gum Cleanser comes in two flavors, Mixed Fruit and Apple-Banana, which we believe are desirable alternatives to mint-flavored products offered by our competitors.

Orajel® Toddler Training Toothpaste, introduced in 2001, addresses the needs of toddlers eighteen to forty-eight months old. Children in this age group continue to need the fluoride-free benefits of Microdent®, while requiring the additional breath freshening this product provides. Orajel® Toddler Training Toothpaste comes in three flavors, Fruit Splash, Bubble Burst and Berry Blast, which we believe are desirable alternatives to mint-flavored products offered by our competitors. Berry Blast, launched in August 2003, also contains added breath freshener and calcium. Our Orajel® toddler products license Little Bear®, a popular character among children two to five years of age, for use in the United States, Puerto Rico and Canada on our packages and in our advertising, as we have found that a parent’s purchase decision can be impacted by their toddler’s attraction to this well-known cartoon character.

Dermarest®. Dermarest® is the leading line of OTC pharmaceutical products for the treatment of psoriasis and eczema and is positioned by us as the skin treatment specialist. Dermarest® Psoriasis, introduced in 2000, which we believe is the most complete line of scalp and skin OTC pharmaceutical products to meet the needs of approximately seven million psoriasis sufferers. Dermarest® Psoriasis products utilize salicylic acid, an ingredient which relieves itching and irritation, prevents the recurrence of symptoms and helps remove scales so healthy skin can grow. Dermarest® Psoriasis products are all coal-tar free so there is no staining or odor and contain a combination of natural extracts and oils that help moisturize psoriatic skin. Dermarest® Psoriasis comes in various forms such as shampoos, treatments, mousses and moisturizers. Dermarest® Eczema is the leading line of OTC pharmaceutical products to meet the needs of approximately 15 million eczema sufferers. Dermarest® Eczema Medicated Lotion contains hydrocortisone to provide fast itch relief, plus a rich moisturizing formula for dry sensitive skin. Dermarest® Eczema Long Lasting Moisturizer is a gel that moisturizes dry skin for hours. The film coating formula provides continuous moisturizing, while protecting the skin by keeping irritants out.

New to the Dermarest® line of skin treatments in 2004 was Dermarest® Stretch Mark Repair Cream, an 18-hour moisturizing formula that is proven to reduce the appearance of stretch marks. In February 2005, we launched Dermarest® Moisturizing Scar Remover, a product proven to reduce the appearance of scars. The formula forms an invisible patch to keep the moisturizing ingredients in place and help protect the scar.

Gentle Naturals®. Gentle Naturals®, introduced in 2002 in response to the growing trend toward natural healthcare among parents of young children, is a line of naturally based infant care products targeting specific, underserved infant needs. The Gentle Naturals® product line addresses a variety of infant care needs, including infant eczema, cradle cap, stomach discomfort, skin irritation, colds, earaches and bug repellency. All of the Gentle Naturals® skin care products contain a combination of aloe, calendula, jojoba oil and Vitamins A, D and E to speed healing, reduce irritation and moisturize infant skin.

Other OTC Pharmaceuticals. We market a variety of other OTC pharmaceutical products in targeted categories with strong market share positions, including Pronto®Plus, Auro-Dri®, Stye™, Boil-Ease®, Skin Shield®, DiabetAid™ and Arthricare®. Pronto®Plus is a line of lice treatment products including shampoos, conditioners and household sprays. These products which are available in various forms (mousse, warm oil treatment, hair and scalp masque) include vitamins and are combined with fun fragrances making the treatment process easier and more child friendly. Auro-Dri® is the number one product for relieving water clogged ears, a condition that can lead to swimmer’s ear if not taken care of promptly. Stye™ is the leading medicated eye ointment that is positioned to relieve the symptoms of eye irritations, like styes and other eye irritations. Boil-Ease® is the only branded pain relieving ointment to provide temporary relief from boil pain. Skin Shield® is a liquid bandage that is uniquely positioned as the only product of this type to contain both a pain reliever and an antiseptic. DiabetAid™ is a line of products, including hand and body lotion, anti-itch cream, mouth rinse and an antifungal footbath, developed to address the most common secondary symptoms caused by diabetes, including pain and tingling in the extremities, dry, itchy skin, gingivitis and athlete’s foot. Arthricare® is a line of powerful arthritis pain relief creams formulated to address specific arthritis and skin care needs.

Marketing, Sales and Distribution

Advertising and Promotion

We seek to build brand awareness and product usage in both our cosmetics and OTC pharmaceuticals businesses through extensive and cost-effective advertising strategies that emphasize the strengths of our products. Our goal is to increase market share for our brands through focused marketing of our existing products and product line extensions. We advertise our products primarily on television, in magazines and on the radio.

We strive to achieve cost efficiencies in our advertising by being opportunistic in our purchase of media and controlling production costs. Advertising media is selected based upon its ability to efficiently and effectively reach the core target audience for each product and is scheduled in line with each brand’s volume potential and seasonality, if applicable.

Additionally, we have various co-operative programs with retailers to further enhance consumer awareness of our products and brands. We work directly with retailers to design the planograms for our brands, as well as to develop in-store displays, special events and promotional activities and campaigns for our products. These programs, which include co-operative advertising, temporary price reductions and in-store displays, are designed to obtain or enhance distribution at the retail level and to provide incentives to consumers at the point-of-purchase. For example, a comprehensive secondary display program is designed to provide multiple locations for our key cosmetics and OTC pharmaceutical products at retail outlets. We also utilize consumer promotions such as direct mail programs targeted at specific audiences, like parents, as well as on-package offers to encourage trial and usage at the point-of-purchase.

Our expenditures on advertising, including co-operative advertising programs, were $30.8 million or 8.8% of net sales in 2002, $37.7 million or 9.8% of net sales in 2003 and $36.9 million or 9.3% of net sales in 2004.

Customers

Our senior management team and two dedicated sales organizations, one for each of our cosmetics and OTC pharmaceuticals businesses, maintain long-standing relationships with our top 25 customers which represented approximately 90% of our gross sales for the year ended December 31, 2004. We market our products domestically through a well-established, diversified marketing platform that includes mass merchandisers, food retailers, drug chains and wholesalers that collectively account for a significant portion of the cosmetics and OTC pharmaceuticals markets. Our position in these channels is strong and we are frequently appointed by our customers as the category captain in nail care and the category validator in oral analgesics. A category captain recommends the placement and stocking of all products within a category and a category validator coordinates with a category captain to recommend the placement and stocking of products within a segment of a particular category. Internationally, we have a growing presence and strong sales from our direct operations in Canada and Puerto Rico and through distributor, licensee and joint venture relationships in over 40 other countries. In 2004, our ten largest customers represented approximately 69.8% of our gross sales, which allows us to target our selling efforts to our key customers and tailor specific programs to meet their needs. Other than Wal-Mart, Walgreens, CVS, Target and Rite-Aid, which accounted for approximately 23.7%, 11.5%, 9.2%, 7.4% and 7.2%, respectively, of our gross sales for the year ended December 31, 2004, no single customer accounted for more than 4% of our total gross sales for the year ended December 31, 2004.

As is customary in the cosmetic and OTC pharmaceutical industries, we do not enter into long-term or exclusive contracts with our customers. Sales to our customers are generally made pursuant to purchase orders. However, we enjoy long-term relationships averaging over 30 years with our top 10 customers. We believe that our long-term customer relationships are a result of our ability to provide a quality product offering that is regularly updated with new introductions, to deliver our products on-time and in the specification and quantity ordered and to provide consistent marketing support and value-added services, including category management services and customized promotional programs.

Sales and Distribution

Our domestic sales efforts are organized into two separate in-house national sales organizations responsible for selling our cosmetics and OTC pharmaceutical product lines. As of December 31, 2004, we employed approximately 100 people in our domestic cosmetics sales organization and 30 people in our domestic OTC pharmaceutical sales organization, which includes sales people, customer marketing and category management personnel. In certain circumstances, we employ brokers where a full-time sales employee is not economically justified or where such brokers can help provide retail merchandising support. Both our cosmetics and OTC pharmaceutical sales organizations are supported by a sales support department that performs significant customer, consumer and market analysis which helps both our sales people and our customers understand sales patterns and create appropriate promotions and merchandising aids for our products. Our sales organization works in conjunction with our marketing and product development organizations to identify trends and help to develop new products and brand extensions. We believe the efforts of our sales organizations have contributed to our high customer services levels historically.

Our customers expect quick response times on standard merchandise orders and we do not have a material order backlog. Most of our products, regardless of where they are manufactured, are shipped from our state-of-the-art distribution facility in Rocky Point, North Carolina. Consistent with the packaged goods industry, we accept authorized returns of unmerchantable, defective or discontinued products. We sell to customers primarily in the food, drug and mass merchandiser channels. Seasonality has not had a significant effect on either our cosmetic or OTC pharmaceutical segments, in each case taken as a whole.

Our international business represented approximately 15% of our net sales in 2004, with cosmetics volume constituting approximately 90% of total international net sales. Canada accounted for approximately 64% of our total international net sales in 2004. We operate in Canada through an operating subsidiary that employs its own marketing and sales organizations. We have distributor, licensee and joint venture relationships in over 40 other countries. These relationships accounted for 29.6% of our total international net sales in 2004. Branch operations in Puerto Rico account for the balance of our international net sales. Our international sales and distribution strategy is to continue to support in-market sales within the countries presently served and expand the number of countries in which distribution is taking place.

Geographic Information

The following table displays our gross sales from our external customers in the United States, in Canada and in all other international countries:

	Year ended December 31,
	2002	2003	2004
	(in thousands)
United States	$395,249	$435,361	$441,122
Canada	33,866	40,592	44,689
Other International	10,948	13,391	21,634

Total	$440,063	$489,344	$507,445

The following table displays our net fixed assets located in the United States and internationally, in countries other than the United States:

	As of December 31,
	2002	2003	2004
	(in thousands)
United States	$34,354	$45,532	$43,090
International(1)	3,080	3,742	3,679

Total	$37,434	$49,274	$46,769

(1)	As of December 31, 2002, international fixed assets consisted solely of net fixed assets located in Canada. As of December 31, 2003, international fixed assets consisted of net fixed assets of $3.7 million located in Canada and $21,000 located outside of the United States and Canada. As of December 31, 2004, international fixed assets consisted of net fixed assets of $3.7 million located in Canada and $15,000 located outside of the United States and Canada.

Competition

Competition in both the cosmetics and OTC pharmaceuticals markets is intense. In addition, the cosmetics industry is subject to rapidly changing consumer preferences and industry trends. Many of our principal competitors in each of our industry segments are well-established firms that are more diversified and have substantially greater financial and marketing resources than we do. Frequent new product introductions and attendant advertising characterize both industry segments in which we operate. We compete on the basis of brand name recognition, quality of product, assortment and continuity of merchandise selection, price, reliable order fulfillment and delivery, level of in-store merchandising support and advertising. Our main competitors in the cosmetics market include Revlon, Inc., Procter & Gamble Co. (Cover Girl and Oil of Olay) and L’Oreal USA (Maybelline and L’Oreal). Our main competitors in the OTC pharmaceuticals market include Wyeth Corp., Pfizer Inc., Procter & Gamble Co., Glaxo SmithKline plc, Bristol-Myers Squibb Co., Colgate Palmolive Co., Chattem, Inc., Bayer Corp. and Johnson and Johnson, Inc.

Part of our strategy to offset the level of competition is to develop certain products and brands that focus on niche or sub-segments of larger markets. By focusing on these areas we believe we are able to limit the degree of competition we face, as many of these smaller markets do not draw the attention of the large multi-national consumer product companies, or they choose not to dedicate resources to these smaller, albeit potentially profitable brands, such as Stye™ and Auro-Dri®.

New Product Development

We cultivate an environment and corporate culture that we believe fosters innovation and creativity as one of our core competencies. We dedicate significant attention to developing new products and brands, as well as extensions of our existing products. Our intent is to continually deliver increased features, benefits, convenience and value to our customers. We have been regularly recognized for our efforts in product innovation and development and have received numerous awards for our achievements. In 2003, we won Women’s Wear Daily’s “Most Innovative Marketer of the Year” award in the mass market category recognizing our continuous flow of innovation in our cosmetics brands. In 2004, we won Allure Magazine’s Best of Beauty “Breakthrough Product of the Year” award and Women’s Wear Daily’s “Breakthrough Product of the Year” award for Sally Hansen® Airbrush Legs, an aerosol makeup for legs that simulates the look and feel of pantyhose. Additionally, in 2004 Orajel® Dry Mouth won the Diana Award from the Healthcare Distribution and Manufacturing Association for the best new OTC pharmaceutical product of the year.

Our marketing organization works in conjunction with our in-house research and development teams as well as outside product development firms to identify trends, consumer needs and unfulfilled markets. Once identified, these individuals work with our creative services, manufacturing and package development teams to develop, test and manufacture products that meet high quality standards and fulfill these needs. Our research and development teams are located in our Farmingdale, New York facility.

We have introduced a number of product line extensions, new products and new brands in the past few years. For example, in 2002, we launched Orajel® Swabs and the Gentle Naturals® product line. Orajel® Swabs is a patented unit dose delivery system combining medication and applicator in one. It is currently available for adult toothache and mouth sore applications, as well as for teething. The Gentle Naturals® product line addresses a variety of infant care needs, including infant eczema, cradle cap, stomach discomfort, skin irritation, colds, earaches and bug repellency. In 2003, we launched Fast and Flawless Airbrush Make-Up, a foundation product sold in the mass market. The fast and easy spray-on application results in perfect, flawless-looking skin. In 2004, we launched Sally Hansen® Airbrush Legs, an aerosol makeup made for legs that simulates pantyhose and helps make legs look gorgeous and feel soft and smooth.

In February 2005, we launched Orajel® Dry Mouth, Orajel® Tooth Desensitizer and Orajel® American Idol™ Toothpaste. Orajel® Dry Mouth is a product for relief of dry mouth symptoms, a problem which affects 15 million people as a result of diabetes, prescription medications and drug/radiation therapy. This product which moistens on contact and lasts for hours, also contains a patented antioxidant complex to help maintain a healthy mouth. Orajel® Tooth Desensitizer is an OTC treatment for sensitive teeth, which was previously only available through a dentist. We have entered into an agreement granting us the right to use the American Idol™ logo in packaging and advertising in the United States and Canada for children’s toothpaste. Orajel® American Idol™ Toothpaste is targeted at five- to twelve-year old children.

In addition to these recent product and brand launches, we currently have a number of products under development. We plan to grow our nail care franchise by launching several new nail treatment and enamel products, including a line of nail care products offered under the Elizabeth Arden™ Red Door™ name that targets the increasingly important nail salon channel, a distribution channel in which we do not currently compete.

Manufacturing and Quality Control

In 2001, we began the process of consolidating and modernizing our domestic manufacturing and distribution operations. Our plan focused on centralizing manufacturing and distribution around our Rocky Point, North Carolina, and Little Falls, New York, facilities and closing our manufacturing facility in Farmingdale, New York.

In the context of our consolidation efforts, the Rocky Point facility, originally acquired in 1997, has been recently expanded to 430,000 square feet. It is now a fully integrated, manufacturing, packaging and distribution complex for both our cosmetic and OTC pharmaceutical products and produces approximately 40% of our production volume for the year ended December 31, 2004. We have undertaken actions to bring all of our OTC pharmaceutical production and some of our cosmetic production to pharmaceutical standards, which allow selected cosmetic products and OTC pharmaceutical products to be produced on many of the same lines, thus improving operating flexibility and effective capacity. As a result of our consolidation efforts and the expansion of the Rocky Point facility, we expect to eliminate redundant non-value added activities, reduce interplant transportation, reduce outside warehousing costs and simplify intra-plant workflow, which is expected to reduce materials handling costs, as well as the corresponding clerical support functions. Relocating a significant part of our operations to Rocky Point, North Carolina is also expected to result in reduced labor, employee benefit, freight and utilities costs and lower state and local taxes.

The Little Falls facility, a 163,000 square foot manufacturing and warehouse complex, produces approximately 25% of our production volume for the year ended December 31, 2004. This facility has compounding, powder compounding, powder pressing, filling, assembly and warehouse capabilities. A smaller, sister plant in nearby Canajoharie, New York, supplies both Rocky Point and Little Falls with many of their components, including bottles, jars, caps, blister packs and displays. By manufacturing many of the components for our product lines, the Canajoharie facility lowers our cost-of-goods sold.

Third party contract manufacturers represent approximately 25% of our production volume for the year ended December 31, 2004. A portion of our products are packaged by the third-party manufacturer for resale by us to our customers and the remainder are produced by third-party manufacturers and packaged by us. In recent years, we have increased our use of third party manufacturing because it has produced cost savings and profit improvement opportunities. Going forward, we plan to evaluate and undertake further cost savings opportunities related to third party manufacturing. The balance of our production volume for the year ended December 31, 2004 was manufactured at a facility in Barrie, Ontario, Canada. This facility primarily serves the Canadian market and provides backup for selected products for both the domestic and United Kingdom markets, as necessary.

The recent expansion of our Rocky Point facility has doubled the square footage of laboratory space for testing and quality control and has enabled us to improve our quality assurance, quality control and regulatory processes. Our Rocky Point facility is equipped with state-of-the-art incoming, analytical and microbiology laboratories. To supplement our in-house quality control efforts, we retain from time to time a third party GMP auditing company to audit regulatory compliance. The most recent report provided by this auditing company recommended that we undertake additional actions at the Rocky Point facility to assure GMP compliance. We plan to undertake these actions and do not currently anticipate that they will materially disrupt the conduct of our business.

We expended approximately $9.0 million, $7.8 million and $6.4 million in 2004, 2003 and 2002, respectively, on clinical and regulatory affairs, quality control and research activities relating to the development of new products, all of which are conducted internally by us.

Raw Materials

We purchase the raw materials, components and semi-finished goods used in our manufacturing processes from various third-party manufacturers, paperboard suppliers and packaging component distributors. We have not experienced any difficulty obtaining raw materials and believe that such materials are readily available. We believe that our current sources of supply, together with potential alternative sources, will be adequate to meet future production demands. We continually evaluate opportunities to improve efficiencies and reduce costs by either out-sourcing or in-sourcing the production of certain components and raw materials.

Patents and Trademarks

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. Some of our more important trademarks and service marks that appear in this prospectus include Sally Hansen®, Hard as Nails®, N.Y.C. New York Color®, La Cross®, Orajel®, Baby Orajel®, Dermarest® and Gentle Naturals®, which are registered in the United States and may be registered in other jurisdictions. We also refer to certain products, trademarks and service marks of third parties, which are neither owned by nor licensed to us. These include, but are not limited to: Advil®, Tylenol®, Children’s Tylenol, Cover Girl, Max Factor, Maybelline and L’Oreal.

We consider our trademarks to be material assets, and the registration and protection of our trademarks in the aggregate to be important to our business, in that the success of certain of our products is due at least in part to the goodwill associated with our primary brand names. We have registered or applied to register many of these trademarks, both in the United States and in foreign countries. We have also been issued several United States patents, expiring at various times through 2020 and have licensed certain intellectual property from third parties. Many of the products we refer to as patented in this prospectus utilize patented technology that we license from third parties and do not own. While we believe our patents and patent licenses to be important, we do not consider our business as a whole to be dependent on such patent licenses or patent protection. We are involved in various intellectual property claims and legal actions arising in the ordinary course of business. While the effect of the final resolutions of these matters is not known, management is of the opinion that they will not have a material adverse effect on our consolidated financial position.

Government Regulations

The formulation, manufacturing, packaging, labeling, registration, distribution, importation, sale and storage of our OTC drug and cosmetic products are subject to regulation by various federal agencies, including the FDA and the FTC.

All of our OTC pharmaceutical products are regulated pursuant to the FDA’s OTC Drug Review. The monographs, both tentative and final, set out the active ingredients and labeling indications and claims that are permitted for certain broad categories of OTC pharmaceutical products such as oral analgesics. Where the FDA has promulgated a final monograph, it has concluded that a properly labeled product formulation is generally recognized as safe and effective and is not misbranded. A tentative final monograph indicates that the FDA has not yet made a final determination about products in a category to establish safety and effectiveness for a product and its uses. However, unless there is a serious safety or effectiveness issue, the FDA will exercise enforcement discretion and permit companies to sell existing products until the final monograph is promulgated. Products that comply with either final or tentative final monograph standards do not require pre-market approval from the FDA. All of our OTC pharmaceutical product formulations are in compliance with either final or tentative final monographs. Clinical efforts are presently in progress to validate that all labeling and advertising claims will be covered by monographs once the final rulings are published.

Environmental

We are subject to a broad range of frequently changing federal, state and local environmental, health and safety laws and regulations, including those governing discharges to air, soil and water, the handling and disposal of, and exposure to, hazardous substances and the investigation and remediation of contamination resulting from the release of hazardous substances. We believe that our business, operations and facilities are in material compliance with all applicable environmental, health and safety laws and regulations, though future expenditures may continue to be necessary in order to maintain such compliance. However, some of our current and former facilities are currently involved in environmental investigations and remediations resulting from releases of hazardous substances or the presence of other constituents. While we do not believe that any investigation or remediation obligations that we have identified will have a material adverse effect on our operating results or financial condition, we cannot assure you that no such obligations will arise in the future.

In September 2001, we received notice from the EPA that we were, along with 81 others, a Potentially Responsible Party regarding the site located in Glen Cove, New York. According to the notice received from the EPA, our involvement related to empty drums that we sent to the site in 1977 and 1978. In the third quarter of 2001, we recorded an estimate of $0.6 million in selling and administrative expenses based on information received from the EPA as to its potential liability for the past remediation activities. In October 2001, we became a member of a JDG. In the second quarter of 2002, the EPA and the JDG agreed in principle to the amounts of payments required to settle past and future liabilities under CERCLA with regard to the site. Pursuant to an agreement among JDG members as to how to allocate such payment amounts, we recorded, in the second quarter of 2002, an additional estimate of $0.8 million in selling and administrative expenses. During the third quarter of 2002, a trust was established with the intention of entering into a Consent Decree with the United States and the State of New York to settle all claims by the United States and the State of New York for past and future response costs and future actions at the site. In September 2002, we paid $1.3 million into a trust account which was held in escrow, together with payments by the other members of the JDG, for the eventual settlement with the EPA of potential liability under CERCLA related to the site. During the third quarter of 2002, we also paid into the same trust account an additional $18,000 for the eventual settlement of our potential liability for NRD claims, which were also expected to be settled in the Consent Decree. We incurred a charge of $0.8 million ($0.5 million after- tax) for the year 2002. During the second quarter of 2003, the United States, the State of New York, and the Federal District Court approved the aforementioned Consent Decree. As such, we do not anticipate any additional material expenses with respect to this site.

Employees

As of December 31, 2004, we had approximately 1,800 employees. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our employee and labor relations to be satisfactory.

Properties

Our corporate and administrative offices are located in EAB Plaza in Uniondale, New York. Our principal manufacturing facility is located in Rocky Point, North Carolina. Our principal research and development facility is located in Farmingdale, New York. The following are our principal facilities as of December 31, 2004, all of which we own or lease. We believe that our facilities are adequate to meet our operating needs at reasonable levels of production.

Location	Type of Facilities	Area (Sq. Ft.)
Owned:(1)
Rocky Point, NC	Principal manufacturing and distribution (Cosmetic and OTC Pharmaceuticals)	430,000

City of Little Falls, NY	Production and warehouse (Cosmetics and OTC Pharmaceuticals)	100,000

Newark, NJ	Manufacturing (no longer in use)	90,000

Barrie, ON	Manufacturing, shipping and administrative (Cosmetics and OTC Pharmaceuticals)	68,000

City of Little Falls, NY	Production, warehouse and distribution (Cosmetics and OTC Pharmaceuticals)	63,000

Canajoharie, NY	Production and warehouse (Cosmetics)	50,000

Leased:(2)

EAB Plaza 7th and 8th Floors, Uniondale, NY	Office (Cosmetics and OTC Pharmaceuticals)	45,824

Lower Level, West Tower, EAB Plaza, Uniondale, NY	Office (Cosmetics and OTC Pharmaceuticals)	42,779

Farmingdale, NY	R&D lab (Cosmetics and OTC Pharmaceuticals)	19,000

(1)	The Barrie facility is subject to a mortgage.
(2)	Both Uniondale leases expire on December 31, 2014, with an option to renew for an additional five years thereafter; the Farmingdale lease expires on December 31, 2006.

Legal Proceedings

We are involved in various claims and legal actions arising in the ordinary course of business, including environmental matters and intellectual property matters. The effect of final resolution of these matters on our results of operations or liquidity in a particular reporting period is not known. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position.

THE TRANSACTIONS

The Merger

On January 27, 2005, Del Laboratories, Inc. merged with DLI Acquisition, with Del Laboratories, Inc. continuing as the surviving corporation, pursuant to the terms and conditions set forth in the merger agreement among Del Laboratories, Inc., DLI Acquisition and DLI. At the closing of the merger, we became a direct wholly-owned subsidiary of Holding II and an indirect wholly-owned subsidiary of DLI. In turn, all of the outstanding equity interests of Holding II are owned by DLI and DLI is owned by the LLC and the continuing investors.

The following transactions occurred in connection with the merger:

•	Approximately 9.7 million shares of common stock of Del Laboratories, Inc. were converted into the right to receive $35.00 per share in cash.

•	Outstanding options to purchase approximately 1.9 million shares of common stock of Del Laboratories, Inc. were canceled in exchange for lump sum payments in cash of $35.00 per underlying share, less the applicable option exercise price.

•	Approximately $138.2 million in cash was contributed by affiliates of Kelso, the continuing investors and a third party investor in exchange for interests in the LLC, which in turn holds all of the outstanding shares of common stock of DLI as of immediately after the closing of the transactions. In addition, the continuing investors exchanged stock options of Del Laboratories, Inc. with an aggregate spread value of $4.5 million into stock options of DLI with an equivalent aggregate spread value. Each continuing investor sold or “cashed-out” the remainder of his equity interests in Del Laboratories, Inc. in the merger. In addition, each continuing investor was awarded certain profit interests in the LLC that may entitle him to a portion of the future appreciation in the value of the assets of the LLC. As a result of these transactions, affiliates of Kelso and such third party investor hold, through the LLC, shares of common stock of DLI, representing approximately 99.9% of the common stock of DLI on a primary basis and approximately 93.4% of the common stock of DLI on a fully-diluted basis. Also as a result of the transactions, the continuing investors will hold fully vested options to purchase DLI common stock, representing in the aggregate approximately 6.6% of the common stock of DLI on a fully-diluted basis and, through the LLC, common stock of DLI representing in the aggregate less than 0.1% of the common stock of DLI both on a primary basis and on a fully-diluted basis.

•	The LLC contributed to DLI Acquisition, through DLI and Holding II, the cash proceeds from its sale of interests to the Kelso affiliates, the third party investor and the continuing investors. DLI Acquisition entered into the senior credit facilities, comprised of a $50.0 million revolving credit facility and a $200.0 million Term Loan B facility, with JPMorgan Chase Bank, N.A., Bear Stearns Corporate Lending Inc., Deutsche Bank Securities Inc. and a syndicate of financial institutions arranged by J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. For a summary of the terms of our senior credit facilities, see “Description of Other Indebtedness”.

•	DLI Acquisition issued the old notes.

•	The cash proceeds from the sale of interests in the LLC were used by DLI, together with the proceeds from the notes and the senior credit facilities: (i) to fund the cash consideration payable in connection with the merger to our old stockholders and option holders under the merger agreement; (ii) to repurchase or redeem all of our old 5.56% senior notes due April 15, 2011, including payment of accrued interest and a related prepayment premium; (iii) to repay the outstanding principal and accrued interest under our old credit facility; (iv) to repay the mortgage on our North Carolina facility, including payment of accrued interest and a related prepayment premium; (v) to make employee-related severance and change of control payments; (vi) pay related transaction fees and expenses; and (vii) for working capital purposes.

•	DLI owns 100% of the common stock of Holding II.

•	Holding II owns 100% of common stock of Del Laboratories, Inc.

Concurrently with the issuance of the old notes, in connection with the merger, the rights and obligations of DLI Acquisition under the notes, the indenture, the senior credit facilities and related agreements was assumed by Del Laboratories, Inc. and, simultaneously with the merger, the guarantors guaranteed the notes and the senior credit facilities.

Accounting Treatment

The merger will be accounted for as a business combination in accordance with FASB Statement No. 141, “Business Combinations” and the assets and liabilities of Del Laboratories, Inc. will be recorded at their fair values.

MANAGEMENT

Directors and Executive Officers

The following table provides certain information regarding our directors and executive officers. Each director and officer will hold office until a successor is elected or qualified or until his earlier death, resignation or removal. The LLC has the right to designate all of DLI’s directors pursuant to a stockholders agreement and to remove any or all of them from time to time. In turn, the board of directors of DLI has the right to designate all of our directors. See “Certain Relationships and Related Transactions—Stockholders Arrangements—Stockholders Agreement.”

Name	Age	Position
William McMenemy	58	President and Chief Executive Officer, Director
Charles J. Hinkaty	55	Chief Operating Officer, Director
Harvey P. Alstodt	65	President of Global Business, Director
Enzo Vialardi	68	Executive Vice President and Chief Financial Officer
Philip E. Berney	41	Director
Church M. Moore	32	Director

The following is a brief summary of the background of our directors and executive officers.

William H. McMenemy serves as our President and Chief Executive Officer, and previously served as our Executive Vice President of Marketing, Cosmetics Division, North America since 1994. He joined the Company in 1965 and over the course of his 39-year career has served Del in a number of positions covering many disciplines, including marketing, sales, administration and general management. Previous positions include Vice President and Assistant to the CEO and Vice President of Marketing, Cosmetics Division.

Charles J. Hinkaty serves as our Chief Operating Officer, and previously served as our Vice President and President of Del Pharmaceuticals, Inc., a subsidiary of Del, since 1985. Mr. Hinkaty also serves as a director. He has served as a director since 1986. Prior to joining Del, Mr. Hinkaty was a Vice President at CitiBank from 1984 to 1985, responsible for national expansion for consumer banking. Before Citibank, Mr. Hinkaty spent 12 years at Bristol-Myers in a variety of marketing and general management positions. Mr. Hinkaty began his career at Procter & Gamble Co. in a marketing position. From 1999 to 2001, Mr. Hinkaty chaired the Consumer Healthcare Products Association.

Harvey P. Alstodt serves as our President of Global Business, and previously served as our Executive Vice President of Sales, Cosmetics Division, North America since 1985. Mr. Alstodt also serves as a director. Prior to joining the Company, Mr. Alstodt was Senior Vice President of Sales and Marketing at Foster Grant Corporation, a subsidiary of American Hoechst. Mr. Alstodt held a number of management positions at Foster Grant, where he began working in 1964, after working as an analyst at Shell Oil.

Enzo J. Vialardi has served as our Executive Vice President and Chief Financial Officer since 1998. He had previously been Senior Vice President, Finance and Operations for Del from 1991 until 1992 when he left the Company to become Chief Operating Officer of Nice-Pak Products, Inc from 1992 to 1996. From 1996 to 1998, Mr. Vialardi was a consultant to pharmaceutical and consumer goods manufacturers and retailers. Prior to joining Del for the first time in 1991, Mr. Vialardi held a number of executive positions at Revlon, Inc., Simon & Schuster, Inc. and PepsiCo, Inc. Mr. Vialardi began his career as a Certified Public Accountant with Deloitte, Haskins & Sells.

Philip E. Berney serves as a director. Mr. Berney is a Managing Director at Kelso & Company, an affiliate of ours, having joined Kelso in 1999. Additionally, Mr. Berney is a director of Cambridge Display Technology, Inc. and Federal Information Technology Systems, LLC.

Church M. Moore serves as a director. Mr. Moore is a Vice President at Kelso & Company, an affiliate of ours, having joined Kelso in 1998. Prior to joining Kelso, he worked as an associate at Investcorp International, Inc. Previously, Mr. Moore was an associate in the corporate finance group at BT Securities Corporation.

Other than the stockholders agreement referred to above, there is no arrangement or understanding between any executive officer or director and any other person pursuant to which he was selected as an officer or director. No family relationship exists among any of the executive officers and directors of the Company.

Committees of the Board of Directors

The board of directors has established an audit committee and a compensation committee. Our audit committee consists of Philip E. Berney, Church M. Moore and Charles J. Hinkaty. The audit committee is responsible for recommending the annual appointment of auditors with whom the audit committee will review the scope of the audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal controls. Our compensation committee consists of Philip E. Berney, Church M. Moore and William McMenemy. The compensation committee is responsible for reviewing and approving the compensation and benefits of our employees, directors and consultants, administering our employee benefits plans, authorizing and ratifying stock option grants and other incentive arrangements and authorizing employment and related agreements.

Compensation of Directors

Directors who are also employed by us or one of our subsidiaries, or who are employed by Kelso, are not entitled to receive any fees for serving as directors.

Executive Compensation

The following table sets forth information with respect to the compensation for the years 2004, 2003 and 2002 of our Chief Executive Officer and each of the four other most highly compensated executive officers in 2004, or the named executive officers.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Securities Underlying Options	All Other Compensation(1)
Name and Principal Position	Year	Salary	Bonus
William McMenemy	2004	$412,412	$—	$—	$40,089
President and Chief Executive	2003	396,550	255,000	7,522	40,357
Officer(2)	2002	376,250	450,000	146,174	40,341

Charles J. Hinkaty	2004	$404,355	$—	$—	$31,144
Chief Operating Officer (3)	2003	388,802	255,000	17,392	31,193
	2002	373,849	325,000	104,588	30,953

Harvey P. Alstodt	2004	$412,412	$—	$—	$52,668
President of Global Business(4)	2003	396,550	255,000	37,721	50,085
	2002	368,750	450,000	25,545	49,992

Enzo J. Vialardi	2004	$359,599	$—	$—	$9,198
Executive Vice President,	2003	352,811	255,000	—	9,037
Chief Financial Officer	2002	319,930	450,000	20,397	9,128

Dan K. Wassong(5)	2004	$879,582	$—	$—	$422,477
	2003	845,752	1,075,000	188,767	476,621
	2002	805,478	1,932,000	254,108	478,639

(1)	Includes for each named executive officer (i) The dollar amount of all contributions made by us and all shares allocated to the account of such officer in 2004, 2003 and 2002 under the ESOP. The amounts contributed and allocated, calculated based on the closing price of the Common Stock on December 31, 2004 were as follows: Mr. Wassong—$1,285, Mr. Hinkaty $1,285, Mr. Alstodt—$1,285, Mr. McMenemy—$1,285 and Mr. Vialardi—$1,285, (ii) the insurance premiums paid in each year in respect of such officer under our Executive Medical Reimbursement Plan (in 2004, the amounts paid were as follows: Mr. Wassong—$3,517, Mr. Hinkaty—$7,355, Mr. Alstodt—$7,913, Mr. McMenemy—$7,354, Mr. Vialardi—$7,913); and (iii) the dollar value (calculated in accordance with SEC guidelines) of the premiums paid by us with respect to “split dollar” life insurance policies maintained by us for certain of such officers (in 2004, the amounts were as follows: Mr. Wassong—$84, 275, Mr. Hinkaty—$22,504, Mr. Alstodt—$43,470, Mr. McMenemy—$31,450). Also includes for Mr. Wassong indebtedness owed by him to us which was forgiven in each year ($178,535 in 2004) and related tax gross-up ($154,865 in 2004). See “Description of Employment Agreements” below.
(2)	Prior to the merger, Mr. McMenemy served as our Executive Vice President, Sales Cosmetics Division, North America.
(3)	Prior to the merger, Mr. Hinkaty served as our Vice President and as the President of Del Pharmaceuticals, Inc.
(4)	Prior to the merger, Mr. Alstodt served as our Executive Vice President, Marketing Cosmetics Division, North America.
(5)	Prior to the merger, Mr. Wassong served as our Chairman, President and Chief Executive Officer. He retired from these offices on the closing of the merger. See “Separation Agreement—Dan K. Wassong.”

Stock Option Grants And Related Information

Stock Option Grants During 2004

During the year ended December 31, 2004, no stock options were granted to the named executive officers.

Option Exercises And Year-End Option Values

The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 2004 and unexercised stock options held as of December 31, 2004:

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at Dec. 31, 2004 Exercisable/Unexercisable	Value of Unexercised In-The-Money Options Dec. 31, 2004 Exercisable/Unexercisable(2)
Dan K. Wassong	45,725	$433,606	841,071/210,548	$16,937,198/$2,696,736
Charles J. Hinkaty	0	0	206,671/46,457	3,652,051/635,473
Harvey P. Alstodt	34,333	391,977	62,476/33,662	1,184,433/499,889
William McMenemy	7,060	90,748	139,908/53,739	2,296,281/789,666
Enzo J. Vialardi	0	0	61,475/6,799	1,335,073/100,655

(1)	The value realized is determined by multiplying the number of shares acquired by the closing market price of the Common Stock on the date of exercise, less the aggregate exercise price for said options.
(2)	Based upon the closing price of the Common Stock on December 31, 2004 ($34.75 per share), less the exercise price for the aggregate number of shares subject to the options.

Pension Benefits

The following table shows the sum of the annual pension benefits payable to the named executive officers under the Pension Plan and the annual SERP benefits assuming retirement at age 65 with election of a benefit payable as a life annuity in various remuneration and years of service classifications:

Annual Benefits

Years of Credited Service at Retirement (2)

Final Average Compensation(1)	15		20		25		30
$75,000	$13,500		$18,000		$22,500		$27,000
100,000	18,000		24,000		30,000		36,000
150,000	27,000		36,000		45,000		54,000
200,000	36,000		48,000		60,000		72,000
300,000	54,000		72,000		90,000		108,000
400,000	72,000		96,000		120,000		144,000
500,000	90,000		120,000		150,000		180,000	(3)
600,000	108,000		144,000		180,000	(3)	216,000	(3)
800,000	144,000		192,000	(3)	240,000	(3)	288,000	(3)
900,000	162,000	(3)	216,000	(3)	270,000	(3)	324,000	(3)
1,000,000	180,000	(3)	240,000	(3)	300,000	(3)	360,000	(3)
1,100,000	198,000	(3)	264,000	(3)	330,000	(3)	396,000	(3)

(1)	The Pension Plan benefits are based on the highest five consecutive years of compensation out of final ten years of employment before normal retirement date. The SERP benefits are currently based on the yearly compensation for 1996, except for Mr. Vialardi which is based on 1999. The compensation for 1996 for Messrs. Wassong, Hinkaty, Alstodt and McMenemy was $1,334,091, $387,957, $395,604 and $396,509, respectively. The compensation for Mr. Vialardi was $368,100.

(2)	Messrs. Wassong, Hinkaty, Alstodt, McMenemy, and Vialardi have, respectively, 39, 20, 19, 39 and 7 years of credited service under the Pension Plan.
(3)	The benefits payable under the Pension Plan are currently limited to $160,000, which is the maximum currently allowable under the Internal Revenue Code of 1986, as amended (the “Code”). Any pension benefit payable in excess of the maximum permitted by the Code would, if applicable, be payable under the SERP.
(4)	The maximum years of credited service under the plan is 30 years. Annual benefits for service of 30 or more years are equal to those shown in the 30-year column.
(5)	Annual benefits are not reduced by Social Security or any other benefits.

Employment Agreements

Effective as of the closing of the merger, DLI entered into new employment agreements with Messrs. McMenemy, Hinkaty, Alstodt and Vialardi. Pursuant to the terms of these employment agreements: (i) Mr. McMenemy serves as the President and Chief Executive Officer of DLI and Del and is paid a base salary of $416,416; (ii) Mr. Hinkaty serves as Chief Operating Officer of DLI and Del and is paid a base salary of $408,280; (iii) Mr. Alstodt serves as President of Global Business of DLI and Del and is paid a base salary of $416,416; and (iv) Mr. Vialardi serves as Executive Vice President and Chief Financial Officer of DLI and Del and is paid a base salary of $363,090.

The following terms apply to the agreements of Messrs. McMenemy, Hinkaty, Alstodt and Vialardi:

Messrs. McMenemy, Hinkaty and Alstodt are each be employed by us for a three-year term, which is automatically renewed and extended by one day on each day following the beginning of the term. Mr. Vialardi is employed for a one-year term. Mr. McMenemy reports directly to DLI’s board of directors and Messrs. Hinkaty, Alstodt and Vialardi report directly to the Chief Executive Officer. Messrs. McMenemy, Hinkaty and Alstodt have each been initially designated to be a member of DLI’s board of directors.

Each executive was paid his maximum 2004 award under our Annual Incentive Plan, as amended and restated. In consideration of this payment, each executive waived his right to an accelerated payment of a pro rata portion of the maximum 2005 award payable to that executive under this plan. Each executive is eligible to participate in our future annual incentive plan with a target bonus of 100% of his base salary and a bonus range from 0% to 200% of the target bonus. Each executive is entitled to the employee and senior executive benefits that are provided to our senior executives, provided that such benefits are at least as favorable in the aggregate as those provided to the executive by us prior to the merger and include continued participation in our Amended and Restated Supplemental Executive Retirement Plan. The executives are also entitled to participate in any profit sharing, pension, retirement, deferred compensation and savings plan that are made available to our senior executives.

Mr. Vialardi will receive a payment, which we refer to as the special payment, equal to one-twelfth of his base salary multiplied by the number of months remaining in his employment agreement with us that was in effect prior to the merger, but not less than 24 months, payable in equal monthly installments over 18 months. The special payment will continue to be made regardless of the termination of his employment for any reason.

Each executive is entitled to four weeks’ paid vacation per calendar year and other benefits and perquisites provided by us to our senior executives. Messrs. McMenemy, Hinkaty and Alstodt are also entitled to a car benefit and reimbursement of certain accounting and legal fees. The agreements of Messrs. McMenemy, Hinkaty and Alstodt also provide for the exchange of certain stock options of Del Laboratories, Inc. held by each of them for DLI stock options, and awards to each of them profit interests in the LLC, as described more fully in “The Transactions—The Merger.”

Each executive’s employment shall terminate on the first to occur of (i) his death, (ii) his disability (as defined in his agreement), (iii) his termination for cause (as defined in his agreement), (iv) 30 days after written notice delivered to the executive by us of his termination without cause, (v) his termination for good reason (as defined in his agreement), or (vi) 30 days after written notice delivered to us by the executive of his resignation without good reason. If the executive’s employment terminates for any reason, he shall be entitled to the following payments, which we refer to collectively as the Accrued Benefits: (i) any earned but unpaid base salary, (ii) any accrued but unused vacation for calendar years prior to 2005 and for the year in which the termination occurs, and (iii) any amounts to which he is entitled under any plan, policy, practice or program of ours or agreement with us. If the executive’s employment terminates due to his death or disability, in addition to the Accrued Benefits, he will be entitled to (i) a pro-rata portion of the annual bonus he would receive under our future annual incentive plan, which we refer to as the Pro-rata Bonus, (ii) in the case of Messrs. McMenemy, Hinkaty and Alstodt, one month’s salary payable in each of the six months immediately following the executive’s termination and in the case of Mr. Vialardi, the remainder of the base salary payable to him during the term of his employment, and (iii) in the case of Mr. Vialardi, any unpaid portion of the special payment. If the executive’s employment is terminated by us other than for cause or by the executive for good reason, upon his execution of a release of claims against us and our affiliates, in addition to the Accrued Benefits, the executive will be entitled to (i) a Pro-rata Bonus, (ii) in the case of Messrs. McMenemy, Hinkaty and Alstodt, an amount equal to three times the executive’s base salary payable in equal monthly installments over the 18 months following his termination, and in the case of Mr. Vialardi, the remainder of the base salary payable to him during the term of his employment, (iii) in the case of Mr. Vialardi, any unpaid portion of the special payment, and (iv) continued health insurance for the executive and his eligible dependents for 36 months in the case of Messrs. McMenemy, Hinkaty and Alstodt, and in the case of Mr. Vialardi, through the end of his term. Each executive is subject to customary non-competition, non-solicitation and confidentiality provisions.

In the case of Messrs. McMenemy, Hinkaty and Alstodt, if any payments or benefits made to or for the benefit of the executive by us, our affiliates or any entity which effectuates a change in control, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments or benefits shall be reduced to the maximum amount that could be paid to the executive that would not give rise to an excise tax. However, DLI will use its commercially reasonable best efforts to seek the approval of the shareholders of DLI in the manner provided in Section 280G(b)(5) of the Internal Revenue Code with respect to the reduced payments or benefits so that such amounts would not be subject to the reduction described above.

Separation Agreement

Dan K. Wassong

On November 10, 2004, we entered into a letter of understanding with DLI and Dan K. Wassong, Chairman of the Board of Directors, President and Chief Executive of Del prior to the merger, pursuant to which Mr. Wassong received a lump sum cash payment equal to $18,500,000, less any bonus paid to him with respect to 2004 or 2005 and also less applicable withholding, contemporaneous with his retirement from the Company upon consummation of the merger. This payment fully satisfies Mr. Wassong’s rights under his employment agreement with Del dated as of July 1, 1999 to: (i) certain compensation payments that would have been paid over the same number of months as the number of years of Mr. Wassong’s employment by Del since 1965, (ii) an additional lump sum payment, (iii) paid consultancy after his retirement, with office, secretarial and security services, (iv) a gross-up payment in respect of taxes incurred by Mr. Wassong upon forgiveness of certain indebtedness of Mr. Wassong to the Company, (v) reimbursement of certain expenses including certain legal and accounting fees, (vi) use of an automobile and driver, (vii) all salary and bonus due and owing to him and a pro-rated bonus for the year of his retirement, (viii) accrued vacation, (ix) payment of certain life insurance and health insurance premiums, and (x) participate in any employee benefit programs generally made available to senior executives of Del, except as otherwise provided below. Additionally, pursuant to this separation agreement, at the time of his retirement we forgave the remaining outstanding principal balance on a loan from Del to Mr. Wassong as set forth in his employment agreement, and any collateral security related to the loan was released. The separation agreement also contained a general release of claims by Mr. Wassong against us and our affiliates.

This agreement has no effect upon (a) Mr. Wassong’s rights to (i) vested benefits payable pursuant to any of our tax-qualified pension benefit plans (including, but not limited to, our Employee Stock Ownership Plan), (ii) vested benefits payable pursuant to our Supplemental Executive Retirement Plan, (iii) receive a cash payment in cancellation of his stock options of Del Laboratories, Inc. or to receive a cash payment under the merger agreement for his shares of common stock of Del Laboratories, Inc., or (iv) indemnification pursuant to the merger agreement, his employment agreement, our certificate of incorporation and by-laws and applicable law; or (b) our obligation under Mr. Wassong’s employment agreement to continue to maintain “split dollar” life insurance on his behalf. As part of this agreement, Mr. Wassong also notified us that he will not exercise his right under his employment agreement to act as a consultant to us following his retirement.

DLI Stock Incentive Plan

Overview

DLI has adopted a new stock incentive plan which became effective upon completion of the merger. The incentive plan provides for grants of two types of options to officers or key employees of DLI and its subsidiaries:

•	Service options, which will generally become exercisable in three equal annual installments commencing on the first anniversary of the grant date; and

•	Exit options, which will generally become exercisable only if Kelso is able to sell its indirect equity investment in DLI at a price equal to at least two times its initial investment and achieve at least a 14% internal rate of return, subject to certain exceptions.

234,508 shares are reserved for issuance under the incentive plan which represents approximately 5.52% of the outstanding shares of DLI common stock as of the effective date of the merger. 33% of the options available for grant under the incentive plan will be service options, and 67% will be exit options.

The exercise price of each option under the incentive plan will be determined by the compensation committee, provided that the exercise price cannot be less than the fair market value (as determined under the incentive plan) of the DLI common stock on the date of grant. While the incentive plan provides that the compensation committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, it is anticipated that all options granted under the incentive plan will be non-qualified stock options for federal income tax purposes.

Options are not transferable other than by will or by the laws of descent and distribution or, if permitted by the compensation committee. All of the shares acquired upon exercise of any option will be subject to the security-holder arrangements described below. See “Certain Relationships and Related Transactions—Stockholders Arrangements.”

Unless otherwise determined by the compensation committee at the time of grant, upon a Change in Control (as defined in the incentive plan), each outstanding service option (whether or not then exercisable), together with any outstanding exit option that, prior to or in connection with such Change in Control, has become exercisable, will be canceled in exchange for a payment in cash of an amount equal to the excess of the price paid in the change in control transaction over the exercise price of such option. All remaining exit options that have not become exercisable at the time of the Change in Control will be canceled. Notwithstanding the foregoing, if provided in the option agreement, no compelled exercise, cancellation, acceleration of exercisability, vesting, cash settlement or other payment will occur upon a Change in Control with respect to any option if the compensation committee reasonably determines in good faith prior to the Change in Control that such option will be honored or assumed, or new rights substituted therefor by a participant’s employer (or the parent or a subsidiary of such employer) immediately following the Change in Control.

To be approved by the compensation committee, any honored, assumed or new rights must:

•	provide the participant with equivalent or better rights and entitlements than the rights available under the current options;

•	have substantially equivalent economic value to the current options; and

•	have terms and conditions which provide that in the event the participant’s employment is involuntarily terminated following a Change in Control, any conditions on a participant’s rights or restrictions on transfer or exercisability (including vesting) will be waived or lapse.

Compensation Committee Interlocks and Insider Participation

During 2004, Steven Kotler and Robert Kavesh served on the compensation committee of the Board of Directors of Del. There were no compensation committee interlocks during 2004.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERSHIP

DLI owns, through Holding II, 100% of our equity interests. The following table sets forth certain information as of January 31, 2005 with respect to the beneficial ownership of DLI’s equity securities by: (1) each person or entity who owns of record or beneficially 5% or more of any class of DLI’s voting securities; (2) each of our named executive officers and directors; and (3) all of our directors and named executive officers as a group. However, you should note that the exact number of shares of DLI held by the LLC after the completion of the transactions and, accordingly, the ownership percentages stated below for each stockholder of DLI, may change based on the amount of Del’s outstanding indebtedness at closing and the amount of the actual transaction fees and expenses. To our knowledge, each stockholder will have sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote to the following table. Unless otherwise indicated in a footnote, the business address of each person is our corporate address.

	Shares Beneficially Owned
Name	Number of Shares of Common Stock(1)	Percentage of Class(2)
Principal Shareholder:
DLI Holding LLC(3)	4,223,864	100.0%
Frank T. Nickell(3)(5)	4,160,904	98.5%
Thomas R. Wall, IV(3)(5)	4,160,904	98.5%
George E. Matelich(3)(5)	4,160,904	98.5%
Michael B. Goldberg(3)(5)	4,160,904	98.5%
David I. Wahrhaftig(3)(5)	4,160,904	98.5%
Frank K. Bynum, Jr.(3)(5)	4,160,904	98.5%
Philip E. Berney(3)(5)(6)	4,160,904	98.5%
Frank J. Loverro(3)(5)	4,160,904	98.5%
James J. Connors, II(3)(5)	4,160,904	98.5%
Kelso Investment Associates VII, L.P.(3)(4)	4,160,904	98.5%
KEP VI, LLC(3)(4)	4,160,904	98.5%
Executive Officers and Directors:
Dan K. Wassong	0	0
William McMenemy(6)(7)	135,433	3.1%
Charles J. Hinkaty(6)(8)	135,614	3.1%
Harvey P. Alstodt(6)(9)	30,556	*
Enzo Vialardi	0	0
Church M. Moore(6)	0	0
Executive Officers and Directors as a group (7 persons)(10)	4,462,507	98.7%

*	Less than one percent.
(1)	The number of shares includes shares of common stock subject to options exercisable within 60 days of the completion of the transactions.
(2)	Shares subject to options exercisable within 60 days of the completion of the transactions are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
(3)	The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022.
(4)	Includes shares of common stock held by: (i) Kelso Investment Associates VII, L.P., a Delaware limited partnership, or KIA VII, and (ii) KEP VI, LLC, a Delaware limited liability company, or KEP VI. KIA VII and KEP VI may be deemed to share beneficial ownership of shares of common stock owned of record by the LLC, by virtue of their ownership interests in the LLC. KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s shares. Each of KIA VII and KEP VI disclaim such beneficial ownership.
(5)

Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors may be deemed to share beneficial ownership of shares of common stock owned of record by the LLC, by virtue of their status as managing members of KEP VI and of Kelso GP VII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso GP

VII, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VII. Each of Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors share investment and voting power with respect to the ownership interests owned by KIA VII and KEP VI but disclaim beneficial ownership of such interests.

(6)	Members of DLI’s board of directors.
(7)	Includes (1) 134,822 shares of common stock issuable pursuant to options that are currently exercisable and (2) 611 shares of common stock held of record by the LLC, by virtue of Mr. McMenemy’s ownership interest in the LLC.
(8)	Includes (1) 135,003 shares of common stock issuable pursuant to options that are currently exercisable and (2) 611 shares of common stock held of record by the LLC, by virtue of Mr. Hinkaty’s ownership interest in the LLC.
(9)	Includes (1) 29,945 shares of common stock issuable pursuant to options that are currently exercisable and (2) 611 shares of common stock held of record by the LLC, by virtue of Mr. Alstodt’s ownership interest in the LLC.
(10)	Includes shares of common stock the beneficial ownership of which Mr. Berney may be deemed to share, as described in note 5 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Arrangements

Stockholders Agreement

Del is a direct wholly-owned subsidiary of Holding II and an indirect wholly-owned subsidiary of DLI. On January 27, 2005, DLI entered into a stockholders agreement with the LLC, which owns all of DLI’s issued and outstanding common stock, and the continuing investors who own options to purchase common stock of DLI. The board of directors of DLI currently consists of five directors. Pursuant to the stockholders agreement, the LLC has the right to designate all of the directors.

The stockholders agreement generally restricts the transfer of shares of common stock owned by the continuing investors and any of our employees who at the closing were or who thereafter become parties to the agreement. Exceptions to this restriction include transfers in connection with a registered offering, certain transfers for estate planning purposes, certain pledges and certain involuntary transfers in connection with a default, foreclosure, forfeiture, divorce, court order or otherwise than by a voluntary decision of the continuing investor or employee (so long as DLI has been given the opportunity to purchase the common stock subject to such involuntary transfer).

In addition, the parties to the stockholders agreement have “tag-along” rights to sell their shares on a pro rata basis with the LLC in significant sales to third parties. Similarly, the LLC has “drag-along” rights to cause the other parties to the stockholders agreement to sell their shares on a pro rata basis with the LLC in significant sales to third parties. The continuing investors and our other employees who are parties to the stockholders agreement are subject to “put” and “call” rights, which entitle these persons to require DLI to purchase their shares, and which entitle DLI to require these persons to sell their shares to DLI, upon certain terminations of the stockholder’s employment with DLI, at differing prices, depending upon the circumstances of the termination.

Registration Rights Agreement

On January 27, 2005, DLI also entered into a registration rights agreement with the other parties to the stockholders agreement. Pursuant to this agreement, the LLC has the right to make an unlimited number of requests that DLI use its best efforts to register its shares under the Securities Act. In any demand registration, all of the parties to the registration rights agreement have the right to participate on a pro rata basis, subject to certain conditions. In addition, if DLI proposes to register any of its shares (other than registrations related to exchange offers, benefit plans and certain other exceptions), all of the holders party to the registration rights agreement have the right to include their shares in the registration statement, subject to certain conditions.

LLC Agreement

On January 27, 2005, the Kelso affiliates, Magnetite Asset Investors III L.L.C., or Magnetite, and the continuing investors entered into the LLC agreement. The Kelso affiliates and Magnetite own approximately 99.99% of the common interests in the LLC (which interests were acquired for an aggregate purchase price of approximately $138.2 million) and the continuing investors own less than 0.1% of the common interests (which interests were acquired for an aggregate purchase price of $60,000) in the LLC. Magnetite acquired, in the aggregate, approximately 1.4% of the common interests in the LLC. The LLC agreement provides that the continuing investors of the transactions be awarded profit interests in the LLC that may entitle them to approximately 6% to 7%, in the aggregate, of any appreciation in the value of the assets of the LLC following the closing of the transactions.

The LLC agreement generally restricts the transfer of interests in the LLC owned by the continuing investors and Magnetite. Exceptions to this restriction include transfers by the continuing investors for certain estate planning purposes and certain involuntary transfers by the continuing investors and Magnetite in connection with a default, foreclosure, forfeiture, divorce, court order or otherwise than by a voluntary decision of the continuing investor (so long as the LLC has been given the opportunity to purchase the interests subject to such involuntary transfer). In addition, the continuing investors and Magnetite have “tag-along” rights to sell their interests on a pro rata basis with the Kelso affiliates in significant sales to third parties. Similarly, the Kelso affiliates have “drag-along” rights to cause the continuing investors and Magnetite to sell their shares on a pro rata basis with the Kelso affiliates in significant sales to third parties.

The board of directors of the LLC consists of three directors. The Kelso affiliates have the right to designate all of the directors. Pursuant to the LLC agreement, the LLC will be dissolved and its affairs wound up upon the occurrence of: (i) the vote of the board of directors and members or (ii) any event which under applicable law would cause the dissolution of the LLC.

Exchange Agreements

On January 27, 2005, each of the continuing investors entered into a separate exchange agreement with DLI under which he exchanged, effective as of the closing of the merger, options to purchase common stock of Del Laboratories, Inc. having an aggregate spread value of approximately $4.5 million for options to purchase DLI common stock with an equivalent spread value. As a result of these exchange agreements, the continuing investors hold options to purchase DLI stock representing in the aggregate approximately 6.6% of the fully diluted equity of DLI immediately after the merger. In addition, the continuing investors own, through their interests in the LLC, common stock of DLI representing, in the aggregate, less than 0.1% of the fully diluted equity of DLI.

Financial Advisory Agreement

In connection with the merger, DLI paid to Kelso a one-time fee of $3.2 million for investment banking services. In addition, DLI entered into a financial advisory agreement with Kelso for services to be provided by Kelso to Del in return for financial advisory fees to be paid quarterly in advance to Kelso by DLI. The aggregate annual amount of the advisory fee payable to Kelso is $1.2 million. The financial advisory agreement provides that DLI indemnify Kelso and certain of Kelso’s officers, directors, affiliates’ respective partners, employees, agents and control persons (as such term is used in the Securities Act and the rules and regulations thereunder) in connection with the merger, Kelso’s investment in DLI, Kelso’s control of DLI or any of its subsidiaries (including Del) and the services rendered to DLI under the financial advisory agreement. It also provides that DLI reimburse Kelso’s expenses incurred in connection with the merger, including with respect to the financing of the merger, and with respect to services to be provided to DLI on a going-forward basis. The financial advisory agreement also provides for the payment of certain fees by DLI to Kelso in connection with future investment banking services and for the reimbursement by DLI of expenses incurred by Kelso in connection with such services.

DESCRIPTION OF OTHER INDEBTEDNESS

Overview

On January 27, 2005, we, as borrower, entered into the senior credit facilities with JPMorgan Chase Bank, N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, Deutsche Bank Securities Inc., as co-agent and documentation agent, and the lenders party thereto from time to time. The following is a summary description of certain terms of our senior credit facilities and the related documents governing the facilities, which we refer to as the credit documentation, and is qualified in its entirety by reference to the credit documentation, copies of which will be made available by us upon request.

The senior credit facilities provide for aggregate maximum borrowings of $250.0 million under (1) a term loan facility in an aggregate principal amount of $200.0 million, and (2) a revolving credit facility, providing for up to $50.0 million of revolving loans outstanding at any time (including letters of credit of up to $15.0 million). In connection with the consummation of the transactions, the full amount under the term loan facilities was drawn and no amount of the revolving loans was drawn. Undrawn amounts under the revolving credit facility will be available on a revolving credit basis for general corporate purposes of Del.

Maturity; Prepayments

The revolving credit facility matures in January 2011. The term loan facility matures in July 2011. The principal amount of the term loan is to be amortized in quarterly installments equal to 0.25% of the original principal amount of the term loans, with the balance payable at maturity.

Subject to certain exceptions, the senior credit facilities are subject to mandatory prepayments and reduction in an amount equal to:

•	the net proceeds of (1) certain debt offerings by Holding II, DLI Acquisition, Del Laboratories Inc., or any of their respective subsidiaries, each a group member, (2) certain asset sales in an aggregate amount equal to or greater than $2 million per year by any group member, and (3) certain insurance recovery and condemnation events;

•	50% of the net proceeds of certain equity offerings or equity contributions of Holding II or any parent; and

•	75% of excess cash flow (to be defined) for any fiscal year ending on or after December 31, 2005, such percentage to be subject to reduction based on our achievement of specified consolidated leverage ratio levels.

Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to LIBOR rate loans.

Security; Guarantees

The obligations of the borrower under the senior credit facilities are guaranteed by Holding II and, other than two domestic subsidiaries, which hold all of the outstanding interests in the wholly-owned foreign subsidiaries of Del Laboratories, Inc. (except Laboratorios Del De Mexico, S.A. de C.V.) and two inactive domestic subsidiaries, each of the existing and future direct and indirect domestic subsidiaries of the borrower.

The senior credit facilities and the guarantees thereof are secured on a first priority basis by (i) a pledge of the capital stock of the borrower by Holding II, (ii) pledges of all of the capital stock of all direct or indirect domestic subsidiaries of the borrower and up to 65% of the capital stock of each direct foreign subsidiary of the borrower or any guarantor, and (iii) liens on substantially all of the tangible and intangible assets of the borrower and the guarantors, subject to certain exceptions.

Interest

At the borrower’s election, the interest rate per annum applicable to the loans under the senior credit facilities is based on a fluctuating rate of interest determined by reference to either (i) an adjusted London inter-bank offered rate, or LIBOR or (ii) an alternate base rate, or ABR, in each case plus an applicable margin, such margins, in the case of the revolving credit facility, to be subject to reduction based on our achievement of specified consolidated leverage ratio levels.

Fees

We agreed to pay certain fees with respect to the senior credit facilities, including (i) fees on the unused commitments of the lenders under the revolving facility, (ii) letter of credit fees on the aggregate face amount of outstanding letters of credit plus a fronting fee to the issuing bank, and (iii) administration fees.

Covenants

Our senior credit facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrower and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, including the notes, make dividends, create liens, make equity or debt investments, make acquisitions, modify the terms of the indenture under which the notes are issued, engage in mergers or make capital expenditures, or engage in certain transactions with affiliates. In addition, under our senior credit facilities, the borrower is required to comply with specified financial covenants, including a maximum leverage ratio of debt to Consolidated EBITDA and a minimum coverage ratio of Consolidated EBITDA to specified interest expense.

The test periods for compliance with the financial covenants in the credit agreement for our senior credit facilities will begin on June 30, 2005. The financial covenants specify, among other things, the following requirements for each fiscal quarter ended during the following test periods:

Test Period	Consolidated Total Debt to Consolidated EBITDA Leverage Ratio Not More Than	Consolidated EBITDA to Consolidated Interest Coverage Expense Ratio Not Less Than
June 30, 2005	6.00 to 1.00	2.00 to 1.00
September 30, 2005 - September 30, 2006	5.75 to 1.00	2.00 to 1.00
December 31, 2006 - September 30, 2007	4.75 to 1.00	2.50 to 1.00
December 31, 2007 - September 30, 2008	4.50 to 1.00	2.75 to 1.00
December 31, 2008 - September 30, 2009	4.00 to 1.00	3.00 to 1.00
December 31, 2009 - June 30, 2011	3.50 to 1.00	3.00 to 1.00

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Credit Agreement Financial Covenants; Consolidated EBITDA.”

Events of Default

Our senior credit facilities contain customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representation or warranties in any material respect, cross-default to certain other indebtedness, loss of lien perfection or priority, material judgments, change of control, and certain bankruptcy or insolvency events.

DESCRIPTION OF NOTES

Definitions of certain terms used in this Description of Notes may be found under the heading “Certain Definitions.” For purposes of this section, the terms “the Company” and “we” mean Del Laboratories, Inc. and not any of its subsidiaries. Certain of Del Laboratories, Inc.’s subsidiaries will guarantee the notes. Each subsidiary which guarantees the notes is referred to in this section as a “Subsidiary Guarantor.” Each such guarantee is termed a “Subsidiary Guarantee.”

We issued the old notes under an Indenture (the “Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), in a private transaction that was not subject to the registration requirements of the Securities Act. The aggregate principal amount of the old notes is $175 million. The notes were issued at 99.34% which provided us with proceeds of $173.8 million. The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights. New notes will otherwise be treated as old notes for purposes of the Indenture.

The Indenture contains provisions which define your rights under the notes. In addition, the Indenture governs the obligations of the Company and of each Subsidiary Guarantor under the notes and the Subsidiary Guarantees. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. For purposes of this section, the term “notes” refers to (i) the old notes issued under the Indenture on the Closing Date, (ii) the new notes issued pursuant to the Indenture and the registration rights agreement described under “—Registration Rights; Liquidated Damages” below, and (iii) any Additional Notes (as defined below), except where the context otherwise requires. Any reference to a “Holder” or a “Noteholder” in this Description of Notes refers to the Holders of the old notes or the new notes, as applicable. Any old notes that remain outstanding after the consummation of the exchange offer, together with the new notes issued in connection with the exchange offer will be treated as a single class of securities under the Indenture.

The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs the rights of Holders. You may obtain a copy of the Indenture from the Company at its address set forth elsewhere in this prospectus. See “—Where You Can Find Additional Information.”

Overview of the New Notes and the Subsidiary Guarantees

The new notes:

•	will be general unsecured obligations of the Company,

•	will rank equally in right of payment with all future Senior Subordinated Indebtedness of the Company,

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company,

•	will be senior in right of payment to all future Subordinated Obligations of the Company,

•	will be effectively subordinated to all Secured Indebtedness of the Company and the Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness,

•	will be effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Subsidiary Guarantor, and

•	will be fully and unconditionally guaranteed by all existing and future Domestic Subsidiaries of the Company that guarantee payment by the Company of any Indebtedness (other than Immaterial Indebtedness) of the Company.

The Subsidiary Guarantees:

•	will be general unsecured obligations of such Subsidiary Guarantor,

•	will rank equally in right of payment with all future Senior Subordinated Indebtedness of such Subsidiary Guarantor,

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor,

•	will be senior in right of payment to all future Subordinated Obligations of such Subsidiary Guarantor, and

•	will be effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

As of December 31, 2004, on a pro forma basis after giving effect to the transactions, Del Laboratories, Inc. and the Subsidiary Guarantors had total Senior Indebtedness of approximately $201.6 million and $50.0 million of available borrowings under the revolving portion of its senior secured credit facility. As indicated above and as discussed in detail below under the caption “—Ranking,” payments on the notes and under the Subsidiary Guarantees will be subordinated to the payment of Senior Indebtedness. The Indenture will permit us and the Subsidiary Guarantors to Incur additional Senior Indebtedness.

Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The notes will not be guaranteed by any Foreign Subsidiaries (including any future Foreign Subsidiaries), or by any Domestic Subsidiary that does not guarantee payment by the Company of any other Indebtedness (other than Immaterial Indebtedness) of the Company.

As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below in the definition of “Unrestricted Subsidiary” under “—Certain Definitions,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the notes.

Principal, Maturity and Interest

An aggregate principal amount of $175.0 million of old notes is currently outstanding. The new notes will mature on February 1, 2012. We will issue the new notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

Each note we issue will bear interest at a rate of 8% per annum beginning on January 27, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date on February 1 and on August 1 of each year. We will begin paying interest to Holders on August 1, 2005. We will pay interest on overdue principal at such rate, and we will pay interest on overdue installments of interest at such rate to the extent lawful.

We will also pay liquidated damages to Holders if we fail to file a registration statement relating to the old notes or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. These liquidated damages provisions are more fully explained under the heading “—Registration Rights; Liquidated Damages.”

Indenture May Be Used For Future Issuances

We may issue additional notes having substantially identical terms and conditions to the notes we are currently offering (the “Additional Notes”) under the Indenture from time to time. We are only permitted to issue such Additional Notes if such issuance is in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the notes that we are currently offering and will vote on all matters with such notes.

Paying Agent and Registrar

If a Holder of notes has given wire transfer instructions to us, we will pay all principal, interest and premium and liquidated damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is MAC N9303-110, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. We may, however, require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

The notes are expected to be designated for trading in The PORTALSM Market.

Optional Redemption

Except as set forth in the following paragraphs of this “Optional Redemption” section, we may not redeem the notes prior to February 1, 2008. On and after this date, we may redeem the notes, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Year	Redemption Price
2008	104.000%
2009	102.667%
2010	101.333%
2011 and thereafter	100.000%

Any such redemption and notice thereof may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

Prior to February 1, 2008, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) with funds in the aggregate amount not exceeding the aggregate Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to 108% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

(2) any such redemption by the Company must be made within 90 days of the related Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Any notice of such redemption may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

At any time prior to February 1, 2008, the Company may also redeem all of the notes upon the occurrence of a Change of Control (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control), at a redemption price equal to 108% of the principal amount of notes redeemed plus accrued and unpaid interest and liquidated damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any notice of such redemption may be given prior to the occurrence of a Change of Control, and any such redemption or notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection; Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements, except that no note of $1,000 in original principal amount or less will be redeemed in part.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

Ranking

The payment of principal, interest and premium and liquidated damages, if any, on the new notes will be subordinated to the prior payment in full of all Senior Indebtedness of the Company, including Senior Indebtedness incurred after the date of the Indenture.

The holders of Senior Indebtedness will be entitled to receive payment in full of all obligations due in respect of Senior Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of new notes will be entitled to receive any payment with respect to the new notes (except that Holders of new notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”), in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment in respect of the new notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Indebtedness occurs and is continuing; or

(2) any other default occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of any Designated Senior Indebtedness.

Payments on the new notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived, the applicable payment blockage is waived or withdrawn in writing by the Person who gave the related Payment Blockage Notice, or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated, provided, however, that the Company may pay the new notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) above or this clause (2) has occurred and is continuing.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice. However, if any Payment Blockage Notice within such 360 day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the holders of Indebtedness under the Credit Agreement, the Representative of the Indebtedness under the Credit Agreement may give another Payment Blockage Notice within such period. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

The Indenture contains substantially identical subordination provisions relating to each Subsidiary Guarantor’s obligations under its Subsidiary Guarantee.

If the Trustee or any Holder of the new notes receives a payment in respect of the new notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) when the payment is prohibited by these subordination provisions, the Trustee (provided that the Trustee has actual knowledge that the payment is prohibited) or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Indebtedness. Upon the proper written request of the holders of Senior Indebtedness, the Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Indebtedness or their proper representative.

The Company must promptly notify holders of Designated Senior Indebtedness if payment on the new notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of new notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. As a result of the obligation to deliver amounts received in trust to holders of Senior Indebtedness, Holders of new notes may recover less ratably than trade creditors of the Company. See “Risk Factors—Your right to receive payments on the notes and the guarantees is junior to all of our and the guarantors’ senior indebtedness.”

Subsidiary Guarantees

All existing and future Domestic Subsidiaries of the Company that guarantee payment by the Company of any Indebtedness (other than Immaterial Indebtedness) of the Company, as primary obligors and not merely as sureties, will jointly and severally, fully and unconditionally Guarantee on an unsecured senior subordinated basis the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Fraudulent transfer statutes may limit your rights as a holder of the notes.” After the Closing Date, the Company will cause each future Subsidiary Guarantor (other than an Unrestricted Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the notes. See “—Certain Covenants—Future Subsidiary Guarantors” below.

The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. Terms substantially identical to the subordination provisions described above with respect to the Company’s obligations under the notes will apply to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations or until the relevant Subsidiary Guarantor is released from the Subsidiary Guarantee as provided below; (b) be binding upon each Subsidiary Guarantor and its successors; and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any consolidation or merger if the Subsidiary Guarantor or surviving Person shall cease to be a Subsidiary of the Company, if the consolidation or merger complies with the provisions of the Indenture;

(2) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the provisions of the Indenture;

(3) if the Subsidiary Guarantor is designated to be an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(4) in connection with any (direct or indirect) sale of Capital Stock or other transaction that results in such Subsidiary Guarantor ceasing to be a Subsidiary of the Company, if the sale or other transaction complies with the provisions of the Indenture;

(5) upon the release of such Subsidiary Guarantor from its liability in respect of all Indebtedness (other than Immaterial Indebtedness) of the Company and all other Subsidiary Guarantors; and

(6) upon legal defeasance of the notes or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the notes pursuant to this section in the event that it has exercised its right to redeem all the notes under the terms of the section titled “—Optional Redemption”:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that so long as the Company is a Subsidiary of a Parent, no Person shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new individuals whose election by such Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by any Permitted Holder or a vote of a majority of the individuals of the Company then still in office who were either on the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that so long as such surviving or transferee Person is a Subsidiary of a Parent, no Person shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such Person shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent.

The Transactions did not constitute or give rise to a Change of Control.

For purposes of the foregoing, no Person who is a member of a “group” (as so defined) or a “beneficial owner” (as so defined) in respect of any such Voting Stock solely as a consequence of any agreement or arrangement with Permitted Holders shall be deemed a member of such “group” or such a “beneficial owner” for so long as (without giving effect to such agreement or arrangement) the Permitted Holders “beneficially own” (as so defined) a percentage of the total voting power of the Voting Stock of the Company (or any Parent or such surviving or transferee Person, as the case may be) at such time equal to or greater than that “beneficially owned” (as so defined) by such other Person.

In the event that at the time of such Change of Control the terms of any Credit Facility or any other Senior Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following the date the Company obtains actual knowledge of any Change of Control, the Company shall:

(1) repay in full all Indebtedness under Credit Facilities and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or if doing so will allow the purchase of the notes, offer to repay in full all Indebtedness under such Credit Facilities and such other Senior Indebtedness and repay the Indebtedness under such Credit Facilities or such other Senior Indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent under the agreements governing the Credit Facilities and all other Senior Indebtedness the terms of which require repayment upon a Change of Control to permit the repurchase of the notes as provided for in the immediately following paragraph.

Not later than 30 days following the date the Company obtains actual knowledge of any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 90 days from the date such notice is mailed);

(4) the instructions determined by the Company, consistent with this covenant and the Indenture, that a Holder must follow in order to have its notes purchased; and

(5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with, the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings, recapitalizations or the purchase by a Permitted Holder of another Permitted Holder’s equity interest, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Company’s obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.0:1.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $280.0 million;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(3) Indebtedness (A) represented by the notes (not including any Additional Notes) and the Subsidiary Guarantees, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness Incurred pursuant to clauses (1) or (2) above or this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a), and (D) consisting of Guarantees of any Indebtedness permitted under clauses (1) and (2) of this paragraph (b);

(4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by or became a Restricted Subsidiary of the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

(5) Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business or other similar instruments or obligations issued, or relating to liabilities or obligations Incurred by the Company and the Restricted Subsidiaries in the ordinary course of their business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) in respect of the financing of insurance premiums by the Company or any Restricted Subsidiary in the ordinary course of their business and (C) under Interest Rate Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business, or otherwise in respect of any Credit Facility;

(6) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of $10.0 million at any time outstanding);

(7) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not in excess of $20.0 million at any time outstanding;

(8) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary not incurred in violation of this “Limitation on Indebtedness” section;

(9) Indebtedness of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition (which Indebtedness is, except for Standard Receivables Obligations, otherwise without recourse to the Company or any Restricted Subsidiary of the Company (other than such Receivables Subsidiary));

(10) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements entered into, in the judgment of the Company, to protect the Company or such Restricted Subsidiary from fluctuations in currency exchange rates and not entered into for speculative purposes;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(12) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross consideration actually received by the Company and its Restricted Subsidiaries in connection with such disposition; or

(13) Indebtedness in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (13) and to remain outstanding immediately after such Incurrence, will not exceed $25.0 million.

(c) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date; (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and that is incurred under any Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Closing Date; (ii) any date on which any of the respective commitments under such Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder; or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Indebtedness Incurred pursuant to the Credit Agreement on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

(2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, may classify such Indebtedness and only shall be required to include the amount of such Indebtedness in one of such clauses but may include the same in more than one of such clauses.

No Layering of Debt. The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the notes. No Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinated in right of payment to the Senior Indebtedness of such Subsidiary Guarantor and senior in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee. No such Indebtedness will be considered (x) subordinated by virtue of being unsecured or being secured on a junior priority basis, or (y) to be senior by virtue of being secured on a first or senior priority basis.

Limitation on Liens. The Company may not Incur after the Closing Date any Secured Indebtedness, other than Secured Indebtedness secured by Permitted Liens, which is not Senior Indebtedness of the Company unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien on any property or assets of the Company. A Subsidiary Guarantor may not Incur any Secured Indebtedness, other than Secured Indebtedness secured by Permitted Liens, that is not Senior Indebtedness of such Subsidiary Guarantor unless contemporaneously therewith effective provision is made to secure the Subsidiary Guarantee of such Subsidiary Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Subsidiary Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien on any property or assets of such Subsidiary Guarantor.

Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the holders of its Capital Stock in their capacity as such, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or, in the case of a Subsidiary, Preferred Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has stockholders or equity owners other than the Company or other Restricted Subsidiaries, to its other stockholders or equity owners on a pro rata basis);

(2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary or any Capital Stock of any Parent;

(3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

(4) make any Investment (other than a Permitted Investment) in any other Person;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment being herein referred to as a “Restricted Payment”),

if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness;” or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit);

(ii) the aggregate Net Cash Proceeds and Fair Market Value of property or assets received by the Company as capital contributions to the Company or from the issue or sale of its Capital Stock (other than Disqualified Stock) in each case, subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries, except to the extent that Consolidated Net Worth increases as a result of such issue or sale to such plan or trust);

(iii) the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or any of its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company or any Parent (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of cash, property or assets (determined as provided above) received by the Company or any Restricted Subsidiary upon such conversion or exchange);

(iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; and

(v) in the case of any disposition or repayment or return of all or any portion of any Investment other than a Permitted Investment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments and the initial amount of all such Investments.

(b) The provisions of the foregoing paragraph (a) will not prohibit any of the following (each a “Permitted Payment”):

(1) the making of any Restricted Payment in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided, however, that:

(A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above; and

(B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

(2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under “—Limitation on Indebtedness;” provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations (i) from Net Available Cash to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock;” (ii) to the extent provided by the agreement governing such Subordinated Obligations, following the occurrence of a Change of Control (or, in the case of Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by or became a Restricted Subsidiary of the Company, any similar event), but only if, in each case, the Company shall have complied with the covenant described under “Change of Control” and, if required, purchased all notes tendered pursuant to the offer to repurchase all the notes tendered thereby prior to purchasing such Subordinated Obligations; and (iii) to the extent such Subordinated Obligations were Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by or became a Restricted Subsidiary of the Company that was not Incurred in connection with, or in anticipation or contemplation of, the acquisition giving rise to the Incurrence of such acquired Indebtedness; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments under paragraph (a) above;

(5) any purchase, repurchase, redemption, retirement or other acquisition for value of, or options to purchase, Capital Stock of the Company or any Parent from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, such Capital Stock or upon death, resignation or termination of employment, and loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to make any such purchase, repurchase, redemption, retirement or other acquisition for value; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $2.5 million in any calendar year (which amount shall be increased by the amount of any cash proceeds to the Company or any Parent from, or as a contribution to its capital from, (x) sales of Capital Stock to directors, officers or employees of the Company or any of its Subsidiaries subsequent to the Closing Date and (y) any “key man” life insurance policies which are used to make such redemptions or repurchases); provided that any unused amounts in one year can be carried forward to the next year, but cannot be carried forward to any succeeding year; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be included in the calculation of the amount of Restricted Payments under paragraph (a) above;

(6) loans, advances, dividends or distributions to any Parent or other payments by the Company or any of its Restricted Subsidiaries to pay or permit any Parent to pay Parent Taxes or Parent Expenses; provided that such payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(7) the payment of fees and compensation as permitted under clause (5) or (7) of paragraph (b) of section “—Limitation on Transactions with Affiliates;” provided that such payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents all or a portion of the exercise price thereof or taxes due in connection with such exercise; provided that such repurchases shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(9) Restricted Payments made pursuant to, or contemplated by, or made to any Parent to permit any Parent to perform its obligations under, the provisions of any Transaction Document as in effect on the date of the Indenture, and as the same may be amended or replaced either by a Board of Directors Approval or by any such amendment or replacement that is not materially more disadvantageous to the Holders in any material respect than the original Transaction Document as in effect on the date of the Indenture; provided, that such payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(10) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the Indenture in accordance with the covenant entitled “—Limitation on Indebtedness;” provided that such payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(11) the distribution of Capital Stock of an Unrestricted Subsidiary to holders of Capital Stock of the Company, provided that such distribution is made promptly following the formation of, and investment in, such Unrestricted Subsidiary, and provided further that such distribution (but not such investment) shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(12) the Company or any Restricted Subsidiary from purchasing all (but not less than all), excluding directors’ qualifying shares, of the Capital Stock or other ownership interests in a Subsidiary of the Company which Capital Stock or other ownership interests were not theretofore owned by the Company or a Restricted Subsidiary of the Company, provided that such purchases shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(13) loans, advances, dividends, distributions or other payments, not to exceed $100,000 in the aggregate, to enable the Company or any Parent to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided that such loans, advances, dividends, distributions or other payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above;

(14) Restricted Payments made in connection with the Transactions; provided that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above; or

(15) Restricted Payments (including loans and advances) in an aggregate amount at any time not to exceed $20.0 million (net of repayments of any such loans or advances); provided that such payments shall be excluded in the calculation of the amount of Restricted Payments under paragraph (a) above.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary, other than a Subsidiary Guarantor, to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

(2) make any loans or advances to the Company; or

(3) transfer any of its property or assets to the Company,

except:

(A) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date (including the Indenture) and any encumbrance or restriction pursuant to any Credit Facility of the Company or a Restricted Subsidiary;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary or any of its Subsidiaries pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date, which encumbrance or restriction is not applicable to the Company or its Restricted Subsidiaries, or the properties or assets of the Company or its Restricted Subsidiaries, other than the Restricted Subsidiary, or the property or assets of the Restricted Subsidiary, so acquired, or any Subsidiary thereof or the property or assets of any such Subsidiary;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by the Board of Directors acting in good faith, to the Holders than the encumbrances and restrictions contained in such predecessor agreement;

(D) in the case of clause (3), any encumbrance or restriction:

(i) that restricts the subletting, assignment or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business; or

(ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) any encumbrances or restrictions contained in any Credit Facility extended to any Foreign Subsidiary of the Company;

(G) any encumbrance or restriction arising under or in connection with Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;

(H) restrictions on the transfer of assets pursuant to any Permitted Lien;

(I) any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness,” if (x) either (i) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (ii) the Company in good faith determines that such encumbrance or restriction will not cause the Company not to have the funds necessary to pay the principal of or interest on the notes and (y) the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by the Company in good faith);

(J) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Capital Stock of any Person other than a Wholly Owned Subsidiary that is acquired after the Closing Date; and

(K) any encumbrance or restriction arising under or in connection with the Indenture and the notes.

Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair value, as determined in good faith by the Board of Directors, of the shares or assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received is in the form of cash; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets to be owned by the Company or a Restricted Subsidiary (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash) within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash, or, if such reinvestment in Additional Assets is a project authorized by the Board of Directors that will commence within 365 days but that will take longer than 365 days to complete, the period of time necessary to complete such project;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase the notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the notes and other Senior Subordinated Indebtedness of the Company; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash for all Asset Dispositions that is not applied in accordance with this covenant exceeds $10.0 million.

For the purposes of this covenant, the following are deemed to be cash:

•	the amount of any liabilities (as shown on the Company or any Restricted Subsidiary’s most recent balance sheet or the notes thereto and other than obligations in respect of Disqualified Stock of the Company or Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Subsidiary Guarantor) (i) that is assumed by the transferee of such assets and from which the Company and its Restricted Subsidiaries are unconditionally released or indemnified against by such transferee or (ii) in respect of which neither the Company nor any Restricted Subsidiary following such Asset Disposition has any obligation,

•	securities received by the Company or any Restricted Subsidiary from the transferee that within 60 days are converted by the Company or such Restricted Subsidiary into cash, and

•	any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of (x) 2.0% of the total assets less the goodwill, net, and other intangible assets, net, of the Company and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, as of the most recent date for which a consolidated balance sheet of the Company and its Restricted Subsidiaries is available, and (y) $10.0 million at the time of the receipt of such Designated Non-Cash Consideration (with fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding the immediately preceding paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Disposition without complying with such paragraphs to the extent that:

(1) at least 75% of the consideration for such Asset Disposition constitutes Additional Assets; and

(2) such Asset Disposition is for at least fair value, as determined in good faith by the Board of Directors; provided that the Net Available Cash from any consideration not constituting Additional Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Disposition permitted to be consummated under this paragraph shall be subject to the provisions of the two preceding paragraphs;

provided, that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

(b) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) of this covenant, the Company (i) will be required to purchase notes tendered pursuant to an offer by the Company to the Holders for the notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture; and (ii) may purchase other Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Company offer to purchase such other Senior Subordinated Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium), plus accrued and unpaid interest and liquidated damages, if any, thereon). If the aggregate purchase price of notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Subordinated Indebtedness (including liquidated damages, if any)), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $10.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.

The agreements governing the Company’s outstanding Senior Indebtedness currently prohibit the Company from purchasing any notes, and also provide that certain change of control or asset disposition events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Disposition occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of notes.

Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are fair and reasonable to, and in the best interest of, the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Board of Directors;

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million;

(A) are set forth in writing; and

(B) have been approved by a majority of the members of the Board of Directors; and

(3) that, in the event such Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment permitted to be paid pursuant to the covenant described under “—Limitation on Restricted Payments,” any Permitted Payment, or any Permitted Investments described in clauses (5) and (6) of the definition thereof;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock or equity options and stock or equity ownership plans approved by the Board of Directors;

(3) the grant of stock or equity options or similar rights to employees and directors or members of the Board of Directors of the Company or its Subsidiaries pursuant to plans and/or contracts approved by the Board of Directors;

(4) loans or advances to officers, directors or employees of the Company or its Subsidiaries in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(5) the payment of reasonable fees and compensation to, and the provision of indemnity on behalf of, directors, officers, employees, consultants or members of the Board of Directors of the Company or any Subsidiary as determined in good faith by the Company’s Board of Directors;

(6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(7) any transaction or any payment pursuant to or contemplated by the provisions of any Transaction Document as in effect on the date of the Indenture, and as the same may be amended or replaced either by a Board of Directors Approval or by any such amendment or replacement that is not materially more disadvantageous to the Holders in any material respect than the original Transaction Document as in effect on the date of the Indenture;

(8) transactions effected as part of a Qualified Receivables Transaction;

(9) the granting or performance of registration rights under a written registration rights agreement approved by the Board of Directors and containing customary terms, taken as a whole;

(10) transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary generally;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services in the ordinary course of business;

(12) sales of Capital Stock (other than Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor) for any consideration or any capital contribution;

(13) any agreement as in effect on the Closing Date and any amendment thereto or any replacement thereof or any transaction completed pursuant to such amendment or replacement agreement (including pursuant to any amendment thereto), so long as any such amendment or replacement agreement is not materially more disadvantageous to the Holders of notes in any material respect than the original agreement as in effect on the Closing Date;

(14) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger and Consolidation”;

(15) execution, delivery and performance of a tax sharing agreement with respect to any of the charges, taxes or assessments described in the definition of “Parent Taxes”;

(16) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity (in which no other Affiliate of the Company, other than a Restricted Subsidiary, owns any Capital Stock); and

(17) any agreement to do any of the foregoing.

Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries. The Company will not permit any Subsidiary Guarantor to issue any shares of its Preferred Stock except to the Company or a Restricted Subsidiary.

SEC Reports. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes, cause the Trustee to furnish to the Holders of notes or file with the SEC, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website (if it then maintains a website) within the time periods that would apply if the Company were required to file those reports with the SEC.

In addition, the Company and the Subsidiary Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Future Subsidiary Guarantors. After the Closing Date, the Company will cause each existing and future Domestic Subsidiary of the Company (other than an Unrestricted Subsidiary) that guarantees payment by the Company of any Indebtedness (other than Immaterial Indebtedness) of the Company to become a Subsidiary Guarantor, and if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Domestic Subsidiary will, jointly and severally, fully and unconditionally Guarantee on an unsecured senior subordinated basis the Guaranteed Obligations within 10 business days of the date on which it enters into such guarantee of Indebtedness (other than Immaterial Indebtedness) of the Company; provided that any such future Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Subsidiary Guarantor until such time as it ceases to be an Immaterial Subsidiary. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor, without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any consolidation or merger if the Subsidiary Guarantor or surviving Person shall cease to be a Subsidiary of the Company, if the consolidation or merger complies with the provisions of the covenant described under “—Merger and Consolidation”;

(2) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the provisions of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”;

(3) if the Subsidiary Guarantor is designated to be an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(4) in connection with any (direct or indirect) sale of Capital Stock or other transaction that results in such Subsidiary Guarantor ceasing to be a Subsidiary of the Company, if the sale or other transaction complies with the provisions of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”;

(5) upon the release of such Subsidiary Guarantor from its liability in respect of all Indebtedness (other than Immaterial Indebtedness) of the Company and all other Subsidiary Guarantors; and

(6) upon legal defeasance of the notes or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Business Activities. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture and registration rights agreement (if applicable), executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the notes, the Indenture and the registration rights agreement (if applicable);

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis either (i) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (ii) the Consolidated Coverage Ratio of the Successor Company would be greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture.

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture and registration rights agreement (if applicable), executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and the registration rights agreement (if applicable), respectively; and

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing.

Notwithstanding the foregoing:

(A) any Restricted Subsidiary (including any Subsidiary Guarantor) may consolidate with, merge into or transfer all or substantially all of its assets to the Company or any Subsidiary Guarantor;

(B) the Company or any Subsidiary Guarantor may merge with or into, or convey, transfer or lease all or substantially all its assets to, an Affiliate incorporated solely for the purpose of reincorporating the Company or such Subsidiary Guarantor in another jurisdiction, and the Company may merge with or into, or convey, transfer or lease all or substantially all its assets to, a Restricted Subsidiary (including a Subsidiary Guarantor) so long as all assets of the Company and the Restricted Subsidiary immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof; and

(C) any Subsidiary Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets so long as the transactions comply with the release provisions set forth in the second paragraph of the section entitled “—Certain Covenants—Future Subsidiary Guarantors.”

The first paragraph of this “Merger and Consolidation” covenant shall not apply to the Transactions.

Defaults

Each of the following is an Event of Default:

(1) a default in any payment of interest on any note when due and payable, whether or not prohibited by the provisions described under “—Ranking” above, continued for 30 days;

(2) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration of acceleration or otherwise, whether or not such payment is prohibited by the provisions described under “—Ranking” above;

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture, which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes;

(4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Receivables Entity) of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $20.0 million or more at any time;

(5) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(6) the rendering of any judgment or decree for the payment of money in excess of $20.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary if:

(A) an enforcement proceeding thereon is commenced by any creditor, or

(B) such judgment or decree remains outstanding for a period of 60 days after such judgment becomes final and not appealable and is not discharged, paid, waived or stayed (the “judgment default provision”); or

(7) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms in writing its obligations under its Subsidiary Guarantee.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding notes notify the Company and the Trustee of the default and the Company or the relevant Subsidiary Guarantor, as applicable, does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Company may declare the principal of and accrued but unpaid interest and liquidated damages, if any, on all the notes to be due and payable; provided that so long as any Designated Senior Indebtedness is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of any such Designated Senior Indebtedness or (2) five business days after receipt by the Company of written notice of such acceleration. Upon such a declaration, such principal and interest and liquidated damages, if any, will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest and liquidated damages, if any, on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or premium or liquidated damages, if any, when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, interest or premium or liquidated damages, if any, on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any failure to comply with the conditions and covenants under the Indenture. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which constitutes an Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the notes and the Subsidiary Guarantees may be amended or supplemented with the written consent of the Holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). In addition, one or more of the Subsidiary Guarantees may be released with the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each Holder of an outstanding note affected, no amendment, supplement or waiver may (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest, including default interest, on any note;

(3) reduce the principal of or change the Stated Maturity of any note;

(4) reduce the premium payable upon the redemption of any note or change the date at which any note may be redeemed as described under “—Optional Redemption” above;

(5) make any note payable in money other than that stated in the note;

(6) make any change in the provisions of the Indenture governing the right of any Holder to receive payment of principal of, and interest on, such Holder’s notes on or after the due dates therefor (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration) or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(8) make any change in the amendment and waiver provisions which require each Holder’s consent.

In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding. No amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding (which Senior Indebtedness has been previously designated in writing by the Company to the Trustee for this purpose) unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the notes or the Subsidiary Guarantees to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption of the Company’s or a Subsidiary Guarantor’s obligations to Holders of Notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets, as applicable,

•	provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

•	make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor (or any Representative thereof) under such subordination provisions,

•	add additional Guarantees with respect to the notes,

•	secure the notes,

•	add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company,

•	make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture,

•	conform the text of the Indenture, the Subsidiary Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the notes,

•	provide for the issuance of the new notes or Additional Notes, or

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the provisions of the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium or liquidated damages, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Offers pursuant to “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” above) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Defaults” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and liquidated damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance under the defeasance provisions of the Indenture have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not to be delivered if all notes not therefore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(A) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, or are to be called for redemption within one year, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3) the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums then payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge under the satisfaction and discharge provisions of the Indenture have been satisfied.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

If the Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the TIA) or resign.

The Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the

Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Governing Law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and liquidated damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositories; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depository for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depository;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, payments on the notes will be made at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is MAC N9303-110, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Liquidated Damages

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. See “—Where You Can Find Additional Information.”

On January 27, 2005, the Company, the Subsidiary Guarantors and the initial purchasers entered into the registration rights agreement. Pursuant to the registration rights agreement, the Company and the Subsidiary Guarantors agreed, for the benefit of the Holders of the old notes, to use all commercially reasonable efforts to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the new notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Subsidiary Guarantors will use all commercially reasonable efforts to offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for new notes.

If:

(1) the Company and the Subsidiary Guarantors are not

(A) required to file the Exchange Offer Registration Statement; or

(B) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2) any holder of Transfer Restricted Securities:

(A) other than an initial purchaser, is prohibited by law or SEC policy from participating in the Exchange Offer;

(B) may not resell the new notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such holder (other than, in either case, due solely to the status of such holder as an affiliate of the Company or any Subsidiary Guarantor or due to such holder’s inability to make the representations referred to above); or

(C) is an initial purchaser and so requests with respect to notes that have the status of unsold allotments in an initial distribution,

and notification thereof is given by such holder to the Company prior to the 20th Business Day following the consummation of the Exchange Offer,

the Company and the Subsidiary Guarantors will use all commercially reasonable efforts to file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the old notes by the holders of the old notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

For purposes of the preceding, “Transfer Restricted Securities” means each old note until the earliest to occur of:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for a new note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of a note for a new note, the earlier of (x) the date that is 90 days after the consummation of the Exchange Offer and (y) the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such note is or may be distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that:

(1) the Company and the Subsidiary Guarantors will use all commercially reasonable efforts to file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the closing of the offering of the old notes;

(2) the Company and the Subsidiary Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the exchange offer Registration Statement was filed;

(3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company and the Subsidiary Guarantors will:

(A) commence the Exchange Offer; and

(B) use all commercially reasonable efforts to issue on or prior to 30 Business Days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, new notes in exchange for all old notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Company and the Subsidiary Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 120 days after such obligation arises.

If:

(1) the Company and the Subsidiary Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(3) the Company and the Subsidiary Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company and the Subsidiary Guarantors will pay liquidated damages to each holder of Transfer Restricted Securities; provided, however, that (i) liquidated damages on the old notes may not accrue under more than one of the foregoing clauses (1) through (4) at any one time; and (ii) such liquidated damages shall cease to accrue on the old notes (a) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement, in the case of clause (1) above, (b) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement, in the case of clause (2) above, (c) upon the exchange of new notes for all old notes tendered, in the case of clause (3) above, or (d) upon the effectiveness of a Shelf Registration Statement or the Exchange Offer Registration Statement that has ceased to be effective or usable, in the case of clause (4) above. Without limiting the foregoing, liquidated damages with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement shall cease to accrue upon the consummation of the exchange offer in the case of a Shelf Registration Statement required to be filed due to failure to consummate the exchange offer within the required period of time.

With respect to the first 12-week period immediately following the occurrence of the first Registration Default, liquidated damages will be paid in an amount equal to 0.25% per annum of the principal amount of Transfer Restricted Securities. The amount of the liquidated damages will increase by an additional 0.25% per annum with respect to each subsequent 12-week period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.0% per annum of the principal amount of Transfer Restricted Securities.

All accrued liquidated damages will be paid by the Company and the Subsidiary Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or, if no such accounts have been specified, at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is MAC N9303-110, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479. We, however, reserve the right to pay liquidated damages to Holders by check mailed directly to Holders at their registered addresses.

Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

Holders of old notes will be required to make certain representations to the Company (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify the Company and the Subsidiary Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of old notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

“Acquisition” means the acquisition of Del Laboratories, Inc. by DLI Acquisition Corp. pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger among Del Laboratories, Inc., DLI Holding Corp. and DLI Acquisition Corp., dated as of July 1, 2004, as the same may be amended, modified or supplemented from time to time.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business; or

(2) the Capital Stock of a Restricted Subsidiary or of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary;

(B) for purposes of the provisions described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition subject to the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(C) any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

(D) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “—Merger and Consolidation;”

(E) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(F) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry;

(G) the licensing of intellectual property;

(H) disposals or replacements of obsolete equipment in the ordinary course of business;

(I) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(J) transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction; and

(K) leases or subleases to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Board of Directors” of the Company or any other Person means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; (iii) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board of Directors Approval” means the approval of a transaction by a majority of directors who do not have a personal stake in the transaction being voted upon, evidenced by a written resolution of the Board of Directors authorizing such transaction.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the amount of such obligation required to be reflected as a liability on a balance sheet prepared in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other similar amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Closing Date” means the date of the Indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreements” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in the case of each of clauses (i) and (ii)), determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Closing Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period), and subject and giving effect to the following adjustments:

(1) Incurrence of Indebtedness. If since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation).

(2) Discharge of Indebtedness. If since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated

Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the commitments in respect thereof have been permanently terminated), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period.

(3) Sales. If since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale.

(4) Purchase. If since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness), as if such Purchase occurred on the first day of such period.

(5) Adjustments for Acquired Person. If since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness to the extent of the remaining term of such Interest Rate Agreement). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease

Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes based on income, profits or capital, including, without limitation, state, franchise, value added, foreign or similar taxes; (ii) Consolidated Interest Expense; (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and any non-cash impairment charges related to goodwill, other intangibles or long-lived assets; (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred); (v) the amount of any minority interest expense; (vi) the amount, up to $1.2 million per year, paid to Kelso in respect of management, monitoring, consulting and advisory fees; (vii) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the write-off, depreciation or amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 and any other charges as a result of the application of purchase accounting; (viii) other non-cash expenses reducing Consolidated Net Income for such period (including deferred rent but excluding any other such charge which requires an accrual of or reserve for cash charges for any future period); and (ix) cash restructuring charges not to exceed $2.5 million per year and not to exceed $5.0 million in the aggregate.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations; (b) amortization of debt discount; (c) the interest portion of any deferred payment obligation; (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; and (e) to the extent not otherwise included in such interest expense, Receivables Fees; plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary; and minus (iii) to the extent otherwise included in such interest expense, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i) any net income of any Person if such Person is not a Restricted Subsidiary or is accounted for by the equity method of accounting, except that the Company’s equity in the net income (but not loss) of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below);

(ii) any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released and (y) restrictions pursuant to the notes or the Indenture), except that the Company’s equity in the net income (but not loss) of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted

Subsidiary during such period to the Company or another Restricted Subsidiary and the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income up to the amount of loans, advances or other contributions, if any, made to such Restricted Subsidiary by the Company or any other Restricted Subsidiary during such period;

(iii) any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(iv) any extraordinary, unusual or nonrecurring gain, loss or charge (including, without limitation, option and severance expense, change of control payments and other fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Closing Date);

(v) the cumulative effect of a change in accounting principles;

(vi) any gains or losses in connection with any early extinguishment of Indebtedness or the termination of any Currency Agreement in connection therewith;

(vii) any unrealized gains or losses in respect of Currency Agreements;

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(ix) any write-offs or write-downs of inventory or realized losses on sales or other dispositions of inventory in an amount not to exceed $2.5 million in any four-quarter period;

(x) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards; and

(xi) any increase in depreciation, depletion or amortization or any one-time non-cash charges (such as capitalized manufacturing profit in inventory) resulting from the purchase accounting in connection with the Transactions or any acquisition, merger or consolidation that is consummated after the Closing Date.

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer’s Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

“Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as

(1) the par or stated value of all outstanding Capital Stock of the Company; plus

(2) paid-in capital or capital surplus relating to such Capital Stock; plus

(3) any retained earnings or earned surplus; less

(A) any accumulated deficit; and

(B) any amounts attributable to Disqualified Stock.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agreement” means the credit agreement to be dated on or about the Closing Date, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among the Company, the lenders named therein, JPMorgan Chase Bank, as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent and Deutsche Bank Securities Inc., as documentation agent.

“Credit Facilities” means (x) the Credit Agreement and (y) to the extent specified by the Company by notice to the Trustee, one or more other debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of any non-cash consideration that is received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition and that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate. A particular item of Designated Non-Cash Consideration will no longer by considered to be outstanding when it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Designated Senior Indebtedness” of the Company means:

(1) any Indebtedness outstanding under any Credit Facility; and

(2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Company (with the consent of the Representative of Indebtedness under any Credit Facility if there is any such Indebtedness outstanding at such time) in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Designated Senior Indebtedness” of a Subsidiary Guarantor has a correlative meaning.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 90th day after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 90th day after the Stated Maturity of the notes shall not constitute Disqualified Stock.

“DLI Holding Corp.” means DLI Holding Corp., a Delaware corporation, and any successor in interest thereto.

“DLI Holding II Corp.” means DLI Holding II Corp., a Delaware corporation, and any successor in interest thereto.

“DLI Holding, LLC” means DLI Holding, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia, other than any Foreign Subsidiary Holding Company.

“Equity Offering” means (x) a sale of Capital Stock (other than Disqualified Stock) that is a sale of Capital Stock of the Company, or (y) a capital contribution to the Company or any of its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. The Fair Market Value of property or assets other than cash which involves (1) an aggregate amount in excess of $1.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors and (2) an aggregate amount in excess of $20.0 million, shall have been determined in writing by a nationally recognized appraisal, accounting or investment banking firm.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary, including without limitation, any Foreign Subsidiary Holding Company.

“Foreign Subsidiary Holding Company” means any Restricted Subsidiary that (a) has no material assets other than securities of one or more Foreign Subsidiaries and other assets relating to the ownership interest in any such securities and (b) does not guarantee any Indebtedness of the Company or any Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) rules adopted by the Public Company Accounting Oversight Board and approved by the SEC;

(4) such other statements by such other entities as approved by a significant segment of the accounting profession; and

(5) the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial condition or otherwise), entered into in favor and for the benefit of the obligee of such Indebtedness or other obligation; or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Immaterial Indebtedness” means Indebtedness that, individually or in the aggregate, does not exceed $25.0 million at any one time outstanding.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary and Indebtedness secured by a Lien encumbering any asset acquired by a Person shall be deemed to be Incurred by such Person at the time it acquires such asset. The term “Incurrence” when used as a noun shall have a correlative meaning. The amortization or accretion of principal of a non-interest bearing or other discount security, the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock of the Company in the form of additional shares of the same class of Disqualified Stock shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of in respect of indebtedness of such Person for borrowed money;

(2) the principal of in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables and other accrued current liabilities arising in the ordinary course of business), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto;

(5) all Capitalized Lease Obligations of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the fair market value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

provided, however, that Indebtedness shall not include any obligation of the Company or any Subsidiary in respect of the Acquisition Agreement or any liability for Federal, state, provincial, foreign, local or other taxes owed or owing by such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers and suppliers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenants described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the aggregate fair market value of all outstanding Investments owned directly or indirectly by the Company in the Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Company’s Investment in such Subsidiary at the time of such redesignation; less

(B) the Company’s pro rata portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent the amount of Restricted

Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.” For purposes of calculating the amount at any time of Restricted Payments under paragraph (b)(15) of such covenant, the amount of such Restricted Payments constituting Investments shall be the amount of such Investments outstanding at such time.

“Kelso” means Kelso & Company, L.P.

“Kelso Agreements” means the Financial Advisory Agreement, dated as of the Closing Date, among DLI Holding Corp. and Kelso, and the Registration Rights Agreement, dated as of the Closing Date, among DLI Holding Corp., DLI Holding, LLC and the other parties thereto, in each case, as the same may be amended, modified or supplemented from time to time.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law, regulation or executive order to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Investor” means, the officers, directors, employees and other members of the management of any Parent, the Company or any of its Subsidiaries, or family members or relatives thereof, or trusts or partnerships for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent, and any Affiliate of any of the foregoing.

“Net Available Cash” from an Asset Disposition means the amount equal to the aggregate cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that were the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and tax payments made with respect to such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a Subsidiary Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Subsidiary Guarantor or the Trustee.

“Parent” means any of DLI Holding, LLC, DLI Holding Corp., DLI Holding II Corp. and any other Person of which the Company at any time is or becomes a Subsidiary after the Closing Date.

“Parent Expenses” means, without duplication, (a) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under or in compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (b) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, (c) fees and expenses payable by any Parent in connection with the Transactions, (d) other operational expenses of any Parent incurred in the ordinary course of business, and (e) expenses incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Parent Taxes” means, without duplication, (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its being incorporated or otherwise organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company or receiving dividends from or other distributions in respect of the Capital Stock of the Company, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company is permitted to make payments to any Parent pursuant to the covenant described under “—Limitations on Restricted Payments”, or (y) for so long as the Company is a member of a group filing a consolidated, combined or unitary tax return with any Parent, amounts not to exceed the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) that would be available to the Company (and any such Subsidiaries) from other taxable years if the Company were filing a separate tax return (or a separate consolidated or combined return with any such Subsidiaries).

“Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the Closing Date and any Related Business.

“Permitted Holders” means any of (a) Kelso and its Affiliates, (b) the Management Investors (but only with respect to their “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of up to 10% in the aggregate of the total voting power of the Voting Stock of the Company or any Parent, as the

case may be), (c) Magnetite Asset Investors III LLC and its Affiliates (but only with respect to their beneficial ownership of up to 3% in the aggregate of the total voting power of the Voting Stock of the Company or any Parent, as the case may be) and (d) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Capital Stock of the Company or any Parent or securities convertible into or exchangeable or exercisable for such Capital Stock. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary provided, however, that such Person’s primary business is a Permitted Business;

(3) Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business and not exceeding $5.0 million in the aggregate outstanding at any one time;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or upon bankruptcy or insolvency of creditors or customers;

(8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock;”

(9) Investments existing on the Closing Date;

(10) Currency Agreements, Interest Rate Agreements and Commodity Agreements entered into by the Company or any of its Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the Indenture;

(11) guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Company or any of its Restricted Subsidiaries under the Indenture;

(12) any Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with the Qualified Receivables Transaction;

(13) that portion of any Investment where the consideration provided is Capital Stock of the Company or any Parent (other than Disqualified Stock);

(14) the notes; or

(15) other Investments in an aggregate amount outstanding at any time not to exceed $20.0 million.

“Permitted Junior Securities” means:

(1) Capital Stock of the Company or any Subsidiary Guarantor; or

(2) debt securities that are subordinated to all Senior Indebtedness, and any debt securities issued in exchange for Senior Indebtedness, to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Indebtedness under the Indenture.

“Permitted Liens” means the following types of Liens:

(1) Liens securing the notes or any of the Subsidiary Guarantees;

(2) Liens securing indebtedness incurred in reliance on clause (b)(4) of “—Certain Covenants—Limitation on Indebtedness;” provided that such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary other than the property or assets that secured such Indebtedness prior to the time the applicable Restricted Subsidiary became a Restricted Subsidiary;

(3) Liens existing on the Closing Date, together with any Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness secured by Liens existing on the Closing Date; provided that the Liens securing the Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

(4) Liens in favor of the Company or any Subsidiary Guarantor on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary; and

(5) other Liens; provided that the maximum aggregate amount of outstanding obligations secured thereby shall not at any time exceed $5.0 million.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note payable on the note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness:

(1) consisting of or Incurred to finance the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and

(2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is Incurred on or prior to the date that is 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit.

“Receivables Entity” means (x) any Receivables Subsidiary; or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables to repurchase receivables (including Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivable (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles)) arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business; and (b) is designated as a “Receivables Subsidiary” by the Board of Directors.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1) if the Indebtedness being refinanced is Subordinated Obligations, the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) fees, underwriting discounts, interest, premiums and other costs and expenses in connection with the issuance of the Refinancing Indebtedness and repayment of the Indebtedness being refinanced; and

(3) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company; or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Closing Date.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Secured Indebtedness” of a Subsidiary Guarantor has a correlative meaning.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means:

(1) all Indebtedness of the Company or any Subsidiary Guarantor outstanding under Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Subsidiary Guarantor at the rate provided for in the documentation with respect to such Indebtedness, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of the Company or any Subsidiary Guarantor whether outstanding on the Closing Date or thereafter Incurred, unless the instrument under which such Indebtedness is Incurred expressly provides that such Indebtedness ranks equally in right of payment with or is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Subsidiary Guarantor at the rate provided for in the documentation with respect to such Indebtedness, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) and other amounts owing with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Indebtedness will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company;

(2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries;

(3) any Trade Payables;

(4) that portion of any Indebtedness Incurred in violation of the Indenture provisions set forth under “—Certain Covenants—Limitation on Indebtedness” but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (4) if the holder(s) of such Indebtedness or their representative shall have received an Officer’s Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture; or

(5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

“Senior Subordinated Indebtedness” of the Company means the notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness of the Company which is not Senior Indebtedness. “Senior Subordinated Indebtedness” of a Subsidiary Guarantor has a correlative meaning.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Article 1, Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Receivable Obligations” means representations, warranties, covenants, indemnities and other obligations (including Guarantees and Indebtedness) which are reasonably customary in a Financing Disposition (as determined by the Company in good faith), including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivable Obligation.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligation” means any Indebtedness of the Company (other than such Indebtedness as is described in clause (2) of paragraph (b) of “—Certain Covenants—Limitation on Indebtedness”) (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the notes pursuant to a written agreement. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning with respect to Indebtedness that is expressly subordinated in right of payment to the Subsidiary Guarantees pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, members of the Board of Directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person, or

any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

“Subsidiary Guarantor” means any Subsidiary that has issued a Subsidiary Guarantee.

“Temporary Cash Investments” means any of the following:

(1) any investment in U.S. Government Obligations or obligations Guaranteed by the United States of America or any agency thereof;

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. (“Moody’s”) or “A-1” (or higher) according to Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”);

(5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc.;

(6) investment funds investing 95% of their assets in securities of the type described in clauses (1) through (5) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution);

(7) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended; and

(8) similar investments approved by the Board of Directors in the ordinary course of business.

“TIA” means the Trust Indenture Act of 1939, as amended from time to time.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Documents” means the Kelso Agreements, the agreements relating to the Acquisition, the financing thereof, or the services provided or to be provided in connection therewith (including pursuant to the Kelso Agreements), and the various ancillary documents, commitment letters and agreements relating thereto, as the same may be amended, modified or supplemented from time to time.

“Transactions” means the Acquisition and the financing thereof and the various other transactions relating thereto.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, and (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests and limited liability company interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of the Board of Directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares or similar immaterial equity interests) is owned by the Company or another Wholly Owned Subsidiary.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the exchange offer is consummated, or such shorter period ending on the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the exchange offer is consummated, or such shorter period ending on the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material United States federal income tax consequences of the purchase, ownership and disposition of the notes to holders that purchase the notes upon initial issuance at the original offering price. This discussion assumes that the notes are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, or the Code, as amended. This discussion is based upon the Code, Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect.

This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders that are subject to special tax treatment (for example, banks, other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, expatriates subject to Section 877 of the Code, custodians, nominees or similar financial intermediaries holding notes for others, traders or dealers in securities or currencies, entities that are treated as partnerships for United States federal income tax purposes or other pass-through entities, tax-exempt organizations, private foundations, retirement plans, persons holding notes as part of a straddle, hedge, conversion transaction or other integrated investment), or persons that have a “functional currency” other than the United States dollar, nor does it address alternative minimum taxes, estate and gift taxes, or state, local or foreign taxes. If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

Holders of the notes are urged to consult their tax advisors with respect to the United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes in light of their particular circumstances, as well as the effect of any state, local or foreign tax laws.

Consequences to U.S. holders

As used in this discussion, the term “U.S. holder” means a beneficial owner of the notes that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes, in each case created or organized under the laws of the United States or any political subdivision thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

Payments of interest

Stated interest payable on the notes generally will be included in the gross income of a U.S. holder as ordinary interest income at the time accrued or received, in accordance with such U.S. holder’s method of accounting for United States federal income tax purposes.

Disposition of notes

A U.S. holder will recognize capital gain or loss on the sale, exchange or other taxable disposition, or collectively, a disposition, of notes (including a redemption for cash) in an amount equal to the difference between the amount realized by such U.S. holder on such disposition (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary income to the extent not previously includible in income) and such U.S. holder’s adjusted tax basis in such notes. A U.S. holder’s adjusted tax basis in a note generally will equal the amount paid by such holder for the note.

Capital gain or loss will be long-term if the U.S. holder’s holding period is more than one year and will be short-term if the holding period is one year or less. Long-term capital gains recognized by individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses by individuals and corporations is subject to limitation.

Exchange of notes in the exchange offer

The exchange of notes for new notes in the exchange offer should not constitute a taxable event to U.S. holders. Consequently, a U.S. holder should not recognize gain or loss upon receipt of a new note, the U.S. holder’s basis in the new note should be the same as its basis in the corresponding note immediately before the exchange, and the U.S. holder’s holding period in the new note should include the holder’s holding period in the note exchanged therefor.

Certain additional payments and mandatory redemption

It is possible that the IRS could assert that the payment by us of 101% of the principal amount of the notes, under the circumstances described above under the heading “Description of Notes—Change of Control” or the additional interest that we would be obligated to pay if the registration statement is not filed or declared effective within the applicable time periods, as described above under the heading “Description of Notes—Registration Rights; Liquidated Damages” results in a “contingent payment.” According to Treasury regulations, the possibility that any “contingent payment” will be made will not affect the amount or timing of interest income a U.S. holder will recognize if there is only a remote or incidental likelihood as of the date the notes were issued that such payment will be made. At the time we issued the old notes, we took the position for United States federal income tax purposes that the likelihood that the notes will be so redeemed, or that the additional interest would be so payable, was remote or incidental. We continue to believe that neither the old notes nor the new notes are contingent payment debt instruments. This discussion assumes that our determination that these contingencies are remote or incidental is correct. Therefore, the possibility that such payments may be made should not affect the amount or timing of income a U.S. holder will recognize unless the U.S. holder actually becomes entitled to such payments. Our determination that these contingencies are remote or incidental is binding on a U.S. holder unless such U.S. holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge our determination, a U.S. holder might be required to accrue income on the notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingent payment actually occurs, it would affect the amount, timing and character of the income that a U.S. holder will recognize. If any amounts are in fact paid, U.S. holders will be required to recognize such amounts as income.

Consequences to non-U.S. holders

The following discussion is addressed to non-U.S. holders of notes. For purposes of this discussion, a “non-U.S. holder” is a holder of notes that is not a U.S. holder, as defined above under “Consequences to U.S. Holders.”

United States federal withholding tax

United States federal withholding tax at a 30% rate (or, if certain tax treaties apply, such lower rate as provided) may apply to any payment of interest on the notes to a non-U.S. holder. However, such withholding generally will not apply provided that the following requirements for a “portfolio interest exemption” are met:

•	the non-U.S. holder (1) does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations and (2) is not a controlled foreign corporation related to us directly or constructively through stock ownership; and

•	either (1) the non-U.S. holder provides its name, address and certain other information on an appropriate IRS form (or substitute form) and certifies, under penalties of perjury, that it is not a U.S. person or (2) the non-U.S. holder holds its notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

In addition, United States federal withholding tax will generally not apply to any payment of interest that is effectively connected with a trade or business in the United States provided that certain certification requirements are satisfied.

A non-U.S. holder that does not qualify for the “portfolio interest exemption” with respect to interest income that is not effectively connected with a United States trade or business may nevertheless be entitled to an exemption from, or reduction in the rate of, the United States withholding tax on such interest if such holder:

•	resides in a jurisdiction which has a favorable income tax treaty with the United States and satisfies the conditions for the application of such treaty; and

•	provides to us or our agents the appropriate series W-8 Form or a suitable substitute form.

In general, United States federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the disposition of the notes (including a redemption for cash).

United States federal income tax

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment within the United States maintained by the non-U.S. holder), such non-U.S. holder will be subject to United States federal income tax on such interest on a net income basis in the same manner as if such non-U.S. holder were a United States resident. In addition, such non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if certain tax treaties apply, such lower rate as provided) branch profits tax.

Any gain or income realized on the disposition of notes by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	that gain or income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment within the United States maintained by the non-U.S. holder), in which case such gain or income will be taxed on a net income basis (and may be subject to a branch profits tax) in the same manner as interest that is effectively connected with the non-U.S. holder’s conduct of a United States trade or business; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the excess, if any, of such gain plus all other United States source capital gains recognized during the same taxable year over the non-U.S. holder’s United States source capital losses recognized during such taxable year.

The exchange of notes for new notes in the exchange offer should not constitute a taxable event to non-U.S. holders for United States federal income tax purposes. Consequently, a non-U.S. holder should not recognize gain or loss upon receipt of a new note, the non-U.S. holder’s basis in the new note should be the same as its basis in the corresponding note immediately before the exchange, and the non-U.S. holder’s holding period in the new note should include the holder’s holding period in the note exchanged therefor.

Backup withholding and information reporting

Payments made on the notes and proceeds from the disposition of the notes may be subject to backup withholding at applicable rates and certain information reporting requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder generally will be allowed as a refund or a credit against such holder’s United States federal income tax liability, provided that the required procedures are followed.

U.S. holders

A U.S. holder may be subject to United States federal backup withholding tax, unless such holder (1) is an entity (including corporations, tax-exempt organizations and certain qualified nominees) that is exempt from withholding and, when required, demonstrates this fact, or (2) provides its taxpayer identification number, or TIN (which for an individual would be the holder’s Social Security number), certifies that the TIN provided is correct, that the holder is a U.S. person and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, payments received by U.S. holders that are not corporations, tax-exempt organizations or qualified nominees may be subject to information reporting requirements.

Non-U.S. holders

Generally, a payor must report annually to the IRS and to each non-U.S. holder (1) any interest that is subject to withholding, or that is exempt from United States withholding tax pursuant to a tax treaty and (2) any payments of portfolio interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, we will have to report to the IRS payments of principal.

Information reporting and backup withholding of United States federal income tax at the applicable rate may apply to payments made with respect to the notes to a non-U.S. holder if such holder fails to make the appropriate certification that the holder is not a U.S. person or if the payor has actual knowledge or reason to know that the payee is a U.S. person.

If the foreign office of a foreign “broker” (as defined in applicable Treasury regulations) pays the proceeds of a disposition of the note to the seller thereof, backup withholding and information reporting generally will not apply.

Payments of the proceeds of the disposition of a note to or through a foreign office of a United States broker or of a foreign broker with certain specified United States connections will be subject to information reporting requirements, but not backup withholding, unless such broker has evidence in its records that the payee is not a U.S. person and certain other conditions are met or the payee otherwise establishes an exemption.

LEGAL MATTERS

The validity of the notes and the guarantees has been passed upon for us by Debevoise & Plimpton LLP, New York, New York. Debevoise & Plimpton LLP also represented Kelso and its investment funds in connection with the transactions, including with respect to their arrangements with us.

EXPERTS

The consolidated financial statements and financial statement schedule of Del Laboratories, Inc. and its subsidiaries as of December 31, 2003 and 2004, and for each of the years in the three-year period ended December 31, 2004, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

Following effectiveness of the registration statement relating to the exchange offer, we will file annual, quarterly and current reports and other information with the SEC. The indenture pursuant to which the notes are issued require us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent auditors as well as other information, documents and other information we file with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

Del Laboratories, Inc.

178 EAB Plaza

P.O. Box 9357

Uniondale, New York 11553-9357

Attn: Chief Financial Officer

(516) 844-2020

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                     , 2005.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Del Laboratories, Inc.:

We have audited the accompanying consolidated balance sheets of Del Laboratories, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Del Laboratories, Inc. and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/    KPMG LLP

Melville, New York

March 7, 2005

DEL LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and December 31, 2003

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$3,872,479	$2,112,993
Accounts receivable, less allowance for doubtful accounts of $1,726,265 in 2004 and $4,390,971 in 2003	78,977,694	75,130,274
Inventories	111,235,062	92,518,239
Income taxes receivable	176,833	—
Deferred income taxes	7,223,562	8,041,527
Prepaid expenses and other current assets	3,507,940	2,671,041

Total current assets	204,993,570	180,474,074

Property, plant and equipment, at cost	84,069,557	81,250,307
Less accumulated depreciation and amortization	(37,300,673)	(31,976,378)

Net property, plant and equipment	46,768,884	49,273,929

Intangibles arising from acquisitions, net	7,085,198	7,760,980
Goodwill	6,281,777	6,281,777
Other assets	13,743,150	13,261,870
Deferred income taxes	6,586,705	6,158,908

Total assets	$285,459,284	$263,211,538

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$501,434	$8,759,759
Accounts payable	50,529,605	43,871,750
Accrued liabilities	19,733,730	25,022,499
Income taxes payable	—	307,470

Total current liabilities	70,764,769	77,961,478
Long-term pension liability, less current portion	12,272,875	9,767,453
Deferred income taxes	7,836,417	5,205,313
Deferred liability	1,405,038	1,333,590
Long-term debt, less current portion	71,233,050	63,372,979

Total liabilities	163,512,149	157,640,813

Shareholders’ equity:
Preferred stock $.01 par value, authorized 1,000,000 shares; no shares issued	—	—
Common stock $1 par value, authorized 20,000,000 shares; issued 10,000,000 shares	10,000,000	10,000,000
Additional paid-in capital	9,348,107	8,822,705
Accumulated other comprehensive loss	(2,363,687)	(2,593,805)
Retained earnings	110,917,891	95,309,193

	127,902,311	111,538,093
Less: Treasury stock at cost, 242,553 shares in 2004 and 289,308 shares in 2003	(5,452,926)	(5,325,118)
Receivables for stock options exercised	(502,250)	(642,250)

Total shareholders’ equity	121,947,135	105,570,725

Total liabilities and shareholders’ equity	$285,459,284	$263,211,538

The accompanying notes are an integral part of the consolidated financial statements.

DEL LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Net sales	$396,674,405	$385,953,035	$350,667,475

Cost of goods sold	198,424,533	185,772,330	171,345,644
Selling and administrative expenses	166,731,620	161,643,938	146,028,011
Severance expenses (note 11)	19,709	2,033,381	—
Merger expenses (note 1)	1,415,547	—	—

Operating income	30,082,996	36,503,386	33,293,820

Other income (expense):
Gain (loss) on sale of land and buildings	(145,694)	—	2,428,425
Interest expense, net	(3,399,797	(3,943,445)	(4,402,315)
Other income (expense), net	146,685	338,381	(404,949)

Earnings before income taxes	26,684,190	32,898,322	30,914,981
Income taxes	11,075,492	12,524,258	11,412,034

Net earnings	$15,608,698	$20,374,064	$19,502,947

Earnings per common share:
Basic	$1.60	$2.11	$2.05

Diluted	$1.50	$2.02	$1.97

Weighted average common shares outstanding:
Basic	9,737,151	9,646,837	9,499,706

Diluted	10,399,607	10,098,487	9,903,347

The accompanying notes are an integral part of the consolidated financial statements.

DEL LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years ended December 31, 2004, 2003 and 2002

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock	Receivables For Stock Options Exercised	Shareholders’ Equity
Balances at December 31, 2001	$10,000,000	$835,145	$(2,250,325)	$76,991,439	$(19,758,162)	$(935,250)	$64,882,847
Transactions arising from stock option exercises:
Income tax benefit	—	2,575,483	—	—	—	—	2,575,483
Issuance of treasury stock (638,616 shares)	—	(1,514,005)	—	—	8,129,489	—	6,615,484
Acquisition of treasury stock (439,297 shares)	—	—	—	—	(9,103,532)	—	(9,103,532)
Issuance of treasury stock for ESOP stock contributions (18,793 shares)	—	34,764	—	—	265,236	—	300,000
Repayment of receivables	—	—	—	—	—	153,000	153,000
Stock dividend	—	3,461,895	—	(10,262,106)	6,800,211	—	—
Net earnings	—	—	—	19,502,947	—	—	—
Foreign currency translation adjustment	—	—	103,303	—	—	—	—
Minimum pension liability adjustment, net of tax	—	—	(2,131,329)	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	17,474,921

Balances at December 31, 2002	10,000,000	5,393,282	(4,278,351)	86,232,280	(13,666,758)	(782,250)	82,898,203
Transactions arising from stock option exercises:
Income tax benefit	—	1,472,052	—	—	—	—	1,472,052
Issuance of treasury stock (434,223 shares)	—	(889,813)	—	—	6,728,855	—	5,839,042
Acquisition of treasury stock (321,261 shares)	—	—	—	—	(7,137,203)	—	(7,137,203)
Issuance of treasury stock for ESOP stock contributions (12,991 shares)	—	72,252	—	—	227,769	—	300,021
Repayment of receivables	—	—	—	—	—	140,000	140,000
Stock dividend	—	2,774,932	—	(11,297,151)	8,522,219	—	—
Net earnings	—	—	—	20,374,064	—	—	—
Foreign currency translation adjustment	—	—	2,093,430	—	—	—	—
Minimum pension liability adjustment, net of tax	—	—	(408,884)	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	22,058,610

Balances at December 31, 2003	10,000,000	8,822,705	(2,593,805)	95,309,193	(5,325,118)	(642,250)	105,570,725

Transactions arising from stock option exercises:
Income tax benefit	—	715,963	—	—	—	—	715,963
Issuance of treasury stock (131,483 shares)	—	(190,561)	—	—	2,593,944	—	2,403,383
Acquisition of treasury stock (84,728 shares)	—	—	—	—	(2,721,752)	—	(2,721,752)
Repayment of receivables	—	—	—		—	140,000	140,000
Net earnings	—	—	—	15,608,698	—	—	—
Foreign currency translation adjustment	—	—	810,367	—	—	—	—
Minimum pension liability adjustment, net of tax	—	—	(580,249)	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	15,838,816

Balances at December 31, 2004	$10,000,000	$9,348,107	$(2,363,687)	$110,917,891	$(5,452,926)	$(502,250)	$121,947,135

The accompanying notes are an integral part of the consolidated financial statements.

DEL LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities:
Net earnings	$15,608,698	$20,374,064	$19,502,947
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	8,502,407	8,256,734	7,577,216
Amortization of display fixtures	8,969,572	6,277,167	3,475,385
Deferred income taxes	3,578,335	(98,195)	336,734
Provision for doubtful accounts	52,721	302,215	1,041,604
Tax benefit on stock options exercised	715,963	1,472,052	2,575,483
Loss (gain) on sale of land	145,695	—	(2,428,425)
Other non-cash operating items	(352,333)	140,000	128,134
Changes in operating assets and liabilities:
Accounts receivable	(3,598,965)	(23,626,932)	(882,270)
Inventories	(17,804,585)	(10,880,181)	(17,157,054)
Prepaid expenses and other current assets	(958,187)	85,939	(678,458)
Other assets	(9,377,743)	(10,340,739)	(4,220,812)
Accounts payable	6,480,424	10,841,624	10,791,467
Accrued liabilities	(4,684,203)	769,546	(2,083,687)
Deferred liability	71,448	1,465,027	—
Pension liability (net)	304,963	1,922,210	1,268,732
Income taxes receivable / payable	(445,502)	1,779,299	(5,448,566)

Net cash provided by operating activities	7,208,708	8,739,830	13,798,430

Cash flows provided by (used in) investing activities:
Net proceeds from sales of land and facility	4,815,951	235,000	2,940,291
Intangible assets acquired	(5,163)	(60,000)	—
Property, plant and equipment additions	(9,525,089)	(18,199,720)	(9,078,213)

Net cash used in investing activities	(4,714,301)	(18,024,720)	(6,137,922)

Cash flows provided by (used in) financing activities:
Principal borrowings (payments) under revolving credit agreement, net	—	12,000,000	(3,000,000)
Principal payments under mortgages	(381,516)	(124,057)	(357,631)
Principal payment under senior notes	—	(8,000,000)	(4,000,000)
Repayment of mortgage	—	(3,863,190)	—
Borrowings under mortgage and construction loan	—	12,480,000	—
Payment of capital lease obligations	(112,442)	(104,070)	—
Repayments on receivables for stock options exercised	—	—	13,000
Proceeds from the exercise of stock options	364,459	117,181	129,421
Acquisition of treasury stock	(682,828)	(1,415,342)	(2,617,471)

Net cash provided by (used in) financing activities	(812,327)	11,090,522	(9,832,681)

Effect of exchange rate changes on cash	77,406	(193,592)	(14,425)

Net increase (decrease) in cash and cash equivalents	1,759,486	1,612,040	(2,186,598)
Cash and cash equivalents at beginning of year	2,112,993	500,953	2,687,551

Cash and cash equivalents at end of year	$3,872,479	$2,112,993	$500,953

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Organization and Other Matters

On January 27, 2005, DLI Acquisition Corp (“Sub”), a Delaware corporation and an affiliate of Kelso & Company (“Kelso”), was merged (the “Merger”) with and into Del Laboratories, Inc., a Delaware corporation (“Del”), pursuant to an Agreement and Plan of Merger, dated as of July 1, 2004 (the “Merger Agreement”), by and among the Sub, Del and DLI Holding Corp., a Delaware corporation (“Holding”). Following the Merger, Del ceased to be a publicly traded company and is now a wholly-owned subsidiary of DLI Holding II Corp., a Delaware corporation (“Holding II”), which, in turn, is owned by Holding and is an indirect, wholly-owned subsidiary of DLI Holding LLC, a Delaware limited liability company affiliated with Kelso (“DLI LLC”).

In connection with the Merger, certain investment partnerships affiliated with Kelso invested approximately $136.0 million in DLI LLC, as a result of which such entities now own approximately 98.5% of the interests of DLI LLC. Messrs. Alstodt, Hinkaty and McMenemy, members of Del’s senior management prior to and following the Merger, (“Continuing Investors”) invested, in the aggregate, $60,000 in DLI LLC for approximately 0.1% of the interests in DLI LLC. Magnetite Asset Investors III L.L.C. (“Magnetite”) invested $2,000,000 in DLI LLC for the balance of the interests in DLI LLC. The foregoing parties entered into a limited liability company agreement relating to their ownership of interests in DLI LLC.

Pursuant to separate Exchange Agreements, dated January 27, 2005 (the “Exchange Agreements”), the Continuing Investors elected to exchange, immediately prior to effective time of the Merger, options to purchase Del common stock for options to purchase Holding common stock, constituting approximately 6.6% of the fully diluted share capital of Holding immediately after the merger.

With the merger completed, William McMenemy was named President and Chief Executive Officer, Charles J. Hinkaty was named Chief Operating Officer, Harvey Alstodt was named President of Global Business, and Enzo J. Vialardi remains Executive Vice President and Chief Financial Officer. With the closing of the transaction, Dan K. Wassong retired as the Company’s Chairman, President and Chief Executive Officer.

Also following the completion of the Merger, affiliates of Kelso have the right to designate, directly or indirectly, the board of directors of each of DLI LLC, Holding, Holding II and Del. Del’s board of directors is initially comprised of Messrs. Alstodt, Hinkaty and McMenemy, members of Del’s senior management prior to and following the Merger, and Messrs. Berney and Moore of Kelso.

In anticipation of the Merger, Sub issued in a private placement offering $175.0 million of 8% Senior Subordinated Notes due 2012. Such notes and all related obligations were assumed by Del upon the consummation of the Merger. The notes are guaranteed by certain of the existing domestic subsidiaries of Del.

Immediately prior to the Merger, Sub also entered into a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, Deutsche Bank Securities Inc., as co-agent and documentation agent, and the lenders party thereto from time to time, providing for aggregate maximum borrowings of $250.0 million consisting of a term loan facility in an aggregate principal amount of $200.0 million (all of which amount was drawn in connection with the Merger,) and a revolving credit facility, providing for up to $50.0 million of revolving loans outstanding at any time, which remained undrawn at the closing of the Merger. The obligations under the credit agreement were assumed by Del upon the consummation of the Merger. The obligations of Del under the credit agreement are guaranteed by Holding II and certain of the domestic subsidiaries of Del. The senior credit facilities and the guarantees thereof are secured by a pledge of the capital stock of Del by Holding II, pledges of certain of the capital stock of the domestic subsidiaries of Del and the effective pledge of 65% of the capital stock of certain foreign subsidiaries of Del, and liens on substantially all of the tangible and intangible assets of Del and guarantors, subject to certain exceptions.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Pursuant to the merger, all of the Company’s outstanding common stock was acquired for $35 a share. The aggregate purchase price paid for all of the Company’s outstanding common stock including options and transaction expenses was $413,698,333. The acquisition, as described above, will be accounted for in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”) 141, “Business Combinations”.

An independent valuation is being developed to allocate the excess purchase price to the Company’s assets and liabilities based upon their current fair market values. The Company expects the valuation to be completed in early April for application to the financial statements when the Company files a Form S-4 registration statement. However, based upon the book values of the tangible assets reflected in the December 31, 2004 consolidated balance sheet and the aggregate purchase price paid, the unallocated excess purchase price is estimated to be approximately $300,000,000. This amount will be allocated to determine the fair values of the tangible and intangible assets with the excess to be recorded as goodwill.

(2) Summary of Significant Accounting Policies

Description of Business

Del Laboratories, Inc. and subsidiaries (the Company) is a manufacturer and distributor of cosmetic and proprietary pharmaceutical products. The principal products in the cosmetics segment are nail care, nail color, color cosmetics, beauty implements, bleaches and depilatories, personal care products and other related cosmetic items. The principal products in the pharmaceutical segment are of a proprietary nature and range from oral analgesics to acne treatment products and first aid products.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of all wholly-owned domestic and foreign subsidiaries. The net assets and results of foreign operations are not significant to the consolidated financial statements. The accounts of foreign subsidiaries are translated in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 52, “Foreign Currency Translation.” As such, balance sheet accounts are translated at the exchange rate as of December 31 of each year and statement of earnings accounts are translated at average exchange rates during the period. The resulting translation adjustments are recorded as a component of shareholders’ equity. Gains or losses resulting from foreign currency transactions are included in other income (expense). All intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company sells its products to chain drug stores, mass volume retailers, supermarkets and wholesalers and overseas distributors. Sales of such products are principally denominated in U.S. dollars and sales in Canada are denominated in Canadian dollars. The Company’s accounts receivable reflect the granting of credit to these customers. The Company generally grants credit based upon analysis of the customer’s financial position and previously established buying and selling patterns. The Company does not bill customers for shipping and handling costs and, accordingly, classifies such costs as selling and administrative expense. Revenues are recognized and discounts are recorded when merchandise is shipped. Net sales are comprised of gross revenues less returns, various promotional allowances and trade discounts and allowances. The Company allows customers to return their unsold products when they meet certain criteria as outlined in the Company’s sales policies. The Company regularly reviews and revises, as deemed necessary, its estimate of reserves for future sales returns based primarily upon actual return rates by product and planned product discontinuances. The Company records

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

estimated reserves for future sales returns as a reduction of sales, cost of sales and accounts receivable. Returned products which are recorded as inventories are valued based on estimated realizable value. The physical condition and marketability of the returned products are the major factors considered by the Company in estimating realizable value. Actual returns, as well as estimated realizable values of returned products, may differ significantly, either favorably or unfavorably, from estimates if factors such as economic conditions, customer inventory levels or competitive conditions differ from expectations.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. At December 31, 2004 and 2003, cash equivalents were $5,123 and $5,344, respectively.

Inventories

Inventories are valued at the lower of cost (principally first-in/first-out) or market value. The Company records reductions to the cost of inventories based upon its forecasted plans to sell, historical scrap and disposal rates and physical condition of the inventories. The components of inventories were as follows:

	2004	2003
Raw materials	$54,264,394	$40,586,347
Work in process	5,739,148	4,856,207
Finished goods	51,231,520	47,075,685

	$111,235,062	$92,518,239

Property, Plant and Equipment

The Company provides for depreciation on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives or the lease term. The range of estimated lives applicable to the assets are as follows:

Building	25 to 40 years
Building improvements	10 to 40 years
Leasehold improvements	3 to 12 years
Machinery and equipment	3 to 15 years
Furniture and fixtures	3 to 10 years

The Company constructs and purchases display fixtures to be used in the stores of its cosmetic segment retail customers to attract customer attention and to display products available under the Company’s various brands. The display is included in inventory by the Company until it is shipped to the retail customer, at which time it is reclassified from inventory to other assets and amortized as a selling expense over the estimated useful life of twenty four months from date of shipment.

Advertising Costs and Promotional Allowances

The Company advertises on television, radio and in magazines. Additionally, the Company has various co-operative advertising programs with retailers. Advertising costs are expensed in the year incurred. Advertising expenses, including co-operative advertising programs, were $36,936,983, $37,659,329 and $30,756,104 in 2004, 2003 and 2002, respectively. The Company also has various performance-based arrangements with retailers to reimburse them for all or a portion of their promotional activities related to the Company’s products. These sales incentives offered voluntarily by the Company to customers, without charge, that can be used in or that are

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

exercisable by a customer as a result of a single exchange transaction, are recorded as a reduction of net sales at the later of the sale or the offer, and primarily allow customers to take deductions against amounts owed to the Company for product purchases. The Company also has co-operative advertising arrangements with retail customers to reimburse them for all or a portion of their advertising of the Company’s products. The estimated liabilities for these co-operative advertising arrangements are recorded as advertising expense as incurred, or in the period the related revenue is recognized, depending on the terms of the arrangement, and included in selling and administrative expenses, since the Company receives an identifiable benefit from retail customers for an amount equal to or less than the fair value of such advertising cost. These arrangements primarily allow retail customers to take deductions against amounts owed to the Company for product purchases. The Company regularly reviews and revises the estimated accruals for these promotional allowance and co-operative advertising programs. Actual costs incurred by the Company may differ significantly, either favorably or unfavorably, from estimates if factors such as the level and success of the retailers’ programs or other conditions differ from the Company’s expectations.

Distribution Costs

Distribution costs, including the costs of shipping and handling, are included in selling and administrative expenses and were $21,661,409, $18,274,895 and $17,847,011, for 2004, 2003 and 2002, respectively.

Research and Development

The Company expended $8,965,719, $7,815,687 and $6,391,161 in 2004, 2003 and 2002, respectively, for research and development relating to the development of new products, clinical and regulatory affairs, and quality control and assurance of the Company’s product lines. All costs associated with research and development are expensed as incurred and included in selling and administrative expenses in the accompanying consolidated statements of earnings.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders (which for the Company equals its recorded net earnings) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, were exercised, converted into common stock or otherwise resulted in the issuance of common stock.

Stock Dividends

On November 20, 2003, the Company’s Board of Directors approved a 5% stock dividend. As a result, 462,998 shares of treasury stock were issued on December 29, 2003 to shareholders of record on December 1, 2003. Accordingly, all share and per share amounts have been adjusted to reflect the 5% stock dividend distributed December 29, 2003.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

On November 7, 2002, the Company’s Board of Directors approved a 5% stock dividend. As a result, 434,835 shares of treasury stock were issued on December 27, 2002 to shareholders of record on November 29, 2002.

Stock Option Plans

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related interpretations, in accounting for its fixed plan stock options. Under APB No. 25, compensation expense would be recorded if, on the date of grant, the market price of the underlying stock exceeded its exercise price. Accordingly, no compensation cost has been recognized. Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans, consistent with the alternative method set forth under SFAS No. 123, “Accounting for Stock-Based Compensation”, and SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure”, the Company’s net earnings and net earnings per share would have been reduced. The following table illustrates the effect on net earnings and net earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, to stock based employee compensation:

Year ended December 31:	2004	2003	2002
Net earnings, as reported	$15,608,698	$20,374,064	$19,502,947
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	$(1,874,874)	$(2,281,346)	$(1,870,075)

Pro forma net earnings	$13,733,824	$18,092,718	$17,632,872

Earnings per share:
Basic—as reported	$1.60	$2.11	$2.05

Basic—pro forma	$1.41	$1.87	$1.86

Diluted—as reported	$1.50	$2.02	$1.97

Diluted—pro forma	$1.32	$1.79	$1.78

The fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2003 and 2002, respectively: dividend yields 0%, and 0%; expected lives of 5.0 and 5.9 years; risk-free interest rates of 2.51% and 4.39%; and expected volatility of 33.2% and 39.1%. The weighted-average fair value of options granted during 2003 and 2002 were $7.65 and $9.90, respectively. The Company did not issue any new stock options during 2004.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004), “Share-Based Payment”. Statement 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement, but expresses no preference for a type of valuation model. Statement 123(R) sets accounting requirements for “share-based” compensation to employees, including employee stock purchase plans and carries forward prior guidance on accounting for awards to non-employees. In addition, accounting for employee stock ownership plans will continue to be accounted for in accordance with Statement of Position 93-6 and awards to most non-employee directors will be accounted for as employee awards. Statement 123(R) is effective for public companies as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 and for annual periods beginning after December 15, 2005 for non-public entities, however, early adoption is encouraged. We are in the process of assessing whether the adoption of Statement 123(R) will have an impact on our consolidated financial statements.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The Company bases its evaluation on such impairment indicators such as the nature of the assets, future economic benefit of the assets and any historical or future profitability measurements, as well as other external market conditions or factors that may be present. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of cash flow is based upon, among other things, certain assumptions about expected future operating performance. The Company’s estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to its business model or changes in its operating performance.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires that the amortization of goodwill be replaced with periodic tests of the goodwill’s impairment at the reporting unit level. The Company’s reporting units are its Cosmetic and Pharmaceutical segments. If an indication of impairment exists, the Company is required to determine if such reporting unit’s implied fair value is less than its carrying value in order to determine the amount, if any, of the impairment loss required to be recorded. The annual testing performed as of January 1, 2004, indicated there was no impairment to goodwill.

Additionally under SFAS No. 142, intangible assets with determinable lives, other than goodwill, must be amortized over their useful lives. The remaining useful lives of intangible assets are evaluated each reporting period to determine whether events or circumstances warrant a revision to the remaining period of amortization. If the estimate of an intangible asset’s remaining useful life is changed, the carrying amount of the intangible asset should be amortized prospectively over that revised remaining useful life.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications were made to prior year amounts in order to conform to the current year’s presentation. Amortization of display fixtures, previously included in the cash flow statements in other assets as net cash provided by operating activities, has been reclassified as a separate line item, amortization of display fixtures, in net cash provided by operating activities.

New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN No. 46”). FIN No. 46 was subject to significant interpretation by the FASB, and was revised and reissued

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

in December 2003 (“FIN No. 46R”). FIN No. 46R states that if an entity has a controlling financial interest in a variable interest entity, the assets, the liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. The provisions of FIN No. 46 and FIN No. 46R are applicable for all entities that are considered special purpose entities (“SPE”) by the end of the first reporting period ending after December 15, 2003. The provisions of FIN No. 46R are applicable to all other types of variable interest entities for reporting periods ending after March 15, 2004. The adoption of FIN No. 46 and FIN No. 46R did not have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued Statement No. 123(revised 2004), “Share-Based Payment”. Statement 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement, but expresses no preference for a type of valuation model. Statement 123(R) sets accounting requirements for “share-based” compensation to employees, including employee stock purchase plans and carries forward prior guidance on accounting for awards to non-employees. In addition, accounting for employee stock ownership plans will continue to be accounted for in accordance with Statement of Position 93-6 and awards to most non-employee directors will be accounted for as employee awards. Statement 123(R) is effective for public companies as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 and for annual periods beginning after December 15, 2005 for non-public entities, however, early adoption is encouraged. We are in the process of assessing whether the adoption of Statement 123(R) will have an impact on our consolidated financial statements.

In November 2004, the FASB issued Statement No. 151 “Inventory Costs” Statement No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Statement No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is in process of assessing whether the adoption of Statement 151 will have an impact on the consolidated financial statements.

(3) Supplemental Cash Flow Information

The following is supplemental information relating to the consolidated statements of cash flows:

	2004	2003	2002
Cash paid for:
Interest	$3,674,198	$3,969,595	$4,466,594

Income taxes	$7,573,083	$9,551,098	$14,068,067

Non-cash transactions:
Shares tendered by optionees to exercise stock options	$2,038,924	$5,721,865	$6,486,015

Issuance of treasury stock for ESOP stock contributions	$—	$300,021	$300,000

Equipment acquired under capitalized leases	$—	$543,087	$—

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(4) Property, Plant and Equipment

The components of property, plant and equipment, at cost, were as follows:

	2004	2003
Land	$1,307,533	$1,919,346
Building, building improvements and leasehold improvements	27,797,372	21,260,525
Machinery and equipment	46,783,063	39,115,315
Furniture and fixtures	7,910,770	6,804,758
Construction in progress	270,819	12,150,363

	$84,069,557	$81,250,307

Depreciation expense for 2004, 2003 and 2002 was $7,821,462, $7,578,104 and $6,899,339, respectively.

(5) Goodwill and Other Intangibles Arising From Acquisitions

Goodwill represents the excess of the purchase prices paid for companies and product lines over amounts assigned to the fair value of the net tangible assets as well as purchased intellectual property rights and trademarks. Total goodwill is comprised of $3,519,638 for the cosmetic operating segment and $2,762,139 relates to the pharmaceutical operating segment. Based upon the Company’s annual impairment test, goodwill of $6,281,777 is not impaired under the provisions of SFAS No. 142.

The components of intangible assets arising from acquisitions were as follows:

	December 31, 2004
	Gross Carrying Value	Accumulated Amortization	Net Book Value
Intellectual property rights	$10,557,573	$3,533,923	$7,023,650
Trademarks and other	3,065,363	3,003,815	61,548

	$13,622,936	$6,537,738	$7,085,198

	December 31, 2003
	Gross Carrying Value	Accumulated Amortization	Net Book Value
Intellectual property rights	$10,557,573	$3,006,043	$7,551,530
Trademarks and other	3,060,200	2,850,750	209,450

	$13,617,773	$5,856,793	$7,760,980

In 1998, the Company acquired the intellectual property rights of the CornSilk brand of facial make-up for $11,039,474. In September 1999, the Company entered into an agreement with the former owner of CornSilk related to this acquisition. Under the provisions of this agreement, adjustments to the original purchase price were negotiated. As a result, the intangible assets arising from the acquisition were reduced by approximately $481,901. The intellectual property rights are being amortized over 20 years. Upon adoption of SFAS No. 142, the remaining useful lives were still deemed appropriate.

The remaining trademarks and other at December 31, 2004 are the Quencher trademarks acquired in 1984, the Healing Beauty trademark acquired in 2003, the Miss Kiss domain name acquired in 2003 and the Pronto Plus domain name acquired in 2004 which are being amortized over 20 years.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Amortization expense amounted to $680,945, $678,630 and $677,877 for 2004, 2003 and 2002, respectively. The estimated amortization expense for the years ending December 31, 2005, 2006, 2007, 2008 and 2009 is $531,138, for each of the years.

(6) Income Taxes

The components of income tax expense (benefits) were as follows:

	Federal	State	Foreign	Total
2004
Current tax	$4,464,544	$870,742	$2,161,871	$7,497,157
Deferred tax	3,409,683	(31,348)	200,000	3,578,335

	$7,874,227	$839,394	$2,361,871	$11,075,492

2003
Current tax	$9,785,609	$1,375,689	$1,461,155	$12,622,453
Deferred tax	21,863	(120,058)	—	(98,195)

	$9,807,472	$1,255,631	$1,461,155	$12,524,258

2002
Current tax	$8,850,967	$855,284	$1,369,049	$11,075,300
Deferred tax	223,943	112,791	—	336,734

	$9,074,910	$968,075	$1,369,049	$11,412,034

Total income tax expense differed from the statutory rate of 35% of earnings before income taxes, as a result of the following items:

	2004	2003	2002
Tax provision at statutory rate	$9,339,467	$11,514,413	$10,820,244
Increase (decrease) in tax resulting from:
State income taxes, net of Federal income tax benefit	511,288	816,160	629,249
Amortization of intangibles	52,500	52,500	52,500
Officers’ life insurance	161,337	157,810	79,740
Meals and entertainment	148,216	153,630	136,621
Extraterritorial income exclusion	(210,525)	(84,000)	(91,000)
Change in the beginning of the year valuation allowance	—	—	(818,047)
Foreign rate differential and benefit of foreign tax credit	419,742	79,344	188,372
Merger expenses	435,650	—	—
Other, net	217,817	(165,599)	414,355

Actual provision for income taxes	$11,075,492	$12,524,258	$11,412,034

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For presentation purposes, certain of such tax assets and liabilities are shown net on the accompanying consolidated balance sheets. Significant components of the Company’s deferred tax assets and liabilities as of December 31, were as follows:

	2004	2003
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$1,175,243	$1,124,868
Supplemental Executive Retirement Plan (SERP), principally due to accrual for financial statement purposes	2,758,843	2,577,154
Inventory, principally due to reserve	4,843,172	4,618,109
Pension accrual for financial reporting purposes and other compensation benefits	3,213,919	4,524,017
Tax credit carry forwards	442,650	110,145
Real estate lease allowance	360,109	393,169
Other	1,016,331	852,973

Deferred tax assets	13,810,267	14,200,435

Deferred tax liabilities
Property, plant and equipment, principally due to differences in depreciation methods	(7,435,366)	(5,006,812)
Other	(401,051)	(198,501)

Deferred tax liabilities	(7,836,417)	(5,205,313)

Net deferred tax assets	$5,973,850	$8,995,122

At December 31, 2004 and 2003, deferred tax assets of $2,431,799 and $1,901,737, respectively, were recorded on the consolidated balance sheet relating to the additional minimum pension liability (note 8(a)). Such liability, net of the related deferred tax asset, was recorded as a component of accumulated other comprehensive loss, in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 130, “Reporting Comprehensive Income.”

A valuation allowance is recorded when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies, among other factors, in making this assessment. There was no valuation allowance as of December 31, 2004 or 2003 as the Company believes it is more likely than not that the net deferred tax assets will be realized.

(7) Long-Term Debt

The components of long-term debt are as follows at December 31:

	2004	2003
9.5% senior notes	$24,000,000	$24,000,000
Notes payable under revolving credit agreement	34,000,000	34,000,000
Mortgages on land and building	13,407,909	13,693,722
Obligations under capital leases	326,575	439,016

	$71,734,484	$72,132,738
Less current portion	501,434	8,759,759

	$71,233,050	$63,372,979

See note 1 for description of merger related debt.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

On April 13, 2004, the senior notes were amended and restated. The senior note holder executed a Release and Termination Agreement of the collateral liens granted in the previous amendment. The senior notes of which $24,000,000 was outstanding at December 31, 2004, require annual principal repayments of $6,000,000 on April 15, 2008, April 15, 2009, April 15, 2010 and April 15, 2011. The amended agreement is unsecured and includes covenants, which provide among other things for the maintenance of financial ratios relating to consolidated net worth, restrictions on cash dividends, the purchase of treasury stock and certain other expenditures. Upon completion of the merger on January 27, 2005, the outstanding principal balance of $24.0 million under the senior notes, together with accrued interest and early payment penalties of approximately $1.0 million were repaid.

On April 13, 2004, the Company amended and restated the revolving credit agreement entered into in December 1998 and amended on February 25, 2000 and March 26, 2002. The amendment provides credit of $45,000,000 of which $34,000,000 was outstanding at December 31, 2004, and extends the expiration to April 13, 2009. Under the terms of the agreement, interest rates on borrowings are based on, at the Company’s option, LIBOR or prime rates. The weighted-average interest rates for 2004 and 2003 were 2.9% and 3.1%, respectively. The terms of the agreement include a commitment fee based on unutilized amounts and an annual agency fee. The deferred financing fees associated with the April 13, 2004 and March 26, 2002 amendments and the unamortized deferred financing fees related to the February 25, 2000 agreement are being amortized over the term of the new agreement. Covenants provide, among other things, for the maintenance of financial ratios relating to consolidated net worth, restrictions on cash dividends, the purchase of treasury stock and certain other expenditures. The agreement is unsecured and no compensating balances are required. The lenders executed a Release and Termination Agreement of the collateral liens granted in the previous amended February 25, 2000 revolving credit agreement. Upon completion of the merger on January 27, 2005, the outstanding principal balance of $33.2 million under the revolving credit facility, together with accrued interest and fees of approximately $80,600 were repaid.

On March 21, 2003, the Company refinanced the mortgage on its property in North Carolina with a seven-year $12,480,000 combination mortgage and construction loan facility which was fully drawn during 2003 and amended on May 18, 2004. Of this facility, $12,480,000 was drawn through December 31, 2004, of which $3,863,190 was used to pay the outstanding balance on the existing mortgage and $8,616,810 was used for funding of construction costs in connection with the expansion in North Carolina. As of December 31, 2004, $12,141,543 was outstanding. The mortgage and construction loan facility provided construction funding as funds were expended during the facility expansion project. The mortgage includes an annual interest rate of 6.39%, monthly principal payments which began on April 15, 2004 based on a 20 year amortization schedule, a balloon payment due in March 2011 and terms that provide for the maintenance of certain financial ratios. Upon completion of the merger on January 27, 2005, the outstanding principal balance under the mortgage of approximately $12.1 million, together with accrued interest and early payment penalties of approximately $383,000 were repaid.

On February 22, 2000, the Company purchased a manufacturing, warehousing and office facility in Barrie, Ontario for $1,828,000. The purchase was financed with a combination of a mortgage bridge loan and a five-year mortgage which was modified on April 1, 2004 to extend the maturity to April 1, 2009 and reduce the interest rate to 6.37%. The outstanding balance of this mortgage at December 31, 2004 is $1,266,366. Upon completion of the merger on January 27, 2005, the obligations under the mortgage were assumed and the mortgage remains outstanding.

The Company also leases certain equipment under long-term capital leases, some of which include options to purchase the equipment for a nominal cost at the termination of the lease.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The aggregate maturities of long-term debt and minimum payments under capital lease obligations for each of the five years subsequent to December 31, 2004 and thereafter, are as follows:

2005	$501,434
2006	543,421
2007	520,916
2008	6,475,186
2009	41,480,020
Thereafter	22,213,507

$71,734,484

(8) Employee Retirement Plans

(a) Pension Plans

The Company maintains two non-contributory defined benefit pension plans covering all U.S. eligible employees. The Del Non-Union Plan formula is based on years of service and the employee’s compensation during the five years before retirement. The Del LaCross Union Plan formula is based on years of service. The LaCross Plan covers former employees of the Company’s Newark, New Jersey facility which ceased operations during 2002. As a result of this closure, more than 20% of plan participants in the LaCross Plan were terminated, which resulted in a partial termination of the plan. Due to the partial termination of the plan, all affected participants became fully vested in their accrued benefits at their termination date. The Company made contributions to these plans of $4,292,419, $2,742,770 and $5,217,735 in 2004, 2003 and 2002, respectively. Assets held by these plans consist of cash and cash equivalents, fixed income securities consisting of U.S. government and corporate bonds and common stocks. The Company also has a defined benefit supplemental executive retirement plan (SERP) for certain of its executives. The SERP is a non-qualified plan under the Internal Revenue Code. The assets in the SERP trust, which were $4,162,563 and $4,152,063 as of December 31, 2004 and 2003, respectively, are considered assets of the Company, not plan assets, and as such, are included in other assets on the accompanying consolidated balance sheets. The assets of the SERP, which consist of cash and cash equivalents, are held-to-maturity securities and, as such, are carried at cost plus accrued interest. The Company made no contributions during 2004, 2003 and 2002 to the SERP trust.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Total pension expense for 2004, 2003 and 2002 amounted to $4,774,417, $4,488,991 and $3,473,671, respectively. The change in benefit obligation, change in plan assets and funded status as of December 31, 2004 and 2003 and components of net periodic cost for 2004, 2003 and 2002 of the Company’s domestic plans are set forth in the following tables:

	2004
	Del Non-Union Plan	Del LaCross Union Plan	SERP
Change in benefit obligation:
Benefit obligation at the beginning of the year	$37,476,995	$1,315,342	$7,168,250
Service cost	3,079,568	—	52,341
Interest cost	2,311,694	76,577	423,167
Actuarial loss (gain)	3,536,543	16,906	306,736
Benefits paid	(1,176,698)	(94,398)	(15,285)

Benefit obligation at the end of the year	$45,228,102	$1,314,427	$7,935,209

Change in plan assets:
Fair value of assets at the beginning of the year	$22,134,738	$1,179,275	$—
Actual gain on plan assets	2,308,959	10,846	—
Employer contributions	4,277,134	—	15,285
Benefits paid	(1,176,698)	(94,398)	(15,285)

Fair value of assets at the end of the year	$27,544,133	$1,095,723	$—

Funded status	$(17,683,969)	$(218,704)	$(7,935,209)
Unamortized prior service cost	295,741	—	381,835
Unrecognized net actuarial loss	14,552,742	633,449	265,711

Net amount recognized	$(2,835,486)	$414,745	$(7,287,663)

Amounts recognized in the balance sheet consist of:
Accrued liability	$(8,345,127)	$(218,704)	$(7,987,833)
Intangible asset (included in other long-term assets)	295,741	—	381,835
Accumulated other comprehensive loss	5,213,900	633,449	228,335

Net amount recognized	$(2,835,486)	$414,745	$(7,287,663)

Accumulated benefit obligation:	$35,889,260	$1,314,427	$7,897,833

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

	2003
	Del Non-Union Plan	Del LaCross Union Plan	SERP
Change in benefit obligation:
Benefit obligation at the beginning of the year	$30,052,538	$1,257,641	$6,988,279
Service cost	2,591,173	—	50,329
Interest cost	2,056,268	82,520	413,800
Actuarial loss (gain)	3,786,244	63,584	(268,869)
Benefits paid	(1,009,228)	(88,403)	(15,289)

Benefit obligation at the end of the year	$37,476,995	$1,315,342	$7,168,250

Change in plan assets:
Fair value of assets at the beginning of the year	$17,695,887	$1,258,353	$—
Actual gain on plan assets	2,720,598	9,325	—
Employer contributions	2,727,481	—	15,289
Benefits paid	(1,009,228)	(88,403)	(15,289)

Fair value of assets at the end of the year	$22,134,738	$1,179,275	$—

Funded status	$(15,342,257)	$(136,067)	$(7,168,250)
Unamortized prior service cost	345,810	—	529,132
Unrecognized net actuarial loss	12,027,762	571,692	(54,228)

Net amount recognized	$(2,968,685)	$435,625	$(6,693,346)

Amounts recognized in the balance sheet consist of:
Accrued liability	$(7,708,176)	$(136,067)	$(7,138,318)
Intangible asset (included in other long-term assets)	345,810	—	444,972
Accumulated other comprehensive loss	4,393,681	571,692	—

Net amount recognized	$(2,968,685)	$435,625	$(6,693,346)

Accumulated benefit obligation:	$29,842,914	$1,315,342	$7,138,318

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

	2004
	Del Non-Union Plan	Del LaCross Union Plan	SERP
Components of net periodic cost:
Service cost	$3,079,568	$—	$52,341
Interest cost	2,311,694	76,577	423,167
Expected return on plan assets	(2,062,669)	(73,620)	—
Recognized prior service cost	50,069	—	147,297
Recognized net (gain) loss	765,273	17,923	(13,203)

Net periodic cost	$4,143,935	$20,880	$609,602

	2003
	Del Non-Union Plan	Del LaCross Union Plan	SERP
Components of net periodic cost:
Service cost	$2,591,173	$—	$50,329
Interest cost	2,056,268	82,520	413,800
Expected return on plan assets	(1,577,122)	(103,043)	—
Amortization of unrecognized transition (asset) obligation	(1,937)	—	—
Recognized prior service cost	50,069	—	276,681
Recognized net (gain) loss	728,350	11,881	(89,978)

Net periodic cost	$3,846,801	$(8,642)	$650,832

	2002
	Del Non-Union Plan	Del LaCross Union Plan	SERP
Components of net periodic cost:
Service cost	$2,008,569	$—	$37,441
Interest cost	1,782,579	86,661	453,466
Expected return on plan assets	(1,352,233)	(105,654)	—
Amortization of unrecognized transition asset	(62,576)	—	—
Recognized prior service cost	50,069	—	276,684
Recognized net (gain) loss	332,477	155	(33,967)

Net periodic cost	$2,758,885	$(18,838)	$733,624

The weighted-average actuarial assumptions used to determine net periodic costs for the years ended December 31, 2004, 2003 and 2002, respectively, were:

	2004	2003	2002
Discount rate	6.25%	6.75%	7.25%
Rate of compensation increase	4.50%	4.50%	4.50%
Expected long-term rate of return on plan assets	8.50%	8.50%	8.50%

*	The expected long-term rate of return on plan assets for the LaCross Union Plan for 2004 was 6.50%.

The expected long-term return on assets was developed using the Building Block Method covered under the Actuarial Standard of Practice No. 27. Under this approach, the weighted average return is developed based on applying historical average total returns by asset class to the plan’s current asset allocation. The calculation of the

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

weighted average expected long-term rate of return uses the 50-year historical market performance over the period from 1953 - 2002. The 50-year period was selected as a reasonable estimate of the runout period of expected future benefit payments.

The weighted-average actuarial assumptions used to determine benefit obligations at December 31, 2004, 2003 and 2002, respectively, were:

	2004	2003	2002
Discount rate	5.75%	6.25%	6.75%
Rate of compensation increase	4.50%	4.50%	4.50%

Plan Assets

The Company’s Investment Committee has adopted an investment policy designed to meet or exceed the assumption for the expected rate of return on plan assets of the Employees’ Pension Plan. The Company retains an investment advisor to assist the Company in selecting and evaluating the performance of professional investment managers that invest the plan assets in equity and fixed income securities. The investments are generally well-diversified to avoid undue exposure to any single economic or industry sector, or individual security. The Company has advised the investment managers that investment of plan assets in derivatives or in the common stock of Del Laboratories, Inc. is prohibited. All assets have a readily ascertainable market value and are readily marketable. Equity investments are listed on the New York, American or principal regional exchanges or traded on the over-the-counter market with the requirement that such investments have adequate market liquidity.

The Company has established target ranges for the investment of the Employees’ Pension Plan assets of 55% for equities and 45% for fixed income securities. Within the equity securities asset class, the investment policy provides for investments in a wide range of publicly-traded securities encompassing large, mid-size, and small capitalization stocks. The mix of equity securities allocates approximately 70% to value style investing and approximately 30% to growth style investing. Within the fixed income portfolio, the investment policy provides for investments in a wide range of publicly-traded debt securities consisting of investment grade, liquid securities such as certificates of deposit, commercial paper, U.S. Treasury bills and other Treasury obligations, government agency paper, and high quality, short-term corporate securities that do not exceed a two-year maturity.

The Company temporarily established a policy of investing 100% of the assets of the LaCross pension plan in fixed income securities. This policy was developed since no new participants would be joining the plan and all existing plan participants are former employees of the Newark, New Jersey manufacturing facility, which was closed in 2002. The Company is in the process of re-defining the long-term investment strategy for the plan assets in order to develop returns consistent with future benefit obligations.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company’s pension plan weighted-average asset allocations were approximately as follows:

	2004
	Del Non-Union Plan	Del LaCross Union Plan	SERP
Asset Category
Equity Securities	52%	0%	0%
Debt securities	39%	0%	0%
US Government Obligations	0%	0%	0%
Other	9%	100%	100%

Total	100%	100%	100%

	2003
	Del Non-Union Plan	Del LaCross Union Plan	SERP
Asset Category
Equity Securities	51%	0%	0%
Debt securities	29%	0%	0%
US Government Obligations	9%	0%	0%
Other	11%	100%	100%

Total	100%	100%	100%

The forementioned equity securities for 2004 and 2003, do not include any Del Laboratories, Inc. stock.

Employer Contributions

The Company expects to contribute approximately $4,189,000 and $794,000, to its Non-Union Plan and SERP respectively, in 2005. It is anticipated that no contribution will be made to the LaCross Plan.

Expected Benefit Payments

	Del Non-Union Plan	Del LaCross Union Plan	SERP
2005	$1,273,110	$96,326	$793,687
2006	1,355,830	95,929	878,758
2007	1,474,279	94,091	840,105
2008	1,612,465	94,396	799,231
2009	1,745,913	99,477	756,216
Thereafter	12,954,255	514,197	3,263,252

Minimum pension liabilities for the underfunded Del Non-Union Plan and SERP are included in the long-term pension liability on the accompanying consolidated balance sheets. The minimum pension liability of $6,753,260 and $5,756,155 at December 31, 2004 and December 31, 2003, respectively, has been recorded with a corresponding amount of an intangible asset of $677,576 and $790,782 and accumulated other comprehensive losses of $6,075,684 and $4,965,373 at December 31, 2004 and December 31, 2003, respectively. The accumulated other comprehensive losses are net of deferred income taxes of $2,431,799 and $1,901,737 at December 31, 2004 and 2003, respectively. The minimum pension liability will change from year to year as a result of revisions to actuarial assumptions and experienced gains or losses.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company contributes to a multi-employer pension plan for the benefit of its union employees. This plan is a defined benefit plan based on years of service and the costs recognized for 2004, 2003 and 2002 were approximately $65,000, $1,181,000 and $1,394,000, respectively.

The Company maintains a defined contribution plan for the benefit of its Canadian employees. The costs recognized for 2004, 2003 and 2002 were approximately $98,000, $84,000 and $57,000 in U.S. dollars, respectively.

(b) Employee Stock Ownership Plan

The Company has an employee stock ownership plan and related trust, covering substantially all full-time non-union employees. Under the terms of the plan, the Company may make contributions to the trust in cash, shares of Company stock or other property in amounts as may be determined by the Board of Directors. The Board of Directors authorized contributions of $300,000 for 2004, 2003 and 2002, respectively. On December 16, 2004, the Company funded its 2004 contribution of $300,000 to the Employee Stock Ownership Trust with cash. On November 20, 2003, the Company funded its fiscal 2003 contribution of $300,000 to the Employee Stock Ownership Trust with 12,991 treasury shares. As a result, an increase of $72,252 was recorded to additional paid-in capital representing the cost of treasury shares which were less than the market price on that date. On October 7, 2002, the Company funded its fiscal 2002 contribution of $300,000 to the Employee Stock Ownership Trust with 18,793 treasury shares. As a result, an increase of $34,764 was recorded to additional paid-in capital representing the cost of treasury shares which were less than the market price on that date. At December 31, 2004, the trust held 511,387 shares of the Company’s common stock.

On January 27, 2005, all shares of Del Laboratories, Inc. capital stock held in the employee stock ownership trust were exchanged for cash of $35 per share and the plan was terminated. All participants became fully vested and were given various alternatives for the distribution of their balances.

(c) Employee 401(k) Savings Plan

The Company maintains an Employee 401(k) Savings Plan. The plan is a defined contribution plan which is administered by the Company. All regular, full-time employees are eligible for voluntary participation on the first day of the month following the date of hire and having attained the age of twenty-one. The plan provides for growth in savings through contributions and income from investments. It is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Plan participants are allowed to contribute a specified percentage of their base salary. The Company retains the right to make optional contributions for any plan year. Optional contributions were not made by the Company in 2004, 2003 and 2002.

(9) Shareholders’ Equity

(a) Stock Option Plans

The 1994 Stock Plan, as amended (the 1994 Plan) provides for the granting of incentive and non-incentive options and other stock-based awards. A total of 4,147,535 shares have been authorized for issuance under the 1994 Plan. At December 31, 2004, non-incentive options have been the only awards issued under the 1994 Plan. The exercise price of options granted under the 1994 Plan shall not be less than the fair market value of the common stock at the date of the grant. The Compensation Committee of the Board of Directors (the Committee) determines the persons to whom options will be granted, the prices at which options may be exercised, the vesting period and whether the options will be incentive or non-incentive. Incentive options, if granted, are exercisable for a period of up to ten years from the date of the grant. The exercise price of the shares to be

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

purchased shall be paid either in cash, delivery (i.e., surrender) of shares of common stock owned by the optionee at the time of exercise of the option, in installments payable in cash if permitted by the Committee or in any combination of the foregoing.

Shares received by an optionee upon exercise of a non-incentive option may not be sold or otherwise disposed of for a period (restricted period) determined by the Committee upon grant of the option, which, if the Committee elects to have a restricted period, shall be not less than six months or more than three years from the date of the exercise, during which period the Company is entitled, in the event the employment of the optionee with the Company terminates, to repurchase the shares at the exercise price. Following the restricted period, the Company shall have a right of first refusal to purchase the shares at fair market value. Shares issuable upon exercise of options granted to date under the 1994 Plan are subject to a six-month restricted period. At December 31, 2004, 1,739,401 of the 2,164,413 options outstanding were exercisable under the 1994 Plan, at a weighted-average exercise price of $15.27.

Limited stock appreciation rights also may be granted under the 1994 Plan, which will be effective only upon a change in control of the Company (as defined). To date, no such appreciation rights were granted. These plans also accelerate the exercisability of all unexercised options or stock appreciation rights immediately in the event of a change in control of the Company.

In 2004, the Company acquired 84,728 shares of its common stock from optionees in connection with stock option exercises for $2,721,752. The market value on the date of exercise of shares previously owned for more than six months used by optionees to pay for the exercise price was $2,038,924. Additionally, the market value of shares acquired from optionees to pay for income tax liabilities remitted to taxing authorities by the Company, amounted to $682,828. The market value of these acquisitions totaling $2,721,752 is reflected in the accompanying consolidated statement of shareholders’ equity.

On January 27, 2005, in connection with the merger, all outstanding stock options became fully vested at a market value of $35 per share and the gains were distributed to the optionees. On March 8, 2005 the 1994 Plan was terminated.

Shares outstanding, option prices and option transactions during the last three years, are summarized below:

	1994 Stock Option Plan
	Shares	Weighted- average exercise price
Outstanding December 31, 2001	2,404,496	$12.48
Granted	786,907	20.16
Exercised	(638,616)	10.36
Forfeited	(29,839)	15.01

Outstanding December 31, 2002	2,522,948	15.38
Granted	256,359	22.18
Exercised	(434,223)	13.45
Forfeited	(21,527)	13.20

Outstanding December 31, 2003	2,323,557	16.51
Granted	—	—
Exercised	(131,483)	18.28
Forfeited	(27,661)	17.30

Outstanding December 31, 2004	2,164,413	$16.39

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes information about stock options at December 31, 2004:

	Outstanding stock options			Exercisable stock options
Range of exercise prices	Shares	Weighted- remaining contractual life	Weighted- average exercise price	Shares	Weighted- average exercise price
$6.00 to $10.00	426,124	5.05	$9.58	426,124	$9.58
$10.01 to $15.00	541,232	4.79	$11.97	521,844	$11.86
$15.01 to $20.00	506,079	5.23	$19.14	376,388	$19.04
$20.01 to $25.00	690,978	4.46	$22.06	415,045	$21.99

$6.00 to $25.00	2,164,413	4.84	$16.39	1,739,401	$15.27

(b) Receivables for Stock Options Exercised

In 1984, the Company loaned an officer $367,000 in connection with the payment of taxes arising from the exercise of stock options (the 1984 Loan). The Company also loaned the officer $1,065,313 in 1988 (the 1988 Loan) and $1,100,000 in 1990 (the 1990 Loan), each in connection with the exercise of stock options and the tax liability arising therefrom. These loans were payable in annual installments. In addition, the 1988 Loan and the 1990 Loan agreements provided that if the officer was employed by the Company at the time any interest or debt payments were due, such payment would be forgiven.

Pursuant to an amendment to this officer’s employment agreement, the 1984 Loan, the 1988 Loan and the 1990 Loan were consolidated, effective as of July 1, 1999, with the aggregate principal balance to be repaid, with interest at the rate of 6.0% per annum, in annual amounts of $140,000 for each year during the period from 2000 through 2007 and a final payment of $82,250 on January 20, 2008, provided that each payment of interest and principal will be forgiven when due so long as the officer is then employed by, or then serves as a consultant to the Company and, provided further, that the Company may (but is not required to) forgive, during any year until 2007, in excess of $140,000 of principal. Whenever the Company forgives any principal or interest owed by the officer to the Company, the Company has agreed to pay to the officer such additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the officer of all Federal, state and local taxes and excise taxes if any, including any such taxes imposed on the Gross-Up Payment, the officer retains an amount of the Gross-Up Payment equal to such taxes imposed on the principal and interest forgiven. This loan, which is a full recourse loan, must be secured by collateral with a fair value of 110% of the unpaid principal. The loan balance at December 31, 2004 was $502,250 and was collateralized by 168,961 shares of the Company’s common stock.

The balance of the loan made to the officer is reflected as a reduction of shareholders’ equity in the accompanying consolidated financial statements. The outstanding balance of the loan was satisfied as part of a separation agreement with the officer contemporaneous with his retirement from the Company upon completion of the merger on January 27, 2005.

(10) Accrued Liabilities

Accrued liabilities at December 31, 2004 and 2003 consisted of the following:

	2004	2003
Salaries, wages, commissions and employee benefits	$2,677,459	$4,662,263
Pension liabilities, current portion	4,188,789	5,215,108
Interest	396,240	410,938
Advertising and promotion costs	7,377,130	7,385,349
Plant closure liabilities (note 11)	52,450	1,714,487
Other	5,041,662	5,634,354

	$19,733,730	$25,022,499

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(11) Closure of Farmingdale Plant

On May 30, 2003, the Company announced the formal plan for the transfer of its principal manufacturing operations, for both the Cosmetic and Pharmaceutical segments, to Rocky Point, North Carolina from Farmingdale, New York. Pursuant to the Company’s formal severance policy for non-union employees and, severance benefits due under the union contract resulting from the plant closure, a charge of $2,033,381 ($1,255,592 after-tax, or $0.13 per basic share) for severance costs and related benefits for approximately 360 union and non-union employees associated with this move was recorded during 2003 net of adjustments of $58,862 to the initial accrual. Additional severance benefits earned by employees terminated were recognized as a charge in the financial statements as such severance benefits were earned. During 2004, charges of $19,709 ($11,837 after-tax), were recorded for such earned severance benefits, net of adjustments of $69,140 to the initial accrual. During 2004 and 2003, $150,339 and $127,207, respectively, of relocation and other move related costs were expensed as incurred. No additional severance expense will be incurred in 2005. As of December 31, 2004, all union and non-union employees have been terminated and $2,000,640 in severance benefits were paid.

A summary of the activity in the accrual for the plant closure was as follows:

Balance December 31, 2003	$1,714,487
Provision	88,849
Payments	(1,681,746)
Adjustments	(69,140)

Balance December 31, 2004	$52,450

(12) Earnings Per Share

A reconciliation between the numerators and denominators of the basic and diluted earnings per common share is as follows:

	2004	2003	2002
Net earnings (numerator)	$15,608,698	$20,374,064	$19,502,947

Weighted-average common shares (denominator for basic earnings per share)	9,737,151	9,646,837	9,499,706
Effect of dilutive securities:
Employee stock options	662,456	451,650	403,641

Weighted-average common and potential common shares outstanding (denominator for diluted earnings per share)	10,399,607	10,098,487	9,903,347

Basic earnings per share	$1.60	$2.11	$2.05

Diluted earnings per share	$1.50	$2.02	$1.97

Employee stock options of 363,359 and 520,571 shares for 2003 and 2002, respectively, were not included in the net earnings per share calculation because their effect would have been anti-dilutive. There were no anti-dilutive shares for 2004.

(13) Commitments and Contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business, including environmental matters. The final resolution of these matters on the Company’s results of operations or liquidity in a particular reporting period is not known. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In September 2001, the Company received notice from the Environmental Protection Agency (“EPA”) that it was, along with 81 others, a Potentially Responsible Party regarding a Superfund Site (“the Site”) located in Glen Cove, New York. According to the notice received from the EPA, the Company’s involvement related to empty drums coming to the Site in 1977 and 1978. In the third quarter of 2001, the Company recorded an estimate of $550,000 in selling and administrative expenses based on information received from the EPA as to its potential liability for the past remediation activities. In October 2001, the Company became a member of a Joint Defense Group (“the JDG”). In the second quarter of 2002, the EPA and the JDG agreed in principle to the amounts of payments required to settle past and future liabilities under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) with regard to the Site. Pursuant to an agreement among JDG members as to how to allocate such payment amounts, the Company recorded, in the second quarter of 2002, an additional estimate of $785,000 in selling and administrative expenses. The charge of $785,000 had a negative impact of $0.05 per basic share on net earnings in the second quarter of 2002 and for the year ended December 31, 2002. During the third quarter of 2002, a trust was established with the intention of entering into a Consent Decree with the United States and the State of New York to settle all claims by the United States and the State of New York for past and future response costs and future actions at the Site. In September 2002, the Company paid $1,332,000 into a trust account which was held in escrow, together with payments by the other members of the JDG, for the eventual settlement with the EPA of the Company’s potential liability under CERCLA. During the third quarter of 2002, the Company also paid into the same trust account $18,000 for the eventual settlement of the Company’s potential liability for natural resource damages (“NRD”) claims, which were also expected to be settled in the Consent Decree. During the second quarter of 2003, the United States, the State of New York and the Federal District court approved the aforementioned Consent Decree.

The Company leases executive office space, furniture, data processing equipment, transportation equipment and warehouse space under terms of leases expiring through 2015. Rent expense under these operating leases aggregated approximately $6,488,121, $5,525,398 and $5,157,622 in 2004, 2003 and 2002, respectively. The Company’s obligations under non-cancelable leases are summarized as follows:

2005	$4,031,592
2006	3,518,551
2007	3,038,811
2008	2,874,585
2009	2,730,167
Thereafter	15,046,844

$31,240,550

Included in the accompanying consolidated balance sheet at December 31, 2004, is a deferred liability which represents deferred rent expense, as well as a payment received by the Company from a lessor at the lease inception, which will be recorded as a reduction of rent expense over the life of the lease. This liability resulted when the Company entered into a lease agreement for approximately 41,000 square feet of leased space in Uniondale, New York.

(14) Financial Instruments

The carrying value of all financial instruments classified as a current asset or current liability are deemed to approximate fair value because of the short maturity of these instruments.

The carrying value of the Company’s borrowings under the long-term revolving credit agreement approximates fair value as such borrowings bear variable interest rates which fluctuate with market conditions.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The fair value of the senior notes exceeds the carrying value at December 31, 2004 by approximately $1,321,000. The fair value of the senior notes is based upon discounted cash flows using rates available to the Company for debt with similar terms and maturities. The Company continually evaluates the benefits of refinancing versus the related prepayment penalties. Because considerable judgement is required in interpreting market data to develop estimates of fair value, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies may be material to the estimated fair value amount.

(15) Sale of Land and Buildings

On February 13, 2002, the Company sold 13.5 acres of vacant land in Farmingdale, New York to an unrelated third party for gross proceeds of $3,335,000 which was reduced by $192,400 for closing costs and increased by $32,691 for other closing adjustments. In addition, $235,000 of the sales price was paid by the purchaser on February 12, 2003, in accordance with the original terms of the transaction, resulting in net proceeds of $2,940,291. The land was included in property, plant and equipment at December 31, 2001, with a book value of $500,000. After closing costs of $192,400 and other transaction related expenses of $214,175, the sale resulted in a gain of $2,428,425 ($1,532,337 after-tax, or $0.16 per basic share). In connection with this sale, an option was granted to the buyer for the remaining 8.5 acres of improved land and buildings owned by the Company which was exercised by the buyer on June 30, 2004.

The improved land and buildings were sold for gross proceeds of $5,000,000, which was reduced by $320,137 for closing costs and increased by $136,088 for other closing adjustments, resulting in net proceeds of $4,815,951. The improved land and buildings had a book value of $4,513,182. After closing costs of $320,137 and other transaction related expenses of $312,376, the sale resulted in a loss of $145,695 ($87,504 after-tax, or $0.01 per basic share).

(16) Comprehensive Income (Loss)

The Company’s items of other comprehensive income (loss) include a foreign currency translation adjustment and a minimum pension liability adjustment, net of the related tax effect. The components of accumulated other comprehensive loss at December 31, 2004, 2003, and 2002 are as follows:

	Accumulated Other Comprehensive Income (Loss)
	Foreign Currency Translation Adjustment	Minimum Pension Liability Adjustment	Total
Balance at December 31, 2001	$(1,726,040)	$(524,285)	$(2,250,325)
Foreign currency translation adjustment	103,303	—	103,303
Minimum pension liability adjustment, net of taxes of $1,271,212	—	(2,131,329)	(2,131,329)

Balance at December 31, 2002	(1,622,737)	(2,655,614)	(4,278,351)
Foreign currency translation adjustment	2,093,430	—	2,093,430
Minimum pension liability adjustment, net of taxes of $281,525	—	(408,884)	(408,884)

Balance at December 31, 2003	470,693	(3,064,498)	(2,593,805)

Foreign currency translation adjustment	810,367	—	810,367
Minimum pension liability adjustment, net of taxes of $530,062	—	(580,249)	(580,249)

Balance at December 31, 2004	$1,281,060	$(3,644,747)	$(2,363,687)

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(17) Segment Information

The Company operates in two segments, Cosmetic and Pharmaceutical, that have been organized by the products and services they offer. The Cosmetic segment’s principal products are nail care, nail color, color cosmetics, beauty implements, bleaches and depilatories, personal care products and other related cosmetic items. The Pharmaceutical segment’s principal products are proprietary oral analgesics, baby care products and first aid products. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of its operating segments based on operating income. Certain assets, including property, plant and equipment and deferred tax assets, are not allocated to the identifiable segments; depreciation of unallocated assets is charged to the Cosmetic segment.

	2004	2003	2002
Net sales
Cosmetic	$315,599,405	$310,407,035	$283,856,475
Pharmaceutical	81,075,000	75,546,000	66,811,000

Consolidated	$396,674,405	$385,953,035	$350,667,475

Operating income
Cosmetic	$14,579,996	$24,580,386	$23,542,820
Pharmaceutical	15,503,000	11,923,000	9,751,000

Consolidated	$30,082,996	$36,503,386	$33,293,820

Gain (loss) on sale of land	$(145,694)	$—	$2,428,425

Interest expense, net	$3,399,797	$3,943,445	$4,402,315

Other income (expense), net	$146,685	$338,381	$(404,949)

Earnings before income taxes	$26,684,190	$32,898,322	$30,914,981

Identifiable assets
Cosmetic	$214,387,466	$191,031,176	$139,464,389
Pharmaceutical	32,599,014	30,888,159	29,130,929
Corporate (unallocated assets)	38,472,804	41,292,203	42,386,370

Consolidated	$285,459,284	$263,211,538	$210,981,688

Depreciation and amortization
Cosmetic	$8,041,096	$7,851,409	$7,228,837
Pharmaceutical	461,311	405,325	348,379

Consolidated	$8,502,407	$8,256,734	$7,577,216

Amortization of display fixtures
Cosmetic	$8,969,572	$6,277,167	$3,475,385
Pharmaceutical	—	—	—

Consolidated	$8,969,572	$6,277,167	$3,475,385

Expenditures for property, plant and equipment and long-lived assets
Cosmetic	$2,305,358	$1,897,287	$1,909,838
Pharmaceutical	468,796	567,610	503,928
Corporate (unallocated assets)	6,756,098	15,794,823	6,664,447

Consolidated	$9,530,252	$18,259,720	$9,078,213

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Sales to one customer by the Cosmetic and Pharmaceutical segments combined were 25.2%, 25.6% and 25.4% of consolidated net sales for 2004, 2003 and 2002, respectively, and combined sales to another customer were 10.5%, 14.5% and 12.1% of consolidated net sales for 2004, 2003 and 2002, respectively.

Four customers accounted for 51.9% and three customers accounted for 47.9% of the Company’s accounts receivable at December 31, 2004 and 2003, respectively.

Operating income for 2004 and 2003 includes severance expense of $19,709 and $2,033,381, respectively. Of these amounts, $12,811 and $1,321,698 were charged to the Cosmetic segment in 2004 and 2003, respectively, and $6,898 and $711,683 were charged to the Pharmaceutical segment in 2004 and 2003, respectively.

Operating income for 2003 includes a recovery of $744,485 related to the 2001 charge for the K-Mart Chapter XI bankruptcy filing. Of this amount, $610,485 was attributable to the Cosmetic segment and $134,000 was attributable to the Pharmaceutical segment.

Operating income for 2002, includes a charge of $400,000 related to the K-Mart Chapter XI bankruptcy filing. This amount was charged to the Cosmetic segment.

(18) Unaudited Quarterly Financial Data

The following is a summary of quarterly operating results:

	Year Ended December 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$83,065,000	$102,948,000	$115,552,000	$95,109,000
Cost of goods sold	41,215,000	52,370,000	58,641,000	46,199,000
Net earnings	680,000	3,757,000	6,462,000	4,710,000
Earnings per common share
Basic	$0.07	$0.39	$0.66	$0.48

Diluted	$0.07	$0.36	$0.62	$0.45

	Year Ended December 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$93,363,000	$97,976,000	$99,716,000	$94,898,000
Cost of goods sold	45,658,000	47,170,000	49,017,000	43,927,000
Net earnings	4,325,000	4,940,000	4,651,000	6,458,000
Earnings per common share
Basic	$0.45	$0.51	$0.48	$0.67

Diluted	$0.44	$0.49	$0.46	$0.63

Earnings per share calculations for each of the quarters are based on weighted-average number of shares outstanding in each period. Therefore, the sum of the quarters in a year does not necessarily equal the year’s earnings per share.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(19) Condensed Consolidating Financial Information

The Company’s obligations related to notes are guaranteed jointly and severally by the Company’s direct and indirect present and future domestic restricted subsidiaries (the “Guarantors”). The following financial information sets forth, on a condensed consolidating basis, balance sheets, statements of earnings and statements of cash flows for domestic subsidiaries of the Company that are Guarantors (collectively, the “Guarantor Subsidiaries”) and foreign subsidiaries of the Company that are not Guarantors (collectively, the “Non-Guarantor Subsidiaries”). Separate financial statements for the Subsidiary Guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors. The accounting policies of the parent company, the Subsidiary Guarantors and the Subsidiary Nonguarantors are the same as those described for the Company in the Summary Accounting Policies in Note 2 and include recently adopted accounting pronouncements described in Note 2.

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING BALANCE SHEET

December 31, 2004

	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$3,606,790	$(398,413)	$664,102	$—	$3,872,479
Accounts receivable, net	58,062,260	17,016,421	3,899,013	—	78,977,694
Inventories	87,409,498	11,805,200	12,020,364	—	111,235,062
Income taxes receivable	176,833	—	—	—	176,833
Deferred income taxes	7,075,025	148,537	—		7,223,562
Prepaid expenses and other current assets	3,064,903	324,754	118,283	—	3,507,940

Total current assets	159,395,309	28,896,499	16,701,762	—	204,993,570

Property, plant and equipment, net	42,093,648	995,945	3,679,291	—	46,768,884
Intercompany	(103,360,505)	105,837,121	(951,500)	(1,525,116)	—
Intangibles arising from acquisitions, net	7,080,100	5,098	—	—	7,085,198
Goodwill	3,519,638	2,762,139	—	—	6,281,777
Other assets	13,194,928	17,925	530,297	—	13,743,150
Note receivable	6,429,800	—	—	(6,429,800)	—
Deferred income taxes	6,300,982	285,723	—	—	6,586,705

Total assets	$134,653,900	$138,800,450	$19,959,850	$(7,954,916)	$285,459,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$450,277	$—	$51,157	$—	$501,434
Accounts payable	46,282,685	2,999,733	1,247,187	—	50,529,605
Accrued liabilities	14,192,487	4,185,710	1,355,533	—	19,733,730
Income taxes payable	(21,864,740)	22,359,522	(494,782)	—	—

Total current liabilities	39,060,709	29,544,965	2,159,095	—	70,764,769

Long-term pension liability, less current portion	12,272,875	—	—	—	12,272,875
Deferred income taxes	7,618,931	203,965	13,521	—	7,836,417
Deferred liability	1,405,038	—	—	—	1,405,038
Note payable	—	—	6,429,800	(6,429,800)	—
Long-term debt, less current portion	70,017,841	—	1,215,209	—	71,233,050

Total liabilities	130,375,394	29,748,930	9,817,625	(6,429,800)	163,512,149

Shareholders’ equity:
Preferred stock $ .01 par value, authorized 1,000,000 shares; no shares issued	—	—	—	—	—
Common stock $1 par value, authorized 20,000,000 shares; issued 10,000,000 shares	10,016,000	1,000	1,602	(18,602)	10,000,000
Additional paid-in capital	9,348,107	1,000,000	5,060	(1,005,060)	9,348,107
Accumulated other comprehensive loss	(3,845,324)	(37,420)	1,519,057	—	(2,363,687)
Retained earnings	(5,285,101)	108,087,940	8,616,506	(501,454)	110,917,891

	10,233,682	109,051,520	10,142,225	(1,525,116)	127,902,311
Less: Treasury stock at cost, 242,553 shares in 2004	(5,452,926)	—	—	—	(5,452,926)
Receivables for stock options exercised	(502,250)	—	—	—	(502,250)

Total shareholders’ equity	4,278,506	109,051,520	10,142,225	(1,525,116)	121,947,135

Total liabilities and shareholders’ equity	$134,653,900	$138,800,450	$19,959,850	$(7,954,916)	$285,459,284

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING BALANCE SHEET

December 31, 2003

	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$1,750,036	$(254,133)	$617,090	$—	$2,112,993
Accounts receivable, net	55,348,346	15,544,014	4,237,914	—	75,130,274
Inventories	70,828,570	9,872,705	11,816,964	—	92,518,239
Deferred income taxes	7,901,236	140,291	—	—	8,041,527
Prepaid expenses and other current assets	2,238,935	357,144	74,962	—	2,671,041

Total current assets	138,067,123	25,660,021	16,746,930	—	180,474,074

Property, plant and equipment, net	44,543,801	988,423	3,741,705	—	49,273,929
Intercompany	(94,299,921)	96,786,028	(960,991)	(1,525,116)	—
Intangibles arising from acquisitions, net	7,760,980	—	—	—	7,760,980
Goodwill	3,519,638	2,762,139	—	—	6,281,777
Other assets	12,568,202	52,925	640,743	—	13,261,870
Note receivable	6,429,800	—	—	(6,429,800)	—
Deferred income taxes	5,974,657	184,251	—	—	6,158,908

Total assets	$124,564,280	$126,433,787	$20,168,387	$(7,954,916)	$263,211,538

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$8,722,622	$—	$37,137	$—	$8,759,759
Accounts payable	36,056,428	3,262,856	4,552,466	—	43,871,750
Accrued liabilities	19,638,926	4,050,243	1,333,330	—	25,022,499
Income taxes payable	(16,098,425)	17,280,059	(874,164)	—	307,470

Total current liabilities	48,319,551	24,593,158	5,048,769	—	77,961,478

Long-term pension liability, less current portion	9,767,453	—	—	—	9,767,453
Deferred income taxes	4,988,602	204,200	12,511	—	5,205,313
Deferred liability	1,333,590	—	—	—	1,333,590
Note payable	—	—	6,429,800	(6,429,800)	—
Long-term debt, less current portion	62,196,394	—	1,176,585	—	63,372,979

Total liabilities	126,605,590	24,797,358	12,667,665	(6,429,800)	157,640,813

Shareholders’ equity:
Preferred stock $ .01 par value, authorized 1,000,000 shares; no shares issued	—	—	—	—	—
Common stock $1 par value, authorized 20,000,000 shares; issued 10,000,000 shares	10,016,000	1,000	1,602	(18,602)	10,000,000
Additional paid-in capital	8,822,706	1,000,000	5,059	(1,005,060)	8,822,705
Accumulated other comprehensive loss	(3,265,075)	(37,420)	708,690	—	(2,593,805)
Retained earnings	(11,647,573)	100,672,849	6,785,371	(501,454)	95,309,193

	3,926,058	101,636,429	7,500,722	(1,525,116)	111,538,093
Less: Treasury stock at cost, 289,308 shares in 2003	(5,325,118)	—	—	—	(5,325,118)
Receivables for stock options exercised	(642,250)	—	—	—	(642,250)

Total shareholders’ equity	(2,041,310)	101,636,429	7,500,722	(1,525,116)	105,570,725

Total liabilities and shareholders’ equity	$124,564,280	$126,433,787	$20,168,387	$(7,954,916)	$263,211,538

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF EARNINGS

Year ended December 31, 2004

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$281,928,407	$77,419,921	$37,326,077	$—	$396,674,405

Cost of goods sold	160,513,787	19,571,157	18,339,589	—	198,424,533
Selling and administrative expenses	106,345,890	44,366,848	16,018,882	—	166,731,620
Severance expenses	12,811	6,898	—	—	19,709
Merger expenses	1,415,547	—	—	—	1,415,547

Operating income	13,640,372	13,475,018	2,967,606	—	30,082,996

Other income (expense):
Loss on sale of land and building	(145,694)	—	—	—	(145,694)
Interest expense, net	(3,089,590)	—	(310,207)	—	(3,399,797)
Other income (expense), net	(327,590)	(28,424)	502,699	—	146,685

Earnings before income taxes	10,077,498	13,446,594	3,160,098	—	26,684,190
Income taxes	4,585,127	5,161,401	1,328,964	—	11,075,492

Net earnings	$5,492,371	$8,285,193	$1,831,134	—	$15,608,698

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF EARNINGS

Year ended December 31, 2003

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$281,742,931	$71,094,022	$33,116,082	$—	$385,953,035
Cost of goods sold	151,344,546	18,019,319	16,408,465	—	185,772,330
Selling and administrative expenses	104,607,847	42,509,656	14,526,435	—	161,643,938
Severance expenses	1,321,698	711,683	—	—	2,033,381

Operating income	24,468,840	9,853,364	2,181,182	—	36,503,386

Other income (expense):
Interest expense, net	(3,853,932)	—	(89,513)	—	(3,943,445)
Other income (expense), net	(34,777)	87,257	285,901	—	338,381

Earnings before income taxes	20,580,131	9,940,621	2,377,570	—	32,898,322
Income taxes	7,887,899	3,712,834	923,525	—	12,524,258

Net earnings	$12,692,232	$6,227,787	$1,454,045	—	$20,374,064

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF EARNINGS

Year ended December 31, 2002

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$259,189,505	$63,076,143	$28,401,827	$—	$350,667,475
Cost of goods sold	139,524,271	17,429,062	14,392,311	—	171,345,644
Selling and administrative expenses	99,710,281	34,606,815	11,665,915	—	145,983,011
Severance expenses	45,000	—	—	—	45,000

Operating income	19,909,953	11,040,266	2,343,601	—	33,293,820

Other income (expense):
Gain on sale of land	2,428,425	—	—	—	2,428,425
Interest expense, net	(4,323,181)	—	(79,134)	—	(4,402,315)
Other income (expense), net	(390,677)	(3,125)	(11,147)	—	(404,949)

Earnings before income taxes	17,624,520	11,037,141	2,253,320	—	30,914,981
Income taxes	6,578,379	3,843,860	989,795	—	11,412,034

Net earnings	$11,046,141	$7,193,281	$1,263,525	—	$19,502,947

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2004

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings	$5,492,371	$8,285,193	$1,821,721	$9,413	$15,608,698
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	7,603,921	455,920	420,309	22,257	8,502,407
Amortization of display fixtures	8,492,186	—	477,386		8,969,572
Deferred income taxes	3,688,288	(108,953)	—		3,578,335
Provision for (recovery from) doubtful accounts	82,721	(30,000)	—		52,721
Tax benefit on stock options exercised	715,963	—	—		715,963
Loss on sale of land	145,695	—	—		145,695
Other non-cash operating items	142,455	—	(494,788)		(352,333)
Changes in operating assets and liabilities:
Accounts receivable	(2,831,863)	(1,442,407)	675,305		(3,598,965)
Inventories	(16,580,927)	(1,932,495)	708,837		(17,804,585)
Prepaid expenses and other current assets	(919,089)	32,390	(71,488)		(958,187)
Other assets	(9,085,551)	35,000	(327,192)		(9,377,743)
Accounts payable	10,226,256	(263,123)	(3,482,709)		6,480,424
Accrued liabilities	(3,870,133)	(734,635)	(79,435)		(4,684,203)
Deferred liability	71,448	—	—		71,448
Pension liability (net)	304,963	—	—		304,963
Income taxes receivable / payable	(5,943,148)	5,079,463	427,596	(9,413)	(445,502)
Intercompany receivables / payables	9,060,584	(9,051,093)	40,939	(50,430)	—

Net cash provided by (used in) operating activities	6,796,140	324,260	116,481	(28,173)	7,208,708

Cash flows provided by (used in) investing activities:
Net proceeds from sales of land and facility	4,815,951	—	—		4,815,951
Intangible assets acquired	—	(5,163)	—		(5,163)
Property, plant and equipment additions	(8,986,070)	(463,377)	(75,642)		(9,525,089)

Net cash used in investing activities	(4,170,119)	(468,540)	(75,642)	—	(4,714,301)

Cash flows provided by (used in) financing activities:
Principal payments under mortgages	(338,456)	—	(43,060)		(381,516)
Payment of capital lease obligations	(112,442)	—	—		(112,442)
Proceeds from the exercise of stock options	364,459	—	—		364,459
Acquisition of treasury stock	(682,828)	—	—		(682,828)

Net cash used in financing activities	(769,267)	—	(43,060)	—	(812,327)

Effect of exchange rate changes on cash	—	—	49,233	28,173	77,406

Net increase (decrease) in cash and cash equivalents	1,856,754	(144,280)	47,012	—	1,759,486
Cash and cash equivalents at beginning of year	1,750,036	(254,133)	617,090	—	2,112,993

Cash and cash equivalents at end of year	$3,606,790	$(398,413)	$664,102	$—	$3,872,479

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2003

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings	$12,692,232	$6,227,787	$1,462,011	$(7,966)	$20,374,064
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	7,408,276	401,257	427,035	20,166	8,256,734
Amortization of display fixtures	5,882,167	—	395,000		6,277,167
Deferred income taxes	(14,646)	(83,549)	—		(98,195)
Provision for doubtful accounts	126,215	176,000	—		302,215
Tax benefit on stock options exercised	1,472,052	—	—		1,472,052
Other non-cash operating items	135,401	—	4,599		140,000
Changes in operating assets and liabilities:
Accounts receivable	(23,663,841)	186,978	(150,069)		(23,626,932)
Inventories	(6,997,178)	(1,337,452)	(2,545,551)		(10,880,181)
Prepaid expenses and other current assets	(96,238)	152,614	29,563		85,939
Other assets	(9,804,771)	35,003	(570,971)		(10,340,739)
Accounts payable	9,093,076	534,797	1,213,751		10,841,624
Accrued liabilities	205,768	591,706	(27,928)		769,546
Deferred liability	1,465,027	—	—		1,465,027
Pension liability (net)	1,922,210	—	—		1,922,210
Income taxes receivable / payable	(1,757,870)	3,594,496	(65,293)	7,966	1,779,299
Intercompany receivables / payables	9,258,172	(10,175,141)	689,353	227,616	—

Net cash provided by operating activities	7,326,052	304,496	861,500	247,782	8,739,830

Cash flows provided by (used in) investing activities:
Net proceeds from sales of land and facility	235,000	—	—		235,000
Intangible assets acquired	(60,000)	—	—		(60,000)
Property, plant and equipment additions	(17,206,055)	(559,579)	(434,086)		(18,199,720)

Net cash used in investing activities	(17,031,055)	(559,579)	(434,086)	—	(18,024,720)

Cash flows provided by (used in) financing activities:
Principal borrowings (payments) under revolving credit agreement, net	12,000,000	—	—		12,000,000
Principal payments under mortgages	(91,400)	—	(32,657)		(124,057)
Principal payment under senior notes	(8,000,000)	—	—		(8,000,000)
Repayment of mortgage	(3,863,190)	—	—		(3,863,190)
Borrowings under mortgage and construction loan	12,480,000	—	—		12,480,000
Payment of capital lease obligations	(104,070)	—	—		(104,070)
Proceeds from the exercise of stock options	117,181	—	—		117,181
Acquisition of treasury stock	(1,415,342)	—	—		(1,415,342)

Net cash provided by (used in) financing activities	11,123,179	—	(32,657)	—	11,090,522

Effect of exchange rate changes on cash	—	—	54,190	(247,782)	(193,592)

Net increase (decrease) in cash and cash equivalents	1,418,176	(255,083)	448,947	—	1,612,040
Cash and cash equivalents at beginning of year	331,860	950	168,143	—	500,953

Cash and cash equivalents at end of year	$1,750,036	$(254,133)	$617,090	$—	$2,112,993

DEL LABORATORIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2002

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings	$11,046,141	$7,193,281	$1,268,648	$(5,123)	$19,502,947
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	6,953,453	342,701	280,333	729	7,577,216
Amortization of display fixtures	3,171,385	—	304,000		3,475,385
Deferred income taxes	119,714	217,020	—		336,734
Provision for (recovery from) doubtful accounts	822,604	219,000	—		1,041,604
Tax benefit on stock options exercised	2,575,483				2,575,483
Loss on sale of land	(2,428,425)	—	—		(2,428,425)
Other non-cash operating items	128,134	—	—		128,134
Changes in operating assets and liabilities:
Accounts receivable	(399,240)	(526,108)	43,078		(882,270)
Inventories	(12,864,381)	(2,817,705)	(1,474,968)		(17,157,054)
Prepaid expenses and other current assets	(513,812)	(143,623)	(21,023)		(678,458)
Other assets	(3,942,243)	34,997	(313,566)		(4,220,812)
Accounts payable	8,737,850	1,253,822	799,795		10,791,467
Accrued liabilities	(473,086)	(1,439,612)	(170,989)		(2,083,687)
Pension liability (net)	1,268,732	—	—		1,268,732
Income taxes receivable / payable	(8,294,375)	3,746,375	(905,689)	5,123	(5,448,566)
Intercompany receivables / payables	7,040,818	(7,413,124)	354,701	17,605	—

Net cash provided by (used in) operating activities	12,948,752	667,024	164,320	18,334	13,798,430

Cash flows provided by (used in) investing activities:
Net proceeds from sales of land and facility	2,940,291	—	—		2,940,291
Property, plant and equipment additions	(8,251,323)	(498,254)	(328,636)		(9,078,213)

Net cash used in investing activities	(5,311,032)	(498,254)	(328,636)	—	(6,137,922)

Cash flows provided by (used in) financing activities:
Principal borrowings (payments) under revolving credit agreement, net	(3,000,000)	—	—		(3,000,000)
Principal payments under mortgages	(331,716)	—	(25,915)		(367,631)
Principal payments under senior notes	(4,000,000)	—	—		(4,000,000)
Repayments on receivables for stock options exercise	13,000	—	—		(13,000)
Proceeds from the exercise of stock options	129,421	—	—		129,421
Acquisition of treasury stock	(2,617,471)	—	—		(2,617,471)

Net cash used in financing activities	(9,806,766)	—	(25,915)	—	(9,832,681)

Effect of exchange rate changes on cash	—	—	3,909	(18,334)	(14,425)

Net increase (decrease) in cash and cash equivalents	(2,169,046)	168,770	(186,322)	—	(2,186,598)
Cash and cash equivalents at beginning of year	2,500,906	(167,820)	354,465	—	2,687,551

Cash and cash equivalents at end of year	$331,860	$950	$168,143	$—	$500,953

SCHEDULE II

DEL LABORATORIES, INC. AND SUBSIDIARIES

Valuation and Qualifying Accounts

Years ended December 31, 2004, 2003 and 2002

Description	Balance at beginning of period	Additions charged to costs and expenses (1)	Deductions(2)	Balance at end of period
Year ended December 31, 2002 allowances for doubtful Accounts	$4,202,000	$1,041,604	$281,253	$4,962,351

Year ended December 31, 2003 allowances for doubtful Accounts	$4,962,351	$302,215	$873,595	$4,390,971

Year ended December 31, 2004 allowances for doubtful accounts	$4,390,971	$52,721	$2,717,427	$1,726,265

(1)	Additions charged to costs and expenses in the year ended December 31, 2002 include $400,000, related to the K-Mart Chapter XI bankruptcy filing.
(2)	Uncollectible accounts written off and net recoveries. Included for the fiscal year ended December 31, 2004 is a charge against the allowance for doubtful accounts of $2,753,129 which represents the write off of the outstanding accounts receivable balance related to the K-Mart Chapter XI bankruptcy filing which was expensed in prior years.

Del Laboratories, Inc.

Offer to Exchange

Its 8% Senior Subordinated Notes due 2012

PROSPECTUS

                    , 2005

DEALER PROSPECTUS DELIVERY OBLIGATION

Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

DELAWARE

Del Laboratories, Inc., Del Pharmaceuticals, Inc., Royce & Rader, Inc. and Del Professional Products, Inc. are incorporated under the laws of the state of Delaware.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The certificate of incorporation of each of Del Laboratories, Inc and Del Professional Products, Inc. provide for the indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the certificate of incorporation of each of Del Laboratories, Inc. and Del Professional Products, Inc. provides that their respective directors shall have no personal liability to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the combined company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

The certificate of incorporation of each of Del Pharmaceuticals, Inc. and Royce & Rader, Inc. provide that their respective directors and officers and any person serving at its request as director or officer of another corporation in which it is a creditor shall be indemnified by Del Pharmaceuticals, Inc. or Royce & Rader, Inc., as the case may be, against all expenses (including costs and attorneys’ fees), actually and necessarily incurred or paid by him in connection with the defense of any action, suit or proceeding to which he may be made a party by reason of his being or having been such director or officer, or by reason of any action or omission or alleged action or omission by him in such capacity, and against any amount or amounts which may be paid by him (other than to the Del Pharmaceuticals, Inc. or Royce & Rader, Inc., as the case may be, in reasonable settlement of any such action, suit or proceeding, where it is in the interest of Del Pharmaceuticals, Inc. or Royce & Rader, Inc., as

the case may be, that such settlement be made. In cases where such action, suit or proceeding proceed to final adjudication, such indemnification shall not extend to matters as to which it is adjudged that such director or officer is liable for negligence or misconduct in the performance of his duties as such.

The by-laws of Del Laboratories, Inc., Del Pharmaceuticals, Inc., and Del Professional Products, Inc. provide for the indemnification of all of their respective current and former directors and current or former officers to the fullest extent permitted by the DGCL. The by-laws of Royce & Rader, Inc. do not contain specific provisions for the indemnification of its directors and officers.

NEW YORK

565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. are incorporated under the laws of the state of New York.

Section 722(a) of the New York Business Corporation Law, or the NYBCL, provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in the preceding paragraph against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines that an indemnity is proper in the circumstances of the case.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Sections 722 and 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court upon application of a director or officer under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the

NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met.

Section 726 of the NYBCL permits, and the by-laws of 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. authorize, the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.

Section 402(b) of the NYBCL provides that a corporation’s Certificate of Incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except liability if a judgment or final adjudication establishes that the directors acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or liability if the act or omission occurred prior to the adoption of a provision authorized by this section. The certificate of incorporation of each of 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. currently do not contain a provision explicitly authorizing a limitation on such liabilities as permitted by Section 402(b).

The by-laws of 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. do not contain specific provisions for the indemnification of its directors and officers.

Each of the registrants has policies in force and effect that insure its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such directors and officers in the discharge of their duties, individually or collectively, or as a result of any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

Pursuant to the employment agreements between DLI and each of William McMenemy, Charles J. Hinkaty, Harvey P. Alstodt and Enzo J. Vialardi, each an executive, filed as exhibits to this registration statement, DLI and each of it subsidiaries have agreed to indemnify and hold each of the executives harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other amounts incurred in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of, or related to, each of the executives’ status as a director, officer-employee and/or agent of DLI or any of its affiliates or each of the executives’ status, if any, as a trustee or other fiduciary of any employee benefit plan sponsored by the Company or any affiliate, other than any such expenses incurred as a result of their gross negligence or willful misconduct or breach of any of their representations, warranties or covenants under their respective employment agreements. In addition, DLI is obligated to provide each of the executives with coverage under the director’s and officer’s liability insurance policies described above. DLI must maintain such coverage for a six-year period following the termination of each executive’s employment at a level equivalent to the most favorable and protective coverage provided to any active officer or director of DLI.

Pursuant to the registration rights agreement, filed as an exhibit to this registration statement, each holder of notes has agreed to indemnify each of the registrant’s respective directors and each of their respective officers who sign this registration statement and persons controlling the registrants, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to the registrants by any such holder in the prospectus.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits.

The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 1, 2004, among DLI Holding Corp., DLI Acquisition Corp. and Del Laboratories, Inc. Filed as Annex A to Del Laboratories, Inc.’s Preliminary Proxy Statement on Amendment No. 1 to Schedule 14A filed November 10, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

3.1	Amended and Restated Certificate of Incorporation of Del Laboratories, Inc.*

3.2	Amended and Restated By-Laws of Del Laboratories, Inc.*

3.3	Certificate of Incorporation of Del Pharmaceuticals, Inc., as amended.*

3.4	Amended and Restated By-Laws of Del Pharmaceuticals, Inc.*

3.5	Certificate of Incorporation of Royce & Rader, Inc., as amended.*

3.6	Amended and Restated By-Laws of Royce & Rader, Inc.*

3.7	Certificate of Incorporation of Parfums Schiaparelli, Inc., as amended.*

3.8	Amended and Restated By-Laws of Parfums Schiaparelli, Inc.*

3.9	Certificate of Incorporation of 565 Broad Hollow Realty Corp., as amended.*

3.10	Amended and Restated By-Laws of 565 Broad Hollow Realty Corp.*

3.11	Certificate of Incorporation of Del Professional Products, Inc.*

3.12	By-Laws of Del Professional Products, Inc.*

4.1	Credit Agreement, dated as of January 27, 2005, by and among DLI Holding II Corp., DLI Acquisition Corp., the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, J.P. Morgan Securities, Inc. and Bear, Stearns & Co., Inc., as joint lead arrangers and joint bookrunners, Bear Stearns Corporate Lending Inc., as syndication agent, Deutsche Bank Securities Inc., as documentation agent and as co-agent, and JP Morgan Chase Bank, N.A., as administrative agent.*

4.2	Assumption Agreement, dated as of January 27, 2005, between DLI Acquisition Corp. and Del Laboratories, Inc., and consented to by JPMorgan Chase Bank, N.A., as administrative agent.*

4.3	Guarantee and Collateral Agreement, dated as of January 27, 2005, made by DLI Holding II Corp., DLI Acquisition Corp., Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. in favor of JPMorgan Chase Bank, N.A., as administrative agent.*

4.4	Indenture, dated as of January 27, 2005, by and among DLI Acquisition Corp., which merged with and into Del Laboratories, Inc. with Del Laboratories, Inc. continuing as the surviving corporation, Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee.*

4.5	Supplemental Indenture, dated as of January 27, 2005, by and among Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee.*

4.6	Registration Rights Agreement, dated as of January 27, 2005, by and among DLI Acquisition Corp., and Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. relating to the 8.00% Senior Subordinated Notes due 2012 of DLI Acquisition Corp.*

Exhibit Number	Description
4.7	First Amendment to the Registration Rights Agreement, dated as of January 27, 2005, among Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. relating to the 8.00% Senior Subordinated Notes due 2012 of Del Laboratories, Inc., as successor by merger to DLI Acquisition Corp. *

4.8	Form of 8.00% Senior Subordinated Notes due 2012 of Del Laboratories, Inc., as successor by merger to DLI Acquisition Corp. (included in Exhibit 4.4 hereto).*

5.1	Opinion of Debevoise & Plimpton LLP. *

10.1	Financial Advisory Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Kelso & Company, L.P. *

10.2	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. *

10.3	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. *

10.4	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. *

10.5	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Enzo J. Vialardi. *

10.6	Stockholders Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. *

10.7	Registration Rights Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. *

10.8	DLI Holding Corp. Stock Incentive Plan. *

10.9	Form of Option Agreement under DLI Holding Corp. Stock Incentive Plan. *

10.10	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. *

10.11	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. *

10.12	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. *

10.13	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. *

10.14	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty.*

10.15	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. *

10.16	Letter of Understanding, dated as of November 10, 2004, by and among DLI Holding Corp., Del Laboratories, Inc. and Dan K. Wassong. *

10.17	Employee Pension Plan, effective January 1, 1997 (amended and restated). Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

Exhibit Number	Description
10.18	Amendment No. 1 to Employee Pension Plan. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.19	Amendment No. 2 to Employee Pension Plan. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.20	Employee Stock Ownership Plan, effective January 1, 1997 (amended and restated). Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.21	Amendment No. 1 to Employee Stock Ownership Plan. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.22	Amendment No. 2 to Employee Stock Ownership Plan. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.23	Amendment No. 3 to Employee Stock Ownership Plan. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.24	401(k) Plan effective January 1, 1997 (amended and restated). Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.25	Amendment No. 1 to 401(k) Plan. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.26	Amendment No. 2 to 401(k) Plan. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.27	Amendment No. 3 to 401(k) Plan. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.28	Amended and Restated Supplemental Executive Retirement Plan. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.29	Amended and Restated Employment Agreement, dated as of July 1, 1999, between Del Laboratories, Inc. and Dan K. Wassong. Filed as Exhibit 10.14 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 30, 2000 (Commission File No. 001-05439) and incorporated herein by reference.

10.30	Amendment, dated as of April 22, 2002, to Dan K. Wassong Employment Agreement. Filed as Exhibit 10.12 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.31	Life Insurance Agreement, dated as of February 18, 1993. Filed as Exhibit 9 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 31, 1994 (Commission File No. 001-05439) and incorporated herein by reference.

10.32	Limited Liability Company Agreement of DLI Holding LLC, dated as of January 27, 2005, by and among Kelso Investment Associates VII, L.P., KEP VI, LLC, William McMenemy, Charles Hinkaty, Harvey Alstodt and Magnetite Asset Investors III L.L.C.*

12.1	Computation of Ratio of Earnings to Fixed Charges.*

Exhibit Number	Description
21.1	List of subsidiaries. *

23.1	Consent of KPMG LLP. *

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1). *

25.1	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1. *

99.1	Form of Letter of Transmittal. *

99.2	Form of Notice of Guaranteed Delivery. *

99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner. *

*	Filed herewith

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Del Laboratories, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on April 27, 2005.

DEL LABORATORIES, INC.

By:	/s/ ENZO J. VIALARDI
Name:	Enzo J. Vialardi
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 27, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ WILLIAM MCMENEMY William McMenemy	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ ENZO J. VIALARDI Enzo Vialardi	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ HARVEY P. ALSTODT Harvey P. Alstodt	Director

/S/ PHILIP E. BERNEY Philip E. Berney	Director

/S/ CHARLES J. HINKATY Charles J. Hinkaty	Director

/S/ CHURCH M. MOORE Church M. Moore	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Del Pharmaceuticals, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on April 27, 2005.

DEL PHARMACEUTICALS, INC.

By:	/s/ ENZO J. VIALARDI
Name:	Enzo J. Vialardi
Title:	Executive Vice President, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 27, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ WILLIAM MCMENEMY William McMenemy	Director

/s/ CHARLES J. HINKATY Charles J. Hinkaty	President and Director (Principal Executive Officer)

/s/ ENZO J. VIALARDI Enzo Vialardi	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, 565 Broad Hollow Realty Corp. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on April 27, 2005.

565 BROAD HOLLOW REALTY CORP.

By:	/s/ ENZO J. VIALARDI
Name:	Enzo J. Vialardi
Title:	Executive Vice President, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 27, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ WILLIAM MCMENEMY William McMenemy	Chief Executive Officer and Director (Principal Executive Officer)

/s/ ENZO J. VIALARDI Enzo Vialardi	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Parfums Schiaparelli, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on April 27, 2005.

PARFUMS SCHIAPARELLI, INC.

By:	/s/ ENZO J. VIALARDI
Name:	Enzo J. Vialardi
Title:	Executive Vice President, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 27, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ WILLIAM MCMENEMY William McMenemy	Chief Executive Officer and Director (Principal Executive Officer)

/s/ ENZO J. VIALARDI Enzo Vialardi	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Royce & Rader, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on April 27, 2005.

ROYCE & RADER, INC.

By:	/s/ ENZO J. VIALARDI
Name:	Enzo J. Vialardi
Title:	Executive Vice President, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 27, 2005 by the following persons in the capacities indicated.

Signature	Title

/S/ WILLIAM MCMENEMY William McMenemy	Chief Executive Officer and Director (Principal Executive Officer)

/s/ ENZO J. VIALARDI Enzo Vialardi	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Del Professional Products, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on April 27, 2005.

DEL PROFESSIONAL PRODUCTS, INC.

By:	/s/ ENZO J. VIALARDI
Name:	Enzo J. Vialardi
Title:	Executive Vice President, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 27, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ WILLIAM MCMENEMY William McMenemy	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ ENZO J. VIALARDI Enzo Vialardi	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

/s/ CHARLES J. HINKATY Charles J. Hinkaty	Vice President and Director

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 1, 2004, among DLI Holding Corp., DLI Acquisition Corp. and Del Laboratories, Inc. Filed as Annex A to Del Laboratories, Inc.’s Preliminary Proxy Statement on Amendment No. 1 to Schedule 14A filed November 10, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

3.1	Amended and Restated Certificate of Incorporation of Del Laboratories, Inc.*

3.2	Amended and Restated By-Laws of Del Laboratories, Inc.*

3.3	Certificate of Incorporation of Del Pharmaceuticals, Inc., as amended.*

3.4	Amended and Restated By-Laws of Del Pharmaceuticals, Inc.*

3.5	Certificate of Incorporation of Royce & Rader, Inc., as amended.*

3.6	Amended and Restated By-Laws of Royce & Rader, Inc.*

3.7	Certificate of Incorporation of Parfums Schiaparelli, Inc., as amended.*

3.8	Amended and Restated By-Laws of Parfums Schiaparelli, Inc.*

3.9	Certificate of Incorporation of 565 Broad Hollow Realty Corp., as amended.*

3.10	Amended and Restated By-Laws of 565 Broad Hollow Realty Corp.*

3.11	Certificate of Incorporation of Del Professional Products, Inc.*

3.12	By-Laws of Del Professional Products, Inc.*

4.1	Credit Agreement, dated as of January 27, 2005, by and among DLI Holding II Corp., DLI Acquisition Corp., the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, J.P. Morgan Securities, Inc. and Bear, Stearns & Co., Inc., as joint lead arrangers and joint bookrunners, Bear Stearns Corporate Lending Inc., as syndication agent, Deutsche Bank Securities Inc., as documentation agent and as co-agent, and JP Morgan Chase Bank, N.A., as administrative agent.*

4.2	Assumption Agreement, dated as of January 27, 2005, between DLI Acquisition Corp. and Del Laboratories, Inc., and consented to by JPMorgan Chase Bank, N.A., as administrative agent.*

4.3	Guarantee and Collateral Agreement, dated as of January 27, 2005, made by DLI Holding II Corp., DLI Acquisition Corp., Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. in favor of JPMorgan Chase Bank, N.A., as administrative agent.*

4.4	Indenture, dated as of January 27, 2005, by and among DLI Acquisition Corp., which merged with and into Del Laboratories, Inc. with Del Laboratories, Inc. continuing as the surviving corporation, Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee.*

4.5	Supplemental Indenture, dated as of January 27, 2005, by and among Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee.*

4.6	Registration Rights Agreement, dated as of January 27, 2005, by and among DLI Acquisition Corp., and Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. relating to the 8.00% Senior Subordinated Notes due 2012 of DLI Acquisition Corp.*

Exhibit Number	Description
4.7	First Amendment to the Registration Rights Agreement, dated as of January 27, 2005, among Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. relating to the 8.00% Senior Subordinated Notes due 2012 of Del Laboratories, Inc., as successor by merger to DLI Acquisition Corp. *

4.8	Form of 8.00% Senior Subordinated Notes due 2012 of Del Laboratories, Inc., as successor by merger to DLI Acquisition Corp. (included in Exhibit 4.4 hereto).*

5.1	Opinion of Debevoise & Plimpton LLP. *

10.1	Financial Advisory Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Kelso & Company, L.P. *

10.2	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. *

10.3	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. *

10.4	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. *

10.5	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Enzo J. Vialardi. *

10.6	Stockholders Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. *

10.7	Registration Rights Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. *

10.8	DLI Holding Corp. Stock Incentive Plan. *

10.9	Form of Option Agreement under DLI Holding Corp. Stock Incentive Plan. *

10.10	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. *

10.11	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. *

10.12	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. *

10.13	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. *

10.14	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty.

10.15	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. *

10.16	Letter of Understanding, dated as of November 10, 2004, by and among DLI Holding Corp., Del Laboratories, Inc. and Dan K. Wassong. *

10.17	Employee Pension Plan, effective January 1, 1997 (amended and restated). Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

Exhibit Number	Description
10.18	Amendment No. 1 to Employee Pension Plan. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.19	Amendment No. 2 to Employee Pension Plan. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.20	Employee Stock Ownership Plan, effective January 1, 1997 (amended and restated). Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.21	Amendment No. 1 to Employee Stock Ownership Plan. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.22	Amendment No. 2 to Employee Stock Ownership Plan. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.23	Amendment No. 3 to Employee Stock Ownership Plan. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.24	401(k) Plan effective January 1, 1997 (amended and restated). Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.25	Amendment No. 1 to 401(k) Plan. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.26	Amendment No. 2 to 401(k) Plan. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.27	Amendment No. 3 to 401(k) Plan. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.28	Amended and Restated Supplemental Executive Retirement Plan. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.29	Amended and Restated Employment Agreement, dated as of July 1, 1999, between Del Laboratories, Inc. and Dan K. Wassong. Filed as Exhibit 10.14 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 30, 2000 (Commission File No. 001-05439) and incorporated herein by reference.

10.30	Amendment, dated as of April 22, 2002, to Dan K. Wassong Employment Agreement. Filed as Exhibit 10.12 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.31	Life Insurance Agreement, dated as of February 18, 1993. Filed as Exhibit 9 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 31, 1994 (Commission File No. 001-05439) and incorporated herein by reference.

10.32	Limited Liability Company Agreement of DLI Holding LLC, dated as of January 27, 2005, by and among Kelso Investment Associates VII, L.P., KEP VI, LLC, William McMenemy, Charles Hinkaty, Harvey Alstodt and Magnetite Asset Investors III L.L.C.*

12.1	Computation of Ratio of Earnings to Fixed Charges.*

Exhibit Number	Description
21.1	List of subsidiaries. *

23.1	Consent of KPMG LLP. *

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1). *

25.1	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1. *

99.1	Form of Letter of Transmittal. *

99.2	Form of Notice of Guaranteed Delivery. *

99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner. *

*	Filed herewith.